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As filed with the Securities and Exchange Commission on December 5, 2003.

Registration No. 333-

Securities And Exchange Commission
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	91-1815009 (I.R.S. Employer Identification No.)
300 E. Market Street Aberdeen, Washington 98520 (360) 533-8870 (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive office)
Dennis A. Long 300 E. Market Street Aberdeen, Washington 98520 (360) 533-8870 (Name and address, including ZIP code, and telephone number, including area code, of agent for service)

with copies to:
Mary Ann Frantz, Esq. David G. Post, Esq. Miller Nash LLP 111 S.W. Fifth Avenue, Suite 3400 Portland, Oregon 97204-3638 (503) 224-5858 Facsimile: (503) 224-0155	Stephen M. Klein, Esq. Kimberly F. Stephan, Esq. Graham & Dunn PC Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 624-8300 Facsimile: (206) 340-9599

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the merger as described in the enclosed proxy statement/prospectus have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $1.00 par value	700,000	N/A	$20,794,133	$1,683

(1)
Represents the maximum number of shares of common stock, $1.00 par value per share, estimated to be issuable by Pacific Financial Corporation ("Pacific") upon consummation of the merger.

(2)
Calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, the proposed maximum offering price is the product of (A) the average of the high and low sales prices of BNW Bancorp, Inc., common stock ($25.25) as reported on the OTC Bulletin Board™ on November 24, 2003, the most recent date on which the BNW Bancorp common stock traded prior to the filing of this registration statement, and (B) 823,530 (the maximum number of shares of BNW Bancorp common stock that may be exchanged for Pacific common stock in the merger).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
JOINT PROXY STATEMENT/PROSPECTUS

        The boards of directors of Pacific Financial Corporation and BNW Bancorp, Inc., have agreed to a merger of BNW Bancorp into Pacific Financial. We believe the merger will result in greater shareholder value than could be achieved if Pacific Financial or BNW Bancorp continue to operate independently.

        Upon completion of the transaction, each share of BNW Bancorp common stock (other than any dissenting shares) will be converted into the right to receive 0.85 shares of common stock of Pacific Financial. Each share of Pacific Financial common stock will be unaffected by the merger and will remain outstanding. Outstanding options to purchase shares of BNW Bancorp common stock will be converted into options to purchase Pacific Financial common stock based on the exchange ratio in the merger.

        It is anticipated that, after the merger is completed, approximately 2,510,000 shares of Pacific Financial (as the surviving corporation in the merger), or 80%, will be held by Pacific's shareholders immediately prior to the merger and approximately 610,000 shares, or 20%, will be held by the former shareholders of BNW. In addition, approximately 623,340 shares of Pacific common stock will be reserved for issuance under stock option plans and outstanding options of the surviving corporation.

        The proposed merger is subject to a number of conditions as described in the attached joint proxy statement/prospectus and set forth in the agreement and plan of merger, including, among others, approval by the shareholders of both Pacific Financial and BNW Bancorp. A copy of the agreement and plan of merger is included with this document as Appendix A for your consideration.

        To be adopted, the proposal to approve the agreement and plan of merger must receive (i) the affirmative vote of a majority of the votes cast at a special meeting of Pacific Financial shareholders called to consider the merger and (ii) the affirmative vote of the holders of two-thirds of the outstanding shares of BNW Bancorp common stock.

        This document gives you detailed information about the merger and the special shareholder meetings called to consider and vote upon the merger agreement. Before submitting your proxy or voting your shares, you should review this document carefully, including the appendices and the information under the heading "Risk Factors" beginning on page 14.

        Pacific Financial is a reporting company under the Securities Exchange Act of 1934, as amended, and therefore files periodic reports with the Securities and Exchange Commission. These reports can be viewed at the Commission's web site at http://www.sec.gov. Pacific Financial's common stock is not listed for trading on any stock exchange or trading market.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or the terms of the merger agreement or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                        , 2003, and is first being mailed to you on or about                        , 2003.

WHERE YOU CAN FIND MORE INFORMATION

        Pacific Financial Corporation files annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission electronically. You may review these documents at the SEC website found at http://www.sec.gov. You may also read and obtain copies of these documents from the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for information on the operation of the public reference room.

        The SEC allows Pacific to incorporate important business and financial information about it from documents filed with the SEC that are not included in this document. See "Incorporation of Certain Information by Reference" on page 87. Incorporated documents are available without charge to security holders upon written or oral request to:

    Sandra Key, Executive Secretary
    Pacific Financial Corporation
    300 E. Market Street
    Aberdeen, Washington 98520-5244
    www.thebankofpacific.com
    (360) 533-8870

        To obtain timely delivery of any documents, please request information prior to                      , 2004. Documents may also be reviewed at and printed from the SEC's website at http://www.sec.gov.

        As required by the SEC, this document is accompanied by copies of Pacific's Annual Report on Form 10-K for the year ended December 31, 2002, and most recent quarterly report on Form 10-Q for the period ended September 30, 2003. These reports include important financial and other information about Pacific Financial that otherwise would be required to be included in this document.

        Pacific has filed a registration statement on Form S-4 to register up to 700,000 shares of Pacific common stock. This document is part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, through the SEC's public reference room as described above, or by accessing it at the SEC's website.

PACIFIC FINANCIAL CORPORATION
300 E. Market Street
Aberdeen, Washington 98520-5244

                        , 2003

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of Pacific Financial Corporation to be held on                        ,                         , 2004, at              p.m., local time, at the main office of our banking subsidiary, Bank of the Pacific, located at 300 E. Market Street, Aberdeen, Washington.

        At the special meeting, shareholders will be considering and voting upon a proposal to approve the agreement and plan of merger dated as of October 22, 2003, between Pacific Financial and BNW Bancorp, Inc., under which BNW Bancorp will be merged into Pacific Financial. If the merger agreement is approved and the merger consummated, each outstanding share of BNW Bancorp common stock will be converted into the right to receive 0.85 shares of Pacific Financial common stock.

        The notice of special meeting of shareholders and joint proxy statement/prospectus are enclosed, and we encourage you to review carefully the information provided, which explains in detail the merger, the agreement and plan of merger, and the background to the transaction.

        A proxy card is enclosed. Please sign, date and return the proxy card indicating your voting instructions with respect to the approval of the merger agreement. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

        Your board of directors believes that the merger is in the best interests of the company and its shareholders and unanimously recommends that you vote FOR the proposal to approve the merger agreement.

        We look forward to seeing you at the meeting.

        Sincerely,

Joseph A. Malik Chairman of the Board	Dennis A. Long President and Chief Executive Officer

BNW BANCORP, INC.
100 Grand Avenue
Bellingham, Washington 98225

                        , 2003

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of BNW Bancorp, Inc., a Washington corporation, to be held on                        ,                         , 2004, at              a.m., local time, at the Hotel Bellwether, located at One Bellwether Way, Bellingham, Washington.

        At the special meeting, you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger dated as of October 22, 2003, between Pacific Financial Corporation and BNW Bancorp, under which BNW Bancorp will be merged with and into Pacific Financial. If the merger agreement is approved and the merger consummated, each outstanding share of BNW Bancorp common stock will be converted into the right to receive 0.85 shares of Pacific Financial common stock.

        We believe the merger will enhance shareholder value by enabling BNW Bancorp to better meet the competitive challenges of the banking industry in the state of Washington. Following the merger, our branches will continue to operate under the name "Bank NorthWest." A detailed explanation of the proposed merger is contained in the enclosed joint proxy statement/prospectus, together with a formal notice of the meeting. You are encouraged to read the enclosed materials carefully.

        Your board of directors believes that the merger is in the best interests of our company and its shareholders and unanimously recommends that you vote FOR the proposal to approve the merger agreement.

        The merger cannot be completed unless you approve it.    Regardless of the number of shares you own, it is important that your shares be represented and voted at the special meeting. Please complete, date, sign, and return your proxy in the return envelope provided. The affirmative vote of at least two-thirds of the outstanding shares of common stock of BNW Bancorp is required to approve the merger agreement. Accordingly, a failure to vote, either by not returning the enclosed proxy or by checking the abstain box, will have the same effect as a vote against approval of the merger agreement.

        On behalf of your board of directors, we thank you for your support and encourage you to vote FOR approval of the merger agreement. We hope to see you at the special meeting.

        Best regards,

John R. Ferlin Chairman of the Board	Donald D. Zimmerman President and Chief Executive Officer

Pacific Financial Corporation

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                        , 2004

To the Shareholders of Pacific Financial Corporation:

        A special meeting of shareholders of Pacific Financial Corporation will be held at the main office of our banking subsidiary, Bank of the Pacific, located at 300 E. Market Street, Aberdeen, Washington, on                        , 2004, at             p.m., local time, to consider and vote upon:

          1.     A proposal to approve the Agreement and Plan of Merger dated as of October 22, 2003, between Pacific Financial and BNW Bancorp, Inc., pursuant to which BNW Bancorp will merge into Pacific Financial and Pacific Financial will issue 0.85 shares of Pacific Financial common stock in exchange for each share of BNW Bancorp common stock surrendered in the merger.

          2.     To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

        The proposed merger transaction is discussed more fully in the proxy statement/prospectus accompanying this notice, and a copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus. We urge you to read this document and its appendices carefully.

        Holders of record of Pacific Financial common stock at the close of business on December 18, 2003, are entitled to receive this notice and to vote at the meeting or any adjournment or postponement.

        Your vote is important.    Whether or not you expect to attend the meeting, please complete, sign, date and return the accompanying proxy using the enclosed envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

        The board of directors of Pacific Financial believes the agreement and plan of merger is fair to and in the best interests of Pacific Financial and its shareholders and unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

By Order of the Board of Directors,
Aberdeen, Washington , 2003	John Van Dijk Secretary

BNW Bancorp

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                        , 2004

To the Shareholders of BNW Bancorp, Inc.:

        A special meeting of shareholders of BNW Bancorp, Inc., will be held on            ,                         , 2004, at             a.m., local time, at the Hotel Bellwether, located at One Bellwether Way, Bellingham, Washington, to consider and vote upon:

          1.     A proposal to approve the Agreement and Plan of Merger dated as of October 22, 2003, between Pacific Financial Corporation and BNW Bancorp, pursuant to which BNW Bancorp will merge into Pacific Financial and Pacific Financial will issue 0.85 shares of Pacific Financial common stock in exchange for each share of BNW Bancorp common stock surrendered in the merger.

          2.     A proposal to adjourn the meeting, if necessary, to permit us to solicit additional proxies in the event we do not have sufficient votes to approve the merger as of the date of the meeting.

        The proposed merger transaction is discussed more fully in the proxy statement/prospectus accompanying this notice, and a copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus. We urge you to read this document and its appendices carefully.

        Holders of record of BNW Bancorp common stock at the close of business on December 18, 2003, are entitled to receive this notice and vote at the meeting or any adjournment or postponement.

        BNW Bancorp shareholders have the right to dissent from the merger and obtain payment of the fair value of their BNW Bancorp shares under the applicable provisions of Washington law. A copy of the applicable statutes regarding dissenters' rights is attached as Appendix B to the accompanying proxy statement/prospectus. For details of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger—Dissenters' Rights" beginning on page 53.

        Your vote is important.    Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy using the enclosed envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting. If you do not vote your shares, it will have the same effect as voting against the merger.

        The board of directors of BNW Bancorp has determined that the agreement and plan of merger is fair to and in the best interests of BNW Bancorp and its shareholders and unanimously recommends that you vote FOR approval of the merger agreement.

        Please do not send any certificates for your stock at this time. You will receive instructions on how to exchange your certificates soon after the merger is consummated.

By Order of the Board of Directors,
Bellingham, Washington , 2003	Donald D. Zimmerman President and Chief Executive Officer

i

ii

Appendix A    Agreement and Plan of Merger
Appendix B    Washington Statutes Regarding Dissenters' Rights
Appendix C    Opinion of Financial Advisor to Pacific Financial
Appendix D    Opinion of Financial Advisor to BNW Bancorp

iii

SUMMARY

        This summary, together with the following sections entitled "Questions and Answers About the Merger" and "Questions and Answers About the Special Meetings," highlights selected information from this joint proxy statement/prospectus discussed in greater detail in this document. We urge you to read carefully the entire joint proxy statement/prospectus, its appendices, and any other documents to which we refer to fully understand the merger before you vote your shares.

SUMMARY INFORMATION

Information About Pacific Financial and BNW Bancorp

Pacific Financial Corporation
300 E. Market Street
Aberdeen, Washington 98520
(360) 533-8870

        Pacific Financial is a financial holding company headquartered in Aberdeen, Washington that engages in a general banking business through its banking subsidiary, Bank of the Pacific. Bank of the Pacific is a Washington-chartered banking corporation that engages in banking through ten branches located in communities throughout Grays Harbor, Pacific, and Wahkiakum counties in western Washington, and a loan production office in Gearhart, Oregon. At September 30, 2003, Pacific Financial had total assets of approximately $297.2 million, total loans receivable of approximately $193.7 million, total deposits of approximately $252.7 million, and total shareholders' equity of approximately $28.0 million. Although a reporting company with the Securities and Exchange Commission ("SEC"), Pacific Financial's common stock is not listed for trading on any securities exchange or market. Deposits of Bank of the Pacific are insured by the Federal Deposit Insurance Corporation ("FDIC").

BNW Bancorp, Inc.
100 Grand Avenue
Bellingham, Washington 98225
(360) 734-0544

        BNW Bancorp, Inc., is a bank holding company that operates Bank NorthWest, its Washington-chartered banking subsidiary. Bank NorthWest provides banking services to businesses and to individuals through five locations in Whatcom County, Washington, including its largest city, Bellingham, Washington. At September 30, 2003, BNW Bancorp had total assets of approximately $97.9 million, total loans receivable of approximately $83.8 million, total deposits of approximately $85.9 million and total shareholders' equity of approximately $6.9 million. BNW Bancorp's common stock trades on the OTC Bulletin Board™ under the symbol "BBCP.OB." BNW Bancorp is not a reporting company with the SEC. Deposits of Bank NorthWest are insured by the FDIC.

Transaction

        BNW Bancorp will merge into Pacific Financial, immediately followed by the merger of Bank NorthWest into Bank of the Pacific. In the merger, each share of BNW Bancorp common stock outstanding immediately before the merger will be exchanged for 0.85 shares of Pacific Financial common stock, provided that shares as to which dissenters' rights have been properly asserted will be treated in accordance with the applicable provisions of Washington law. The agreement and plan of merger is attached to this document as Appendix A. We encourage you to read the agreement carefully.

Effect of the Merger

        BNW Bancorp and Bank NorthWest will cease to exist at the time of the merger. Branches of Bank NorthWest will become branches of Bank of the Pacific, although existing branches will continue to operate under the name "Bank NorthWest" after closing.

Special Meeting—Pacific Financial Corporation

        The Pacific Financial meeting will be held at             p.m., on                        , 2004, at the main office of its banking subsidiary, Bank of the Pacific, located at 300 E. Market Street, Aberdeen, Washington. If you were a Pacific Financial shareholder as of the close of business on December 18, 2003, you are entitled to vote at the meeting. The only items of business at the meeting are consideration of the proposal to approve the agreement and plan of merger.

Special Meeting—BNW Bancorp

        The BNW Bancorp meeting will be held at             a.m., on                        , 2004, at the Hotel Bellwether, One Bellwether Way, Bellingham, Washington. If you were a BNW Bancorp shareholder as of the close of business on December 18, 2003, you are entitled to vote at the meeting. The only items of business are consideration of the proposal to approve the agreement and plan of merger and, if necessary, a proposal to adjourn the meeting to solicit additional proxies.

Approval of the Merger Agreement

        To be approved by Pacific Financial shareholders, the agreement and plan of merger must receive the affirmative vote of a majority of the votes cast on the proposal at the meeting.

        To be approved by BNW Bancorp shareholders, the agreement and plan of merger must be approved by the holders of two-thirds of the outstanding shares of BNW Bancorp common stock. As a result, if you are a BNW shareholder and you fail to vote or abstain from voting on the proposal to approve the merger agreement, your action will have the same effect as a vote against the merger.

Shares Owned by Directors and Executive Officers

        On December 18, 2003, Pacific Financial's directors and executive officers beneficially owned            Pacific Financial shares, of which             are entitled to be voted at the meeting. Those shares constitute approximately            % of the total shares outstanding and entitled to vote. Each Pacific director and executive officer has indicated that he or she will vote his or her shares in favor of approval of the merger agreement.

        On December 18, 2003, BNW Bancorp's directors and executive officers beneficially owned            BNW Bancorp shares, of which            are entitled to be voted at the meeting. Those shares constitute approximately            % of the total shares outstanding and entitled to vote. Each BNW Bancorp director has agreed to vote his or her shares in favor of approval of the merger agreement.

Pacific Financial's Advisor Has Opined That the Consideration Is Fair to Pacific's Shareholders

        Columbia Financial Advisors, Inc. ("CFAI"), has served as financial advisor to Pacific Financial in connection with the merger and has given an opinion to Pacific Financial's board of directors that, as of October 22, 2003, the consideration Pacific Financial will pay for the BNW Bancorp common stock in the merger is fair, from a financial point of view, to the shareholders of Pacific Financial. A copy of the opinion delivered by CFAI is attached to this document as Appendix C. Pacific Financial shareholders should read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by CFAI in providing its opinion. The opinion is more fully described under the heading "Opinion of Financial Advisor to Pacific Financial" below. Pacific Financial paid CFAI a fee of $48,000 for its services.

Recommendation of Pacific Financial Board of Directors

        Pacific Financial's board of directors believes that the merger is in the best interests of Pacific Financial and its shareholders, has unanimously approved the merger agreement, and recommends that Pacific Financial shareholders vote "FOR" approval of the merger agreement.

BNW Bancorp's Financial Advisor Has Opined That the Merger Consideration Is Fair to BNW Bancorp Shareholders

        D.A. Davidson & Co. has served as financial advisor to BNW Bancorp in connection with the merger and has given an opinion to BNW Bancorp's board of directors that, as of October 21, 2003, the consideration BNW Bancorp shareholders will receive for their BNW Bancorp common stock in the merger is fair, from a financial point of view, to BNW Bancorp shareholders. A copy of the opinion delivered by D.A. Davidson is attached to this document as Appendix D. BNW Bancorp shareholders should read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by D.A. Davidson in providing its opinion. The opinion is more fully described under the heading "Opinion of Financial Advisor to BNW Bancorp" below. BNW Bancorp agreed to pay D.A. Davidson a fee for its services in the amount of $200,000.

Recommendation of BNW Bancorp Board of Directors

        BNW Bancorp's board of directors believes that the merger is in the best interests of BNW Bancorp and its shareholders, has unanimously approved the merger agreement, and recommends that BNW Bancorp shareholders vote "FOR" approval of the merger agreement.

Dissenters' Rights of BNW Bancorp Shareholders

        Under Washington law, BNW Bancorp shareholders have the right to dissent from the merger and receive cash for the fair value of their shares of common stock. A shareholder electing to dissent must strictly comply with all procedures required by Washington law. These procedures are described more fully later in this document under the heading "The Merger—Dissenters' Rights" beginning on page 53. A copy of the relevant portions of Washington law is attached as Appendix B to this document.

Accounting Treatment

        The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States.

Interests of BNW Bancorp Officers and Directors

        Certain members of BNW Bancorp's management have interests in the merger that are different from, or in addition to, their interests as BNW Bancorp shareholders. These interests arise out of existing option agreements and severance agreements that they have entered into with Bank NorthWest, employment agreements between certain officers and Pacific Financial which take effect upon completion of the merger, and provisions in the merger agreement relating to indemnification and continuing service of certain directors. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 48.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Why are Pacific Financial and BNW Bancorp agreeing to merge?

        We believe the merger of BNW Bancorp into Pacific Financial will result in greater long-term shareholder value by permitting the combined companies and bank subsidiaries to operate more competitively and efficiently in the markets in which they do business. We believe the two companies share core values and business cultures and that the combination of the companies will strengthen operations, enabling the combined entity to offer additional products and services, make larger loans to borrowers, and increase opportunities for employees.

        BNW Bancorp also believes that the merger consideration to be received by BNW Bancorp shareholders in the merger is attractive and that prospects for increased shareholder value will be enhanced. Pacific Financial's operating capabilities, financial position, and technologies will strengthen Bank NorthWest's operations and enable BNW Bancorp to forgo additional fund raising that could be dilutive to current shareholders. Also, Pacific Financial has historically paid significant cash dividends on its stock while BNW Bancorp has not.

What will BNW Bancorp shareholders receive in the merger?

        Under the terms of the agreement and plan of merger, Pacific Financial will issue 0.85 shares for each share of BNW Bancorp common stock (other than dissenting shares). Following the merger, BNW Bancorp shareholders prior to the merger will own approximately 20% of the outstanding common stock of Pacific Financial, as the surviving corporation in the merger.

What risks should I consider in evaluating the merger proposal?

        You should review carefully our discussion of "Risk Factors" beginning on page 14. You should also review the factors considered by your board of directors in approving the merger agreement as described under the headings "—Reasons for the Merger—Pacific Financial" beginning on page 19, and "—Reasons for the Merger—BNW Bancorp" beginning on page 20.

When do you expect the merger to be completed?

        We are working to complete the merger as quickly as possible and anticipate completion in the first quarter of 2004. The merger is, however, subject to several conditions, including, among others, shareholder and federal and state regulatory approvals. We filed applications with appropriate bank regulatory authorities on                        , 2003. See "The Merger—Regulatory Approvals Required" beginning on page 44. We do not know the exact timing for completing the merger.

Who will manage the combined company?

        Following the merger, the Pacific Financial board of directors will consist of 17 directors, including all of the current directors of Pacific Financial and John R. Ferlin, G. Dennis Archer, and Stewart L. Thomas, who were selected from among current BNW Bancorp directors. The Bank of the Pacific board will be identical to the Pacific Financial board.

        Dennis A. Long will continue as President and Chief Executive Officer of the combined company. Donald D. Zimmerman, President and Chief Executive Officer of BNW Bancorp, will serve the combined bank as Area President of the Whatcom County operations for at least a year following completion of the merger. John Van Dijk will continue as Chief Financial Officer of Pacific Financial. Several other senior officers of Bank NorthWest are expected to remain with the combined company.

What are the tax consequences of the merger?

        We have structured the merger so that Pacific Financial and BNW Bancorp and our respective shareholders will not recognize any gain or loss for federal income tax purposes in the merger, other than with respect to cash received for fractional or dissenting shares. See the discussion under the heading "The Merger—Certain Federal Income Tax Consequences" beginning on page 51.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

What is the purpose of this joint proxy statement/prospectus?

        This document serves as a proxy statement for both Pacific Financial and BNW Bancorp and a prospectus for Pacific Financial, which is issuing common stock in the merger. As a proxy statement, it is being provided to you because the boards of directors of Pacific Financial and BNW Bancorp are soliciting your proxies to vote to approve the proposed agreement and plan of merger at the respective shareholder meetings of Pacific Financial and BNW Bancorp. As a prospectus, it is being provided to you by Pacific Financial because BNW Bancorp shareholders are being offered shares of Pacific Financial common stock as consideration in the merger.

When and where will the special meetings take place?

        Pacific Financial will hold a special meeting of its shareholders on                        , 2004, at             p.m., local time, at the main office of its banking subsidiary, Bank of the Pacific, located at 300 E. Market Street, Aberdeen, Washington.

        BNW Bancorp will hold a special meeting of shareholders on                        , 2004, at     a.m., local time, at the Hotel Bellwether, One Bellwether Way, Bellingham, Washington.

What vote is required to approve the merger agreement?

        The merger agreement will be approved if the proposals to approve the agreement receive the affirmative vote of:

  (i)
  the holders of a majority of the votes cast at the meeting of Pacific Financial shareholders; and

  (ii)
  the holders of two-thirds of the outstanding shares of BNW Bancorp stock.

How do I vote?

        To vote, please indicate on the enclosed proxy card how you want to vote and then sign, date, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting.

What happens if I do not vote?

        A failure to vote by a Pacific Financial shareholder will have no effect on the voting on the agreement and plan of merger.

        If you are a BNW Bancorp shareholder and you do not vote in person or by returning your proxy, it will have the same effect as voting against the proposal to approve the agreement and plan of merger.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

        No. Your broker will not vote your shares unless you provide instructions on how to vote. Consequently, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What happens if I return my proxy but do not indicate how to vote my shares?

        If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted "FOR" approval of the agreement and plan of merger.

Can I change my vote after I have mailed my signed proxy card?

        Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your own name, you may change your vote as follows:

  •
  You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

  •
  You may complete and submit a new proxy card; or

  •
  You may attend the meeting and vote in person.

        If you choose either the first or second method above, you must submit your notice of revocation or your new proxy card prior to the special meeting.

        If your shares are held in "street name" by a broker and you have instructed the broker to vote your shares, you must follow instructions received from your broker to change your vote, or to vote in person at the meeting instead.

Who may vote at the meetings?

        If you were the owner of Pacific Financial common stock at the close of business on December 18, 2003, you may vote at Pacific's meeting.

        If you were the owner of BNW Bancorp common stock at the close of business on December 18, 2003, you may vote at BNW's meeting.

What do I need to do now?

        We encourage you to read this joint proxy statement/prospectus in its entirety. Important information is presented in greater detail elsewhere in this document and in its appendices.

        Following review of this joint proxy statement/prospectus, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares can be voted at your special meeting of shareholders.

When should I send in my BNW Bancorp stock certificates?

        Please DO NOT send in your stock certificates with your proxy card. You should follow the instructions in the letter of transmittal you will receive shortly after the merger, if the transaction is completed, regarding how and when to surrender your certificates representing BNW Bancorp stock in exchange for Pacific Financial stock.

Who can help answer my questions?

        If you have questions about the merger, the meeting, or your proxy, or if you need additional copies of this document or a proxy card, you should contact either:

  John Van Dijk
  Chief Financial Officer
  Pacific Financial Corporation
  300 E. Market Street
  Aberdeen, Washington 98520
  (360) 533-8870 (voice)
  e-mail: jvandijk@thebankofpacific.com

      OR

  Donald Zimmerman
  Chief Executive Officer
  BNW Bancorp, Inc.
  100 Grand Avenue
  Bellingham, Washington 98225
  (360) 647-1491, x3004 (voice)
  e-mail: dzimmerman@banknorthwest.com

  The date of this joint proxy statement/prospectus is                            , 2003.

FORWARD-LOOKING STATEMENTS

        This document, including information included in materials accompanying or incorporated into this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the financial condition, results of operations and businesses of Pacific Financial and BNW Bancorp; (ii) the merger and the post-merger operations of Pacific Financial; (iii) the benefits of the merger, including future financial and operating results, cost savings and other matters; and (iv) objectives, expectations and intentions and other statements contained in this filing that are not historical facts. In addition, other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning are likely forward-looking in nature. Forward-looking statements are based on current beliefs and expectations of Pacific Financial's and BNW Bancorp's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results or occurrences may differ materially from the anticipated results or occurrences described in forward-looking statements for a number of reasons, including, among others, those identified under the heading "Risk Factors" in this document (see page 14), and the following factors:

  •
  our businesses may not be combined successfully, or such combination may take longer than expected;

  •
  the growth opportunities and cost savings from the merger may not be fully realized;

  •
  the risks to Pacific Financial of operating in new markets may be underestimated, or the benefits of a combination may be less than anticipated;

  •
  operating costs, customer and employee losses and business disruption following the merger may be greater than expected; or

  •
  the interest rate environment may change, causing margins to compress and adversely affecting net interest income.

Use of Certain Terms

        As used in this document, the following terms have the meanings given:

        "BNW Bancorp" or "BNW" refers to BNW Bancorp, Inc., a Washington corporation.

        "Bank NorthWest" refers to Bank NorthWest, the Washington state-chartered banking subsidiary of BNW Bancorp.

        "Bank of the Pacific" or the "Bank" refers to Bank of the Pacific, the Washington state-chartered banking subsidiary of Pacific Financial.

        "Pacific Financial" or "Pacific" refers to Pacific Financial Corporation, a Washington corporation.

        "Agreement and plan of merger" or "merger agreement" refers to the Agreement and Plan of Merger dated October 22, 2003, between Pacific Financial and BNW Bancorp, which is the legal document governing the merger. The merger agreement is attached to this document as Appendix A.

SELECTED FINANCIAL DATA

        The following tables set forth selected historical consolidated financial data for Pacific Financial and BNW Bancorp and selected unaudited pro forma combined financial data for the combined company after giving effect to the merger.

        The historical financial information is derived from and should be read in conjunction with the historical financial statements of Pacific Financial and BNW Bancorp, including the respective notes thereto, appearing elsewhere in this joint proxy statement/prospectus and in the other documents included with this document or incorporated by reference herein. See "Incorporation of Certain Information by Reference." Information in the tables below is qualified by reference to complete information contained in each company's financial statements and related notes. The historical consolidated financial data for the years ended December 31, 1998, through December 31, 2002, is derived from the audited financial statements of each entity. The information as of and for the nine months ended September 30, 2003 and 2002, is derived from each company's unaudited financial statements, has been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

        Unaudited pro forma combined financial data for Pacific Financial and BNW Bancorp reflects the merger of BNW Bancorp and Pacific Financial, accounted for as a purchase (i) with respect to Statement of Income data, as if the merger had been completed as of January 1, 2002, and (ii) with respect to Balance Sheet data, as if the merger had been completed on September 30, 2003. The pro forma data, including per share pro forma data, is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods, or as of the date, for which pro forma data is presented. The unaudited selected pro forma combined financial data are derived from and should be read in conjunction with the more detailed unaudited pro forma combined financial information and related notes appearing in this joint proxy statement/prospectus under the heading "Unaudited Pro Forma Combined Financial Statements" beginning on page 76.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of BNW Bancorp's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of BNW Bancorp will change the amount of the purchase price allocable to goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

PACIFIC FINANCIAL HISTORICAL

PACIFIC FINANCIAL CORPORATION AND SUBSIDIARY
SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA
($ in thousands, except per share data)

	At or for the Nine Months Ended September 30		At or for the Years Ended December 31
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)
Statement of Income Data:
Interest income	$11,895	$11,752	$15,779	$18,102	$20,272	$18,354	$17,952
Interest expense	2,619	2,998	3,991	6,530	8,597	6,924	6,852

Net interest income	9,276	8,754	11,788	11,572	11,675	11,430	11,100
Provision for credit losses	0	954	954	580	635	60	110

Net interest income after provision for credit losses	9,276	7,800	10,834	10,992	11,040	11,370	10,990
Noninterest income	1,440	1,635	2,059	1,529	1,217	1,255	1,281
Noninterest expense	5,844	5,540	7,414	7,193	7,530	7,011	6,687

Net income before provision for income taxes	$4,872	$3,895	$5,479	$5,328	$4,727	$5,614	$5,584
Provision for income taxes	1,415	1,168	1,563	1,521	1,424	1,692	1,590

Net income	$3,457	$2,727	$3,916	$3,807	$3,303	$3,922	$3,994

Per Share Data:
Earnings per share
Basic	$1.38	$1.09	$1.57	$1.53	$1.33	$1.60 (1)	$1.64 (1)
Diluted	$1.35	$1.09	$1.56	$1.52	$1.31	$1.59 (1)	$1.61 (1)
Cash dividends declared	N/A	N/A	$1.35	$1.32	$1.28	$1.25 (1)	$0.97 (1)
Book value per share (period end)	$11.13	$10.64	$9.82	$9.44	$9.09	$8.63 (1)	$8.79 (1)
Performance Ratios:
Net interest margin	4.74%	5.04%	5.20%	5.28%	5.24%	5.10%	5.37%
Efficiency ratio	53.11%	51.12%	53.54%	54.90%	58.41%	55.27%	54.01%
Return on average assets	1.62%	1.54%	1.54%	1.55%	1.34%	1.64%	1.80%
Return on average equity	13.15%	11.34%	15.81%	15.57%	14.95%	17.26%	18.57%
Equity to assets ratio	9.41%	9.81%	9.19%	9.65%	8.98%	8.85%	9.09%
Asset Quality Ratios:
Non-performing assets to total loans	0.77%	0.97%	1.00%	0.71%	1.93%	0.21%	0.01%
Net charge-offs to average loans	0.07%	0.29%	0.33%	0.29%	0.33%	—	0.13%
Allowance for loan losses to total loans	1.22%	1.40%	1.33%	1.19%	1.14%	1.26%	1.27%
Non-performing assets to total assets	0.50%	0.57%	0.69%	0.51%	1.33%	0.13%	0.06%
Balance Sheet Data (period end):
Total assets	$297,215	$270,253	$268,534	$243,617	$253,313	$242,189	$236,364
Loans, net	$191,316	$180,552	$183,317	$174,495	$175,142	$150,734	$145,416
Total deposits	$252,754	$230,570	$225,254	$214,644	$213,511	$206,139	$210,650
Borrowings	$14,500	$11,000	$12,800	$0	$11,358	$9,675	$86
Shareholders' equity	$27,957	$26,518	$24,683	$23,514	$22,743	$21,438	$21,485
Common shares outstanding	2,512,669	2,491,629	2,512,659	2,491,629	2,503,130	2,483,850 (1)	2,444,845 (1)

(1)
Restated to reflect 5-for-1 stock split effected in July 2000.

BNW BANCORP HISTORICAL

BNW BANCORP, INC., AND SUBSIDIARY
SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA
($ in thousands, except per share data)

	At or for the Nine Months Ended September 30		At or for the Years Ended December 31
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)
Statement of Income Data:
Interest income	$4,237	$3,251	$4,566	$3,588	$2,851	$2,336	$1,566
Interest expense	1,139	977	1,340	1,465	1,304	1,033	762

Net interest income	3,098	2,274	3,226	2,123	1,547	1,303	804
Provision for loan losses	510	130	380	193	120	590	90

Net interest income after provision for loan losses	2,588	2,144	2,846	1,930	1,427	713	714
Noninterest income	1,422	736	1,292	488	147	77	131
Noninterest expense	3,564	2,362	3,444	2,259	1,245	1,358	1,004

Net income before provision for income taxes	$446	$518	$694	$159	$329	$(568)	$(159)
Provision for income taxes	—	—	—	—	—	—	—

Net income	$446	$518	$694	$159	$329	$(568)	$(159)

Per Share Data:
Earnings per share
Basic	$0.62	$0.77	$1.03	$0.31	$0.64	$(1.10)	$(0.35)
Diluted	$0.61	$0.77	$1.03	$0.31	$0.64	$(1.10)	$(0.35)
Book value per share (period end)	$9.56	$8.89	$9.11	$7.65	$6.86	$5.86	$6.89
Market price (period end)	$13.80	$9.60	$10.50	$9.40	$9.50	N/A	N/A
Performance Ratios:
Net interest margin	4.91%	4.90%	5.23%	5.11%	4.63%	4.34%	3.95%
Efficiency ratio	78.85%	78.44%	76.23%	86.52%	73.54%	98.33%	107.38%
Return on average assets	0.68%	1.12%	1.08%	0.37%	0.98%	(1.88)%	(0.78)%
Return on average equity	8.63%	12.62%	12.07%	4.27%	1.03%	(17.64)%	(5.04)%
Average equity to assets	7.90%	8.91%	8.94%	8.60%	9.54%	10.67%	15.57%
Asset Quality Ratios:
Non-performing assets to total loans	1.79%	0.92%	0%	0.44%	0.86%	0.18%	0%
Net charge-offs to average loans	0.02%	0.06%	0.04%	0.01%	0.15%	2.40%	(0.01)%
Allowance for losses as a % of loans held for investment, net of unearned income	1.66%	0.89%	1.24%	1.08%	1.15%	1.04%	1.02%
Balance Sheet Data (period end):
Total assets	$97,883	$72,643	$77,786	$55,525	$37,323	$33,073	$26,880
Loans, net	$82,521	$59,673	$64,238	$41,355	$25,105	$23,109	$14,712
Total deposits	$85,895	$61,786	$62,007	$47,273	$30,076	$28,170	$23,320
Borrowings	$3,738	$4,265	$8,320	$2,786	$3,351	$2,184	—
Shareholders' equity	$6,862	$6,380	$6,542	$4,375	$3,521	$3,008	$3,066
Common shares outstanding	717,930	717,930	717,930	571,420	512,970	512,970	444,489

PACIFIC AND BNW UNAUDITED PRO FORMA COMBINED

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
($ in thousands, except per share data)

	At or for the Nine Months Ended September 30, 2003							At or for the Year Ended December 31, 2002
	Pacific		BNW		Adjustments	Pro Forma Combined		Pacific	BNW	Adjustments	Pro Forma Combined
Statement of Income Data:
Interest income		$11,895		$4,237	$(18)		$16,114	$15,779	$4,566	$(25)	$20,320
Interest expense		2,619		1,139	(57)		3,701	3,991	1,340	(316)	5,015

Net interest income		9,276		3,098	39		12,413	11,788	3,226	291	15,305
Provision for loan losses		—		510	—		510	954	380	—	1,334

Net interest income after provision for loan losses		9,276		2,588	39		11,903	10,834	2,846	291	13,971
Noninterest income		1,440		1,422	—		2,862	2,059	1,292	—	3,351
Noninterest expense		5,844		3,564	152 (1)		9,560	7,414	3,444	203 (1)	11,061

Income before provision for income taxes		4,872		446	(113)		5,205	5,479	694	88	6,261
Provision for income taxes		1,415		—	113		1,528	1,563	—	266	1,829

Net income		$3,457		$446	$(226)		$3,677	$3,916	$694	$(178)	$4,432

Per Share Data:
Earnings per share
Basic		$1.38		0.62	—		$1.18	$1.57	$1.03	—	$1.45
Diluted		$1.35		0.61	—		$1.15	$1.56	$1.03	—	$1.42
Book value per share (period end)		$11.13		$9.56	—		$14.26	$9.82	$9.11	—	$10.00
Cash dividends	$	N/A	$	N/A	—	$	N/A	$1.35	$0	—	$1.35
Balance Sheet Data (period end):
Total assets		$297,215		$97,883	$11,584		$406,682
Loans, net		$191,316		$82,521	$292		$274,129
Goodwill and intangible assets		$0		$0	$11,362 (2)		$11,362
Total deposits		$252,754		$85,895	$325		$338,974
Borrowings		$14,500		$3,738	$48		$18,286
Shareholders' equity		$27,957		$6,862	$10,672		$44,525
Common shares outstanding		2,512,669		717,930	(107,689)		3,122,910

(1)
Estimated amortization of core deposit intangible.

(2)
Estimated addition by merger of intangible and goodwill assets.

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

        The table below presents the historical earnings, book value and cash dividends per share as of September 30, 2003, and the nine months then ended, and as of December 31, 2002, and the year then ended, for Pacific Financial and BNW Bancorp, together with the pro forma amounts for each after giving effect to the merger. The pro forma equivalent per share data for BNW Bancorp is calculated by multiplying the pro forma combined per share data for Pacific by the exchange ratio of 0.85. This data should be read in conjunction with the financial statements and other financial and pro forma financial information included elsewhere in or with this document. The pro forma data are not necessarily indicative of future operating results or financial position.

        The table also presents the closing prices per share for Pacific and BNW common stock, respectively, prior to the announcement of the merger, and as of                        , 2003, the most recent practicable trading date prior to the printing of this document, together with the pro forma equivalent market value of BNW shares after giving effect to the merger. See the discussion under the heading "Comparative Stock Price and Dividend Information" on the next page for important information about the limited trading in stock of Pacific Financial and BNW Bancorp and the effect that may have on the reliability of the share price data.

	Pacific Financial			BNW Bancorp
	Historical		Pro Forma Combined	Historical		Pro Forma Equivalent
Diluted earnings per share(1):
Nine months ended September 30, 2003		$1.35	$1.15		$0.61		$0.98
Year ended December 31, 2002		$1.56	$1.42		$1.03		$1.22
Book value per share(2) at:
September 30, 2003		$11.13	$14.26		$9.56		$12.12
December 31, 2002		$9.82	$10.00		$9.11		$8.50
Cash dividends per share(3) declared:
Nine months ended September 30, 2003		N/A	N/A		N/A		N/A
Year ended December 31, 2002		$1.35	$1.35		N/A		N/A
Market value per share at October 22, 2003		$30.00	N/A		$13.60		$25.50
Market value per share at December , 2003	$		N/A	$		$

(1)
The pro forma earnings per share amounts are calculated by dividing total historical and pro forma combined net income by the average pro forma common shares of Pacific and BNW after giving effect to the merger. Pro forma basic and diluted weighted average number of common shares utilized for the calculation were calculated using Pacific Financial's historical weighted average common shares plus 610,241 shares issued to BNW Bancorp shareholders under the terms of the merger.

(2)
Book value per share is calculated by dividing total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(3)
BNW has never paid a cash dividend. Therefore, the pro forma cash dividends only reflect the Pacific historical amount.

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

        Pacific Financial.    Pacific Financial common stock is not quoted on a stock exchange or market and no broker makes a market in the stock. The stock is, however, traded occasionally in privately negotiated transactions. The table below sets forth the high and low sales prices per share of Pacific Financial common stock as reported to Pacific Financial, acting as its own transfer agent, for each quarterly period within the two most recent fiscal years. Because only limited data is available and so few shares trade, the data may not accurately reflect the actual market value of Pacific Financial's stock.

	Pacific Common Stock
	High		Low		Total Volume (# of Shares)
2002
First Quarter		$25		$23	5,012
Second Quarter		$24		$22	12,341
Third Quarter		$24		$21	27,166
Fourth Quarter		$25		$24	7,691
2003
First Quarter		$27		$25	5,887
Second Quarter		$30		$28	21,945
Third Quarter		$31		$30	4,110
Fourth Quarter (through December , 2003)	$		$

        Pacific's board of directors declared dividends on its common stock in December 2002 and 2001 in the amount of $1.35 and $1.32 per share, respectively. The timing and amount of future dividends, if any, paid by Pacific Financial are subject to determination by the board of directors of Pacific Financial in its discretion and will depend on earnings, cash requirements and the financial condition of Pacific Financial and its subsidiaries, applicable government regulations and other factors deemed relevant by the board of directors. The board of directors has adopted a dividend policy which is reviewed annually.

        As of December 18, 2003, the                        outstanding shares of Pacific Financial common stock were held by approximately            holders of record.

        BNW Bancorp.    BNW Bancorp common stock is quoted on the OTC Bulletin Board™ under the symbol "BBCP.OB." Prior to BNW Bancorp's reorganization in March 2003, Bank NorthWest common stock was also quoted on the OTC Bulletin Board. Stock transfer records maintained by BNW and Bank NorthWest indicate that there have been very few transactions in BNW's stock, or that of its predecessor. As a result, trading price data may not accurately reflect the actual market value of the shares. The table below sets forth the high and low sales prices per share of BNW Bancorp common stock as reported on the OTC Bulletin Board for each quarterly period within the two most recent fiscal years. Prices do not include retail mark-ups, mark-downs or commissions. All information for periods prior to March 2003 is for Bank NorthWest.

	BNW Bancorp Common Stock
	High		Low		Total Volume
2002
First Quarter		$9.20		$9.20	8,250
Second Quarter		$9.15		$9.10	268
Third Quarter		$9.40		$9.00	3,772
Fourth Quarter		$10.50		$9.35	13,360
2003
First Quarter		$14.00		$10.50	5,000
Second Quarter		$14.00		$11.15	540
Third Quarter		$14.90		$13.00	2,800
Fourth Quarter (through December , 2003)	$		$

        As of December 18, 2003, the            outstanding shares of BNW Bancorp common stock were held by approximately    holders of record.

        BNW Bancorp and its predecessor Bank NorthWest have never paid a cash dividend. In the absence of the proposed merger, BNW Bancorp did not anticipate paying a cash dividend in the foreseeable future. Rather, BNW planned to retain earnings to provide capital to fund its operations.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Forward-Looking Statements" on page 7, you should consider the matters described below carefully in determining whether to approve the merger agreement and the transactions contemplated by the merger agreement.

        Pacific Financial stock is not traded on any securities exchange or market, making it difficult for you to sell your shares.

        Pacific Financial shares are not traded on any public market or stock exchange and there are very few private transactions in the stock. Pacific does not presently intend to list its stock on any stock exchange or arrange for quotations on any market, bulletin board or similar system. As a result, it is difficult for holders of Pacific stock to achieve liquidity in their stock and may continue to be so in the future. BNW Bancorp shareholders should consider the differences between the stock they currently hold, which is traded on the OTC Bulletin Board™, and Pacific Financial stock, which is not traded on any exchange or market, in determining whether to vote for approval of the merger agreement. In addition, under applicable Canadian securities laws, Pacific Financial shares issued to Canadian residents in connection with the merger cannot be resold in the absence of registration or exemption under those laws. Applicable exemptions from registration may require that sales be made to residents of a country other than Canada. In any case, all shareholders should consider their share ownership a long term investment.

        The exchange ratio in the merger was based on negotiations between Pacific Financial and BNW Bancorp and may not reflect the actual value of BNW Bancorp shares.

        The exchange ratio of 0.85 shares of Pacific Financial stock for each share of BNW Bancorp stock outstanding was based on negotiations between the parties. Because neither stock is actively traded, trading prices which may have affected negotiations may not reflect the actual value of the two corporations' stock. As a result, the exchange ratio may yield consideration for BNW Bancorp shareholders in the merger that is greater or less than the fair value of the BNW Bancorp stock. Notwithstanding the foregoing and in part because of this uncertainty, both Pacific Financial and BNW Bancorp engaged financial advisors to assist their respective boards of directors in determining whether the merger consideration is fair. As described in other parts of this document, the respective financial advisors of Pacific Financial and BNW Bancorp have opined that the merger consideration is fair to the respective shareholders of each company from a financial point of view.

        Because of the closing conditions in the merger agreement and the ability of either BNW Bancorp or Pacific Financial to terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.

        The completion of the merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, that:

  •
  The merger agreement is approved by a majority of the votes cast at the Pacific Financial special meeting;

  •
  The merger agreement is approved by holders of two-thirds of the outstanding shares of BNW Bancorp common stock as of the record date for the BNW Bancorp special meeting;

  •
  The parties have obtained all necessary regulatory consents and approvals and there are no orders, injunctions, statutes or rules prohibiting or restraining completion of the merger;

  •
  No change shall have occurred and no circumstance shall exist which has had or is reasonably likely to have a material adverse effect on either party; and

  •
  The number of shares of BNW Bancorp common stock that have asserted dissenters' rights of appraisal does not exceed in the aggregate 15% of the outstanding shares of BNW Bancorp common stock.

        There can be no assurance that the parties will be able to meet the closing conditions of the merger agreement or that closing conditions that are beyond their control will be satisfied or waived. If Pacific and BNW are unable to meet all the conditions or such conditions are otherwise not satisfied, the parties will not be required to complete the merger. See "The Merger—Termination."

        Failure to complete the merger could cause a decline in BNW Bancorp's stock price.

        If the merger is not completed for any reason, the price of BNW Bancorp's common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the merger will be completed. On                        , 2003, the closing price of BNW common stock on the OTC Bulletin Board™ was $                        per share. Prior to the announcement of the merger, BNW stock last traded at a price of $13.60 per share.

        We may fail to realize the cost savings we estimate for the merger.

        The success of the merger will depend, in part, on our ability to realize the estimated cost savings from combining the businesses of Pacific Financial and BNW Bancorp. Pacific Financial's management anticipates that, as a result of the merger, cost savings will be realized by the combined company by eliminating various duplicate outside services such as accounting, legal, and data processing. We may not be able to realize the cost savings in the amount or within the time frame anticipated.

        Combining our two companies may be more difficult, costly or time-consuming than we expect.

        Pacific Financial and BNW Bancorp have operated and, until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our relationships with clients and employees.

        Unanticipated costs relating to the merger could reduce Pacific Financial's future earnings per share.

        Pacific Financial believes that it has reasonably estimated the likely costs of integrating the operations of BNW Bancorp into Pacific, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs or future operating expenses, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Pacific Financial after the merger. If the merger is completed and unexpected costs are incurred, the merger could have a significant dilutive effect on Pacific Financial's earnings per share, meaning earnings per share could be less than if the merger had not been completed.

        Pacific Financial's historical cash dividend rate may not be maintained.

        Pacific has been in a relatively slow growth market and has maintained strong earnings and capital; therefore, it historically has been able to pay a significant cash dividend. BNW Bancorp is located in a higher growth market, and Pacific Financial may be required to utilize some of its capital to maintain such growth. There can be no assurance, therefore, that Pacific Financial's capital levels will be maintained and that it will continue to pay cash dividends, particularly at its historical rate.

        Pacific Financial may engage in further expansion through new branch openings or acquisitions, which could adversely affect net income.

        Pacific Financial may engage in further expansion. There are risks associated with expansion and, in particular, expansion through acquisitions. These risks include, among others, incorrectly assessing the asset quality of a particular acquisition, encountering greater than anticipated costs of opening new branches or incorporating acquired businesses, facing resistance from customers or employees, and being unable to profitably deploy assets acquired through expansion or in acquisitions. To the extent Pacific Financial issues capital stock in connection with additional acquisitions, these acquisitions and related stock issuances may have a dilutive effect on earnings per share and share ownership.

        Directors and officers of BNW Bancorp have potential conflicts of interest in the merger.

        You should be aware that some directors and officers of BNW Bancorp have interests in the merger that are different from, or in addition to, the interests of BNW Bancorp shareholders generally. For example, certain executive officers and directors will receive change in control or severance payments in connection with the merger. These arrangements may create potential conflicts of interest and may cause some of these individuals to view the proposed transaction differently than you view it.

        Pacific Financial has various anti-takeover measures that could impede a takeover of Pacific Financial.

        Pacific Financial has various anti-takeover measures in place. Any one or more of these measures may impede the takeover of Pacific Financial without the approval of Pacific Financial's board of directors and may prevent you from taking part in a transaction in which you could realize appreciation in the market price of your stock. See "Comparison of Shareholders' Rights" on page 85.

BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

        Pacific Financial is the holding company for a well-established community bank with roots dating back to 1971. In late 1999, the present bank holding company was formed through the merger of the holding company for Bank of the Pacific operating primarily in Pacific County with the holding company for the Bank of Grays Harbor operating in Grays Harbor County. After a period during which the operations of the two banking organizations were successfully combined, Pacific's board of directors recently reviewed Pacific's strategic direction and concluded that to continue to prosper, Pacific needed to expand into new markets with opportunities for loan growth and diversification.

        Rather than opening branches in new markets at this time, Pacific's board of directors and management agreed that acquisition of another established bank might be an attractive alternative. Pacific's preferred characteristics for a merger partner were experience in lending to hospitality operations, in real estate underwriting and secondary marketing, and in serving the needs of smaller and/or rural communities, and with the quality leadership and culture that would fit with the organization that Pacific has built within its market area. In August 2003, Pacific's board of directors decided to approach BNW Bancorp with a proposal to acquire BNW as a means of expanding Pacific's operations into Whatcom County.

        BNW Bancorp is the holding company for Bank NorthWest, which has five offices serving Whatcom County, a rapidly growing community near the Canadian border. Bank Northwest was formed in 1997 to provide commercial banking services to Bellingham area businesses, professionals and consumers. After a slow start, Bank NorthWest named Don Zimmerman, a long-time Bellingham banker, to serve as President and Chief Executive Officer in 1999. In 2001, Bank NorthWest expanded into the surrounding communities of Blaine and Everson, along with opening a second Bellingham location. Late in 2002, Bank NorthWest opened its fifth branch location in Lynden. Bank NorthWest experienced rapid loan growth over the past two years, but it has not experienced the same growth in its core deposit base.

        Early in the summer of 2003, BNW's management team and board of directors concluded that BNW needed more equity capital in order to maintain Bank NorthWest's current balance sheet growth rate, increase its legal lending limit and allow it to remain well-capitalized for regulatory purposes. On August 19, 2003, BNW held a special shareholders meeting, at which shareholders voted to increase the number of shares authorized for issuance to 1,500,000. In August 2003, BNW engaged D.A. Davidson & Co. ("Davidson") to serve as a back-up placement agent in a proposed $4.0 million secondary equity offering. BNW was in the final stages of preparing an offering document when they received an unsolicited merger proposal from Pacific.

        On August 22, 2003, Pacific's President and CEO, along with four of Pacific's directors, met with members of BNW's management team and board to discuss the possibility of merging the two companies.

        On September 3, 2003, Pacific's President and CEO and four directors met with nine of the BNW board members to begin formal discussions, which focused on Pacific's financial performance, credit quality, dividend philosophy, and retention of BNW employees. The discussion also included the proposed consideration to be paid by Pacific, positions on Pacific's board, Bank NorthWest name retention, and employee benefits.

        At special meetings held on September 3 and 8, 2003, BNW's board of directors discussed Pacific's initial approach regarding a possible merger and the status of negotiations. At the September 8, 2003, meeting, after discussions, the BNW board determined to continue with the proposed stock offering and to not accept the merger solicitation as initially proposed.

        After considering the matter further, BNW management determined that it would be appropriate to seek professional assistance with respect to its evaluation of the Pacific proposal. On September 11, 2003, BNW Bancorp engaged Davidson to assist BNW in evaluating and responding to the Pacific Financial merger proposal. On September 12, 2003, Pacific retained the services of Columbia Financial Advisors, Inc. ("CFAI"), to assist with negotiations regarding the acquisition and to provide a fairness opinion if that became appropriate. Also on that date, Pacific and CFAI met with BNW representatives and Davidson to discuss potential terms, alternative structures and valuation issues.

        On the evening of September 17, 2003, Pacific President and CEO Dennis Long telephoned Mr. Zimmerman to present a revised offer, which he followed up with a faxed proposal that contained amended terms, including a revised exchange ratio and a proposal to appoint three current BNW directors to the Pacific board.

        The BNW board met on September 19, 2003, to review the revised offer. The board raised a number of reservations about the proposed merger, and after discussion following a presentation by Davidson and BNW's legal counsel, the board decided to continue with the proposed stock offering and to not accept Pacific's revised proposal.

        On Monday, September 22, 2003, Pacific proposed a new exchange ratio of 0.85 Pacific shares for each BNW share. On Tuesday, September 23, 2003, the BNW board met informally without any advisor or counsel present and decided to further discuss the proposed merger at another board meeting on September 25, 2003.

        At the September 25th special board meeting, BNW management voiced strong support for the merger as being in the best interests of the company and its shareholders. After additional discussions, the BNW board determined to begin the due diligence process with Pacific and proceed with negotiating a definitive merger agreement, consistent with the revised proposal received from Pacific on September 22, 2003.

        Pacific and its representatives engaged in a due diligence review of BNW during the last week of September 2003. BNW initiated due diligence on Pacific on October 1, 2003. During the first three weeks of October 2003, the parties and their representatives negotiated the terms of a definitive merger agreement. The due diligence reviews continued throughout the process of negotiating a definitive agreement.

        At the BNW regular board meeting on October 21, 2003, a negotiated draft of the merger agreement was formally considered by the board and due diligence results were shared by management and BNW's financial advisors and legal counsel. The due diligence process did not raise any issues that the board viewed as impediments to proceeding with the merger. BNW's legal counsel presented and discussed an executive summary of the merger agreement and the proposed terms of continued

employment for key employees, as well as providing an update regarding the directors' fiduciary duties. In addition, Davidson made a presentation regarding the financial terms of the transaction and its fairness to BNW's shareholders from a financial point of view. After deliberations about the information presented by management and outside advisors, as well as discussions of other transaction terms, the BNW directors present at the meeting approved and authorized the execution of the merger agreement. Butch Edison and Robert Moles, directors who were absent on October 21, 2003, subsequently confirmed their approval of the merger agreement.

        On October 22, 2003, a meeting of the Pacific board of directors was convened to review the draft merger agreement and related documents. At the meeting, the Pacific directors carefully considered the merger agreement, the consideration to be paid in the merger, its impact on Pacific employees and customers, and prospects for future growth of BNW. CFAI presented its analysis regarding the fairness of the transaction from a financial point of view. Pacific's outside counsel reviewed with the board the major terms of the merger agreement and proposed employment agreements for four Bank NorthWest officers. The Pacific board considered the potential benefits of the proposed merger to Pacific and its shareholders as discussed in more detail below, the financial and valuation analyses of CFAI, the analyses of Pacific's executive officers, and the terms of the merger agreement and related documents. The Pacific directors present at the meeting unanimously approved and authorized the exeuction of the merger agreement. Duane Hagstrom, a Pacific director who was absent on October 22, 2003, subsequently confirmed his approval of the merger agreement.

REASONS FOR THE MERGER—PACIFIC FINANCIAL

        A merger with BNW Bancorp will allow Pacific Financial to expand its commercial banking franchise outside western Washington and into Whatcom County in northern Washington, which includes the city of Bellingham. This is consistent with Pacific Financial's strategy of expanding into small business communities in Washington and possibly Oregon. BNW Bancorp is attractive to Pacific due to its market, but also due to the similarity in the two organizations' banking strategies and philosophies and compatibility of deposit and loan products. In addition, Pacific Financial believes that its strength in operations and technology will assist Bank NorthWest in reaching its potential.

        At its meeting held on October 22, 2003, Pacific's board of directors determined that the merger agreement was fair to and in the best interests of Pacific and its shareholders. In reaching its determination, the board consulted with Pacific management, as well as financial and legal advisors, regarding the fairness of the merger from a financial point of view and the terms of the merger agreement, and considered a number of factors. Listed below are the material factors Pacific's directors considered in their decision. Pacific's board did not assign any specific or relative weight to the factors listed below.

  •
  Pacific's knowledge and review, based in part on presentations by its financial advisor and management, of the financial performance and condition, business operations and asset quality of BNW Bancorp and Bank NorthWest on an historical and prospective basis and of the combined company on a pro forma basis, including anticipated cost savings;

  •
  The financial and growth prospects for Pacific Financial and its shareholders of a business combination with BNW Bancorp, including potential revenue increases from mortgage lending, higher loan limits and overdraft fees;

  •
  The possibility of achieving cost savings from combined operations, including the elimination of a limited number of overlapping positions and duplicate outside services;

  •
  The presentation of CFAI to the Pacific board relating to its written opinion that, as of October 22, 2003, the consideration to be issued by Pacific to BNW shareholders pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of Pacific (see "—Opinion of Financial Advisor to Pacific Financial" below);

  •
  The terms of the merger agreement;

  •
  The current and prospective economic and competitive environment facing the financial services industry generally, and Pacific and BNW in particular, including the increasing importance of operational scale and financial resources in maintaining efficiency and competitiveness over the long term;

  •
  The general impact that the merger could be expected to have on the constituencies served by Pacific, including its customers, employees, and communities; and

  •
  The Pacific board's belief that the two companies share a common vision about the importance of customer service and local decision making.

        In the course of its deliberations regarding the merger, the Pacific board also considered the following information which it determined did not outweigh the benefits to Pacific and its shareholders expected to be generated by the merger:

  •
  The risk that integration of BNW's operations and employees will be more difficult and expensive than anticipated and may divert the attention of Pacific's management from Pacific's current operations and customers; and

  •
  The possibility that higher than expected merger and integration costs and lower than expected revenue enhancements may cause Pacific's earnings per share to decline from current levels.

        The foregoing discussion of the information considered by the Pacific board is not intended to be exhaustive but includes the material factors considered. In the course of its deliberations, the Pacific board discussed the anticipated impact of the merger on Pacific Financial, its shareholders, and its various other constituencies, and determined that the benefits to Pacific and its constituencies expected to result from the merger would likely outweigh any disadvantages.

        The Pacific Financial board believes the merger is in the best interests of Pacific and its shareholders. The Pacific board unanimously recommends that Pacific Financial shareholders vote FOR approval of the agreement and plan of merger.

REASONS FOR THE MERGER—BNW BANCORP

        BNW Bancorp's board of directors believes that the terms of the merger agreement are fair and in the best interests of BNW and its shareholders. In reaching a decision on the merger agreement, BNW's board consulted with legal and financial advisors, as well as with BNW senior management. The BNW board believes that, in addition to providing an attractive return for BNW shareholders, the proposed merger will have long-term benefits for BNW shareholders, customers and employees. A key consideration in the board's approval is that it believes that the merger will provide an immediate return to shareholders by means of an investment in a stock with a strong performance and dividend history. In addition, the combined institution will have a stronger capital position and higher lending limits than

BNW currently has, and the merger will provide a much larger deposit base to fund continued loan growth in Bank NorthWest's market area.

        In determining to proceed with the proposed merger, BNW's board took into account the factors mentioned above and other considerations, including the following:

  •
  Merger Consideration.    The terms of the merger, including the exchange ratio, will afford BNW Bancorp shareholders the opportunity to receive a premium over the market price for shares of BNW Bancorp common stock existing before the public announcement of the merger.

  •
  Tax-Free Reorganization.    The merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

  •
  Pacific Balance Sheet Strength.    Pacific's balance sheet with strong core deposits complements BNW's loan production volumes and need for deposits. Pacific's capital position also provides support to BNW in reaching a more optimal leverage for earnings and loan growth, because BNW will not be required to sell as many participation interests in larger loans.

  •
  Cash Dividend.    While there can be no assurance that this practice will continue, Pacific has paid an annual cash dividend in each of the past 12 years. BNW has never paid a cash dividend. For further information concerning Pacific's dividends, please see "Comparative Stock Price and Dividend Information" on page 13.

  •
  Business Plan Implementation.    Bank NorthWest's business plan called for rapid loan growth over the next two to four years. BNW has been facing capital constraints and was in the process of raising additional equity capital when it received the merger proposal from Pacific. In evaluating the merger proposal against the stand-alone business plan, the board determined that the merger proposal was superior because BNW's goals could be achieved earlier and with less business risk.

  •
  Products and Services.    Bank NorthWest customers will be afforded new products and services not previously available. For instance, support of larger credit relationships and enhanced cash management services will be available.

  •
  Geographic Diversification.    Bank NorthWest's market area primarily comprises Whatcom County. Bank of the Pacific has full service banking branches in Grays Harbor, Pacific and Wahkiakum Counties in Washington and a loan production office in Gearhart, Oregon. The combined entity will have greater geographic diversity in its loan portfolio and deposit base.

  •
  Directorships.    Pacific has agreed to appoint three members of BNW's current board of directors to the boards of both Pacific and the Bank of the Pacific, thereby providing BNW shareholders with significant representation with the continuing company.

  •
  Autonomy.    Bank NorthWest branches will continue to operate under that name after the merger is completed. Also, we expect that substantially all of the management team and line officers that interact with customers and the public will remain in place.

  •
  Future Prospects.    BNW's board of directors believes that future earnings prospects will be stronger on a combined basis.

  •
  Industry Trends.    The board of directors considered trends such as the consolidation occurring in the banking industry and the increased competition from other financial institutions.

  •
  Other Strategies.    The board of directors reviewed with its legal and financial advisors alternatives to the merger, the range and possible value to BNW shareholders obtainable through such alternatives and the timing and likelihood of successfully implementing the alternatives.

  •
  Employee Matters.    Although one BNW executive position and a small number of overlapping positions will be eliminated following the merger, the board of directors believes that the merger will generally expand career opportunities available to most Bank NorthWest employees.

  •
  Corporate Values.    BNW's board of directors considers Pacific's corporate philosophy to be compatible with BNW's values. Personal and friendly customer service is of paramount importance for both organizations. Both BNW and Pacific have a strong commitment to community organizations and event sponsorship. In addition, they both support their employees' involvement in numerous volunteer organizations in the communities in which they live.

  •
  Approvals.    As with any transaction, the proposed merger has execution risk. The board of directors considered the likelihood of receiving required regulatory approvals in a timely fashion and the likelihood that the merger will be completed efficiently.

  •
  Integration of Operations.    As the parties utilize the same data processing platforms, BNW management anticipates that operational integration will be handled smoothly and in a time sensitive manner. In addition, Pacific successfully completed and integrated a merger of equals transaction in the recent past.

  •
  Fairness Opinion.    Davidson provided an opinion, discussed in more detail under the heading "Opinion of Financial Advisor to BNW Bancorp" beginning on page 26, that as of October 21, 2003, the merger consideration was fair, from a financial point of view, to the BNW shareholders.

  •
  Liquidity.    Although Pacific's historical stock trading volumes have been roughly the same as BNW stock, the board of directors believes that the shares of the combined entity will have the opportunity to achieve greater liquidity in the future than that of BNW on a stand-alone basis.

        The foregoing discussion of the information considered by the BNW Bancorp board of directors is not intended to be exhaustive or to prioritize factors considered by the BNW board. It is intended to summarize all of the material factors considered by the BNW board. In light of the above considerations, BNW's board of directors determined to approve the agreement and plan of merger with Pacific.

        After carefully evaluating the above factors, BNW's board of directors has determined that the merger is fair to and in the best interests of BNW and its shareholders. BNW Bancorp's board of directors unanimously recommends that BNW shareholders vote FOR approval of the agreement and plan of merger.

OPINION OF FINANCIAL ADVISOR TO PACIFIC FINANCIAL

        CFAI has delivered a written opinion (the "CFAI Opinion") to the Pacific Financial board of directors to the effect that, as of October 22, 2003, the date of the Pacific board's meeting to consider and approve the merger agreement, the consideration to be received by the BNW Bancorp shareholders pursuant to the terms of the merger agreement is fair to Pacific Financial shareholders from a financial point of view. BNW and Pacific determined the exchange ratio of 0.85 shares of Pacific common stock for each BNW share through arm's length negotiations. The CFAI Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by BNW shareholders in the merger and does not constitute a recommendation to any Pacific shareholder as to how such shareholder should vote at the Pacific special meeting. In the negotiations, Pacific used a $27.15 per share price for Pacific stock to calculate that the cost to Pacific of acquiring BNW Bancorp would be approximately $23.08 per share of BNW common stock.

        Pacific Financial retained CFAI as its exclusive financial advisor pursuant to an engagement letter dated September 12, 2003. CFAI is a regional investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Pacific board selected CFAI to act as Pacific's exclusive financial advisor based on CFAI's experience in mergers and acquisitions and in securities valuation generally.

        On October 22, 2003, CFAI issued the CFAI Opinion to the Pacific Financial board of directors. The full text of the CFAI Opinion, which sets forth the assumptions made, matters considered, and limits on its review, is attached hereto as Appendix C. The summary of the CFAI Opinion below is qualified in its entirety by reference to the full text of such opinion. We urge Pacific Financial shareholders to read the CFAI Opinion in its entirety.

        In rendering its opinion to Pacific Financial, CFAI reviewed, among other things, historical financial data of BNW Bancorp, certain internal financial data and assumptions of BNW prepared for financial planning and budgeting purposes furnished by the management of BNW and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFAI discussed with the management of BNW the financial condition, current operating results, and business outlook for BNW. CFAI also reviewed certain publicly available information concerning Pacific Financial and certain financial and securities data of Pacific. CFAI discussed with Pacific's management the financial condition, the current operating results, and business outlook for Pacific and Pacific's plans relating to BNW. In rendering its opinion, CFAI relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of BNW or Pacific, nor was it furnished any such appraisals. Pacific did not impose any limitations on the scope of CFAI's investigation in arriving at its opinion.

        CFAI analyzed the consideration to be received by BNW shareholders in the merger on a fair market value basis using standard valuation techniques (as discussed below) including the market approach (or comparable sales multiples), the income approach (or net present value analysis), relative contribution analysis, earnings per share accretion analysis, and the cost approach (or net asset value analysis), based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

        The Cost Approach is based on the net asset value or the net equity of a bank, including adjustments for each type of property on the balance sheet that can be valued. This approach normally assumes liquidation of the bank's assets on the date of appraisal with recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best valuation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value rather than the value of an ongoing business. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among the bank's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight was given by CFAI to the net asset value approach to valuation in rendering the CFAI Opinion.

        Market Value is generally defined as the price, established on an "arms-length" basis, on which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a bank with a thin market for its common stock is normally determined by comparable change of control transactions using financial ratios such as the average price to stockholder's equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the valuation of control of a bank is determined by prior sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach discussed below.

        CFAI maintains a comprehensive database concerning prices paid for banking institutions in the Northwest, particularly Washington, Idaho, Montana and Oregon banking institutions, from 1998 through 2003. This database provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of BNW, CFAI has considered the market approach and has evaluated price to stockholders' equity and price to earnings multiples and the price to total assets percentage for three samples. Sample one is 28 Washington, Idaho, Montana and Oregon bank transactions occurring in 1999-2003. Sample two is 16 western Washington and western Oregon merger transactions with banks having total assets less than $500 million from January 1, 1998 to October 15, 2003 segregated by form of consideration and excluding all transactions involving thrift institutions or institutions with depressed earnings due to asset quality or other reasons. Sample three is 20 banks or thrifts nationwide with total assets between $75 million and $400 million that announced mergers in the period of July 1, 2003 through September 30, 2003. Although CFAI also tested a sample of 45 bank transactions occurring in 1998-2003, these results were not deemed representative because they reflect the higher level of merger prices prevalent in 1998.

        Comparable Sales Multiples.    CFAI calculated the estimated purchase price per share for the three samples selected for each ratio using estimated BNW financial data at March 31, 2004. This simplification enables direct comparisons between the proposed Pacific-BNW transaction and the results of the three samples. Then the $27.15 price per new Pacific share for the proposed Pacific-BNW transaction was compared to these estimated purchase prices per share for the three samples. The results are shown below:

Sample One-28 Transactions
Financial Ratio	Price per share
Price to Book Value	$23.04
Price to Earnings	$23.55
Price to Total Assets	$33.17
Sample Three-20 Transactions
Financial Ratio	Price per share
Price to Book Value	$24.93
Price to Earnings	$25.34
Price to Total Assets	$35.88
Sample Two-16 Transactions
Financial Ratio	Price per share
Price to Book Value	$31.70
Price to Earnings	$24.71
Price to Total Assets	$42.76

        The results for sample one reflect data on all Northwest-based bank and thrift transactions for 1999-2003. The $27.15 transaction price is above the price to book value and price to earnings ratio per share prices and below the price to total assets ratio price per share. Sample two relating to 16 bank mergers involving banks in western Washington and western Oregon may provide a more representative sample. The proposed $27.15 purchase price compares favorably to these results. Two ratios, price to book value and price to total assets, yielded price per share results that are above $27.15. Sample three produced results similar to sample one; the proposed purchase price of $27.15 per share was above the book value and earnings ratio prices and below the total assets ratio price.

        Relative Contribution Analysis focuses on certain historical and estimated financial information for Pacific and BNW and the pro forma combined entity resulting from this transaction. The following table shows the percentage contributions of each company to the indicated values to the combined company.

Percentage of Combined	BNW	Pacific
Year-to-Date Net Income at 9-30-03	13.3%	86.7%
Total Assets at 9-30-03	24.7%	75.3%
Total Deposits at 9-30-03	25.6%	74.4%
Stockholders' Equity at 9-30-03	19.7%	80.3%

        In the proposed transaction, BNW shareholders will receive approximately 21.7% of Pacific's outstanding shares after closing, assuming all outstanding BNW options are exercised. The average of the percentages of total assets, total deposits, and stockholders' equity of 23.33% compares favorably with 21.77%; the net income percentage is below 21.7%. Using the 23.33% figure to calculate a price per share value for BNW produces a value of $25.33 per BNW share, a price that is higher than the $23.08 purchase price calculated by Pacific for the transaction.

        Earnings Per Share Accretion Analysis is the review of earnings per share ("EPS") calculations for the first year after the closing of the merger. Using the estimates of 2004 EPS revenue enhancements and cost reductions that can reasonably be attained by the combined company, as provided by the management of Pacific and BNW, the comparison of stand-alone and adjusted EPS yields a range of adjusted EPS for 2004 that is $.01 to $.05 higher depending upon the assumptions made. A calculation of zero accretion to EPS yields a total number of Pacific shares of 704,760, or total purchase price of $19,134,234 based on $27.15 per Pacific share (or a price per BNW share of $23.39 compared to $23.08).

        The Income Approach is sometimes referred to as the net present value or earnings analysis. One investment value method frequently used estimates the present value of an institution's future earnings or cash flow as discussed below.

        Net Present Value Analysis.    The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using BNW's estimates of future growth and an appropriate capitalization or discount rate. CFAI's calculations were based on an analysis of the banking industry, BNW's earnings estimates for 2004-2008, historical levels of growth and earnings, and the competitive situation in BNW's market area. Using discount rates of 18% and 16%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $37.42 to $40.14 per BNW share.

        When the cost, market value, relative contribution, EPS accretion, and income approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFAI's opinion that the proposed transaction is fair, from a financial point of view, to the Pacific shareholders.

        Pursuant to the terms of the engagement letter between Pacific Financial and CFAI, Pacific has agreed to pay CFAI a fee of $48,000, which has been paid in full, for the CFAI Opinion and other financial advisory services in connection with the merger transaction. In addition, Pacific has agreed to reimburse CFAI for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, up to a maximum of $5,000, and to indemnify CFAI against certain liabilities. During the two years preceding the date of the engagement letter, CFAI had no other contractual relationships with Pacific or BNW.

OPINION OF FINANCIAL ADVISOR TO BNW BANCORP

        Davidson was engaged by BNW on September 11, 2003 to assist BNW in evaluating and responding to a merger proposal received from Pacific. Davidson had originally been retained by BNW to help them raise additional equity. During the preparation of materials for this proposed equity offering, BNW management was approached by Pacific management for the purpose of pursuing a business combination. BNW's board retained Davidson on an exclusive basis to provide financial advisory services in connection with the rendering of a fairness opinion regarding the proposed merger with Pacific in the event that the board decided to proceed with the proposed merger. Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BNW's board of directors retained Davidson based upon its reputation and experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

        On October 21, 2003, Davidson presented its fairness opinion to the BNW board of directors at the meeting during which the directors considered and approved the merger agreement. The Davidson fairness opinion stated that, as of the date of the meeting, the merger consideration to be paid by Pacific pursuant to the merger agreement is fair from a financial point of view to the holders of BNW common stock.

        Davidson's opinion is directed to the BNW board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the special meeting of shareholders with respect to the merger.

        Summary of Financial Terms of Proposed Merger.    Davidson reviewed the financial terms of the proposed transaction. Because Pacific's stock is not traded on any stock exchange or quotation service, Davidson used three different prices for Pacific stock in its fairness analysis:

  •
  $31.00, which represents the trade price of Pacific on September 16, 2003, the date of the last trade prior to the date of Davidson's fairness opinion;

  •
  $27.15, which is the price (a) used by Pacific to calculate goodwill resulting from the transaction for accounting purposes, and (b) for fractional share cash out under the merger agreement; and

  •
  $24.80, which represents a 20% liquidity discount to the $31.00 last trade price.

        Based upon information available for BNW at June 30, 2003, and for the latest twelve months ended June 30, 2003, and using BNW's closing stock price of $13.60 on October 7, 2003, Davidson calculated the following ratios with respect to the consideration to be paid to BNW shareholders:

	Value per BNW Share
	$26.35(1)		$23.08(2)		$21.08(3)
Based on a value of Pacific common stock of	$31.00		$27.15		$24.80
Implied Transaction Value to Common Sh's ($Mil)	$18.9		$16.6		$15.1
Implied Tran. Val. to Option Holders ($Mil)	$1.7		$1.3		$1.1
Implied Tran. Val./Book Value	2.8	x	2.5	x	2.2	x
Implied Tran. Val./Tangible Book Value	2.8	x	2.5	x	2.2	x
Implied Tran. Val./TTM(4) Earnings	25.8	x	22.6	x	20.7	x
Implied Tran. Val./Est. CY 2003 Earnings	23.8	x	20.8	x	19.0	x
Implied Tran. Val./TTM Tax-Effected Earnings(5)	39.9	x	35.0	x	31.9	x
Implied Tran. Val./Est. Tax-Eff. CY 2003 Earnings(5)	36.6	x	32.1	x	29.3	x
Implied Tran. Val./Assets	22.3%		19.4%		17.6%
Premium over Tangible Bk./Core Deposits	26.0%		21.0%		17.9%
Premium over Current Market Price	93.8%		69.7%		55.0%

(1)
Based on a Pacific stock price of $31.00, the last reported trade in the stock on September 16, 2003.

(2)
Based on a Pacific stock price of $27.15, the stock price used to cash out fractional shares and calculation of goodwill.

(3)
Based on a Pacific stock price of $24.80, a 20% liquidity discount to the last reported trade of $31.00.

(4)
TTM refers to the trailing twelve months through June 30, 2003.

(5)
Assumes a tax rate of 35%.

        Review Procedures.    In connection with providing its opinion, Davidson reviewed:

  •
  the merger agreement;

  •
  certain publicly available financial statements and regulatory information concerning BNW and Pacific;

  •
  certain internal financial statements and other financial and operating data of BNW and Pacific provided to us by management of BNW and Pacific;

  •
  the past and current operations and financial condition of BNW and Pacific, as discussed with the management of each company;

  •
  the future prospects of BNW and Pacific, as discussed with management, including but not limited to the interest rate environment and competitive market environments;

  •
  securities data of publicly traded financial institutions;

  •
  financial terms, to the extent available, of certain other bank merger and acquisition transactions; and

  •
  other analyses and reviews, as Davidson deemed appropriate.

        In connection with its review, Davidson relied upon and assumed the accuracy and completeness of all of the information listed above provided to it or made publicly available. Davidson did not assume any responsibility for independent verification of the information. Davidson assumed that the assumptions and estimates of BNW's and Pacific's management used to build their estimates were reasonable, reflecting the best currently available estimates and judgments of the future financial performance of the combined company, and Davidson did not independently verify the validity of their assumptions.

        Davidson did not make any independent evaluation or appraisal of the assets and liabilities of BNW or Pacific, nor was Davidson furnished with any appraisals. Davidson did not examine individual loan files of BNW or Pacific. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses and assumed that these allowances are, in the aggregate, adequate to cover future losses.

        Davidson's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement. Davidson provided its opinion without regard to the necessity for, or level of, any restrictions, obligations, undertakings or other actions which may be imposed or required in the course of obtaining regulatory approval for the merger. Its opinion was necessarily based upon economic, market and other conditions, and on the information made available to Davidson as of October 21, 2003. No limitations were imposed on Davidson regarding the scope of its investigation or otherwise by BNW or Pacific.

        Davidson was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

        Valuation Methods.    In connection with providing this opinion, Davidson performed a variety of financial analyses, included those summarized in the following sub-sections. The information provided in these sections is not a complete description of the analyses that Davidson used in reaching its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.

        While Davidson provided the BNW board with the results of the various analyses summarized below, Davidson has advised the board of its belief that all of its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by the analyses, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, or including other discrete analyses or factors, could create an incomplete view of the evaluation process underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary descriptions. With respect to the comparable public company analysis and bank acquisition transaction analysis performed by Davidson, no company or transaction utilized as a comparison is identical to BNW, or the merger, and such analyses necessarily involve complex considerations concerning the differences in financial characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned.

        In performing its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BNW, Pacific, the combined company, and Davidson.

        Listed below is the summary analyses in the following sections presented by Davidson to BNW's board of directors on October 21, 2003:

  •
  Comparable Public Company Analysis

  •
  Stock Trading Data History

  •
  Analysis of Relative Contribution of Parties

  •
  Dividend Pick-Up Analysis

  •
  Analysis of Bank Acquisition Transactions

  •
  Discounted Cash Flow Analysis

  •
  Pro Forma Merger and Accretion/Dilution Analysis

        The following table summarized the material valuation methodologies and range of values used to support the fairness conclusion:

Methodology	Range of Values
Stock Trading History Data
BNW 52 week trading range	$10.50 to $14.90 per share
Implied Value using Pacific's 52 week trading range	$20.19 to $26.35 per share
Relative Contribution of Parties
Implied BNW Ownership Range	9% to 31%
Actual BNW Ownership of Combined Company	20%
Bank Acquisition Transactions	$11.48 to $21.73 per share
All Banks in U.S.	$13.20 to $21.73 per share
Banks in Western U.S.	$12.28 to $20.70 per share
US Banks: 0.50%<ROAA<1.25%	$14.32 to $21.34 per share
U.S. Banks: $50 mil.<Assets<$150 mil.	$13.40 to $20.96 per share
US Banks: Western U.S. and $50 mil.<Assets<$150 mil.	$11.48 to $20.31 per share
Discounted Dividend Analysis	$14.31 to $25.86 per share
12% Discount Rate	$18.10 to $25.86 per share
18% Discount Rate	$14.31 to $20.45 per share

        These values compare to the transaction value per share of BNW range of $21.08 to $26.35 that Davidson calculated using the various Pacific stock prices.

        Comparable Public Company Analysis.    Using publicly available information, Davidson compared financial information of BNW and Pacific based on various measures of earnings performance, operating efficiency, capital adequacy and asset quality of certain banks. For the purpose of such analysis, the financial information used by Davidson was as of and for the six months ended June 30, 2003. The bank universe Davidson examined included comparable banks that trade on the OTC Bulletin Board™ and are headquartered in Washington, Oregon and Idaho. They include the following:

AMB Financial	Home Valley Bancorp	Silver Falls Bank
Baker Boyer Bancorp	Idaho Banking Co.	Siuslaw Financial Group
Bank of Astoria	Idaho Independent Bank	Town Center Bancorp
Bank of Salem	Mid-Valley Bank	Willamette Valley Bank
Citizens Community Bank	Oregon Pacific Bancorp
Evergreen Bancorp	Peoples Bank of Commerce

        The results of Davidson's analysis can be found below.

	BNW	Pacific		Comparable Median
Return on Average Assets	0.85%	1.70%		1.17%
Return on Average Equity	9.5%	18.3%		12.9%
Net Interest Margin	5.79%	4.84%		4.93%
Efficiency	77.0%	52.9%		69.6%
Loan Loss Reserve/Loans(1)	1.40%	1.27	%(1)	1.45%
Non-performing Assets/Assets	1.38%	0.54%		0.33%
Dividend Yield(2)	0.0%	5.0%		1.1%

(1)
Excluding Pacific government guaranteed loans at 6/30/03 of $24,441,845, LLR/Loans would be 1.46%.

(2)
Assumes a Pacific stock price of $27.15. The value for the comparable group is an average value, since the comparable group median value equals 0.0%.

        Currently, BNW pays no cash dividend and no stock dividend. Pacific pays an annual cash dividend and no stock dividend.

        In addition to analyzing BNW and Pacific relative to the aforementioned comparable group, Davidson selected a smaller group of the highest performing OTC Bulletin Board banks from Idaho, Oregon and Washington. This high performing list includes:

Bank of Astoria	Idaho Independent Bank	Siuslaw Financial Group
Bank of Salem	Silver Falls Bank	Town Center Bancorp

        The results of this analysis can be found below.

	BNW	Pacific		"High Performer" Median
Return on Average Assets	0.85%	1.70%		1.81%
Return on Average Equity	9.5%	18.3%		16.3%
Net Interest Margin	5.79%	4.84%		5.47%
Efficiency	77.0%	52.9%		54.1%
Loan Loss Reserve/Loans(1)	1.40%	1.27	%(1)	1.47%
Non-performing Assets/Assets	1.38%	0.54%		0.19%
Dividend Yield(2)	0.0%	5.0%		1.5%

(1)
Excluding Pacific government guaranteed loans at 6/30/03 of $24,441,845, LLR/Loans would be 1.46%.

(2)
Assumes a Pacific stock price of $27.15. The value for the "High Performer" comparable group is an average value, since the "High Performer" comparable group median value equals 0.41%.

        Davidson examined various measures of market performance, including, but not limited to, price to: book value, tangible book value, earnings and assets, and took the median multiples of the bank universe and compared those to BNW's and Pacific's results. The data reflects share prices as of October 15, 2003 and assumes a $27.15 stock price for Pacific.

	BNW		Pacific		Comparable Company Median
Price to book value	1.44	x	2.52	x	1.44	x
Price to TTM earnings	20.6	x	15.1	x	14.3	x
Price to 2003 earnings(1)	18.6	x	15.2	x	NA
Price to 2004 earnings(1)	12.1	x	13.7	x	NA
Price to assets	10.1%		24.3%		14.6%

(1)
Based on BNW and Pacific management's estimates.

        BNW trades at a discount to the comparable company median on price to assets, trades at the market median for price to book value and trades at a significant premium on all three prices to earnings metrics. Using a Pacific stock price of $27.15, the price that Pacific is using in its calculations for goodwill, it trades at a significant premium to the market medians of the comparable companies on price to book value and price to assets, but just slightly above the median on price to earnings.

        In addition to comparing BNW and Pacific's market valuations to the OTC Bulletin Board group medians, Davidson compared them to the high performer group defined previously. The summary below reflects share prices as of October 15, 2003 and assumes a $27.15 stock price for Pacific.

	BNW		Pacific		"High Performer" Median
Price to book value	1.44	x	2.52	x	1.97	x
Price to TTM earnings	20.6	x	15.1	x	15.0	x
Price to 2003 earnings(1)	18.6	x	15.2	x	NA
Price to 2004 earnings(1)	12.1	x	13.7	x	NA
Price to assets	10.1%		24.3%		22.9%

(1)
Based on BNW and Pacific management's estimates.

        BNW trades at a discount to the high performer median on price to book and assets, and trades at a significant premium on earnings. Using a Pacific stock price of $27.15, the price that Pacific is using in its calculations for goodwill, it trades at a significant premium to the market median of the comparable companies on price to book value, but trades at the group median for price to earnings and price to assets.

        Stock Trading Data History.    Davidson reviewed summary stock price data for BNW common stock compared to the Nasdaq Bank Index and the S&P 500 from January 1, 2001 to September 30, 2003. This analysis showed that over this period BNW's stock increased in value 104%, the Nasdaq Bank index increased 47%, while the S&P 500 index decreased 18%.

        Davidson also reviewed high/low stock prices and trading volume for both BNW and Pacific since the beginning of 2001 through September 30, 2003.

		Sept 2003	Aug 2003	July 2003	June 2003	TTM(1)	2002	2001
	High	$31.00	$31.00	$30.00	$30.00	$31.00	$25.00	$25.00
Pacific	Low	$30.00	$30.00	$30.00	$30.00	$23.75	$21.00	$21.00
	Vol.	190	2,010	2,000	2,735	67,198	63,324	52,480

	High	$14.90	—	$14.00	$14.00	$14.90	$10.50	$9.50
BNW	Low	$13.80	—	$14.00	$14.00	$10.50	$9.10	$8.50
	Vol.	2,200	—	600	600	96,200	77,500	8,600

(1)
TTM refers to the trailing twelve months through the end of September 2003.

        BNW shareholders are exchanging an OTC Bulletin Board stock that traded on 11 of the possible 253 market trading days over the past twelve months for Pacific stock which is not listed on any trading exchange and has no plans to list its shares on any such exchange. According to data from Pacific management, Pacific traded privately on 32 of the possible 253 market trading days over the past twelve months. Pacific discloses its trading volume and high/low stock price both on its website and in its annual report on Form 10-K that it files with the SEC.

        Pacific also has a stock buyback plan approved by the Pacific board of directors annually which allows Pacific to buy up to 25,000 shares from investors at the lesser of:

  •
  2.25 times Year End book value (2.25 times $9.82 is $22.10);

  •
  12 times projected EPS (12 times $1.79 is $21.48); or

  •
  95% of the last sales price during the current year (95% of $31.00 is $29.45).

        This may be helpful to investors who desire to sell shares but are unable to arrange a private transaction. Accordingly, Pacific has the authority to buy up to 25,000 shares at $21.48.

        Analysis of Relative Contribution of Parties.    In preparing its opinion, Davidson also reviewed the relative financial contributions of BNW and Pacific to certain pro forma balance sheet and income statement items of the combined entity. The chart below shows these percentage contributions based on financial information as of and for the twelve months ended June 30, 2003.

	BNW	Pacific	Implied Exchange Ratio
TTM Net Income	9%	91%	0.34x
Est. 2003 Net Income	10%	90%	0.37x
Market Capitalization	11%	89%	0.44x
Equity	20%	80%	0.87x
Tangible Equity	20%	80%	0.87x
Deposits	24%	76%	1.11x
Assets	25%	75%	1.15x
Net Loans	31%	69%	1.55x
Actual Ownership	20%	80%	0.85x

Projected Ownership*	20%	80%	0.85x

*
Based upon 0.85 exchange ratio and respective number of shares outstanding.

        The exchange ratio of 0.85 would have BNW owning 20% of the combined company, which compares favorably with the implied exchange ratio range in the table above of 0.34 to 1.55 and ownership ranging from 9% to 31%.

        Considering the 610,240 common shares of Pacific to be exchanged for all of the outstanding shares of BNW at October 21, 2003, BNW shareholders will own approximately 20% of the combined company based upon the relative amounts of common stock owned by BNW and Pacific common shareholders following completion of the merger. Based upon ownership of common stock and options, BNW shareholders and option-holders will own approximately 21% of the combined company.

        Dividend Pick-Up Analysis.    Since the form of consideration being offered to BNW shareholders in the merger is 100% stock, BNW shareholders will receive 0.85 shares of Pacific stock for each share of BNW stock they own. Pacific pays an annual cash dividend, most recently $1.35 paid in January 2003. BNW currently pays no cash dividend. Assuming a 0.85 exchange ratio, each BNW share would have received a $1.15 cash dividend this past year. The implied $1.15 cash dividend on BNW's last trade of $13.60 yields an 8.5% dividend yield. Pacific's $1.35 annual cash dividend offers a 5% yield based on a Pacific stock price of $27.15, which compares very favorably to the peer comparison groups as shown on page 29.

        Analysis of Bank Acquisition Transactions.    In reviewing the prices and multiples paid in other bank merger and acquisition transactions, Davidson examined the following comparison groups (all data was compiled by SNL Financial):

Group 1 –	Group of 283 bank acquisitions in the United States that were announced from January 1, 2002 through October 14, 2003. This includes all deals involving target banks located in the U.S., regardless of size or other characteristics.
Group 2 –	Group of 41 bank acquisitions involving target banks located in the western United States (WA, OR, CA, ID, NV, AZ and HI) announced between January 1, 2002 and October 14, 2003.
Group 3 –	Group of 139 bank acquisitions of institutions with greater than 0.50% but less than 1.25% ROAA. These transactions were announced in the U.S. from January 1, 2002 through October 14, 2003.
Group 4 –
Group of 117 bank acquisitions involving targets with greater than $50.0 million but less than $150.0 million in assets. These transactions were announced from January 1, 2002 through October 14, 2003.
Group 5 –
Group of 18 bank acquisitions involving targets with greater than $50.0 million but less than $150.0 million in assets and located in the western U.S. as defined in Group 2. These transactions were announced from January 1, 2002 through October 14, 2003.

        Below is a table that displays the median values of the selected key characteristics for acquired banks in each group of transactions.

	Group 1	Group 2	Group 3	Group 4	Group 5
Assets ($mil)	$96.4	$144.2	$118.2	$89.6	$90.4
ROAA	0.95%	1.03%	0.93%	0.83%	0.80%
ROAE	10.4%	10.9%	10.4%	8.6%	8.3%
Efficiency	69.4%	65.9%	69.5%	71.6%	73.3%
NPA's	0.34%	0.36%	0.35%	0.32%	0.43%

        Davidson reviewed the multiples of transaction value at announcement to latest twelve month's earnings, tangible book value, assets, and premium to market value. Davidson applied those multiples to BNW's comparable financial information at and for the latest twelve months ending June 30, 2003.

        Davidson derived an imputed range of values for BNW of $11.48 to $21.73 per share based on the median multiples. A summary is shown below:

Group 1 Imputed Value Range	$13.20 to $21.73 per share
Group 2 Imputed Value Range	$12.28 to $20.70 per share
Group 3 Imputed Value Range	$14.32 to $21.34 per share
Group 4 Imputed Value Range	$13.40 to $20.96 per share
Group 5 Imputed Value Range	$11.48 to $20.31 per share
Consideration in the Merger	$23.08 per share*

*
Assuming $27.15 Pacific share price.

	Group 1			Group 2			Group 3			Group 4			Group 5
	Median		Imputed Value	Median		Imputed Value	Median		Imputed Value	Median		Imputed Value	Median		Imputed Value
	($ in millions)
LTM EPS	20.0	x	$13.20	18.6	x	$12.28	21.07	x	$14.32	20.3	x	$13.40	17.4	x	$11.48
Tangible Bk Val	1.94	x	$18.28	2.03	x	$19.12	1.97	x	$18.564	1.83	x	$17.24	1.90	x	$17.90
Assets	16.9%		$21.73	16.1%		$20.70	16.6%		$21.34	16.3%		$20.96	15.8%		$20.31
Market Premium	27.6%		$17.35	24.3%		$16.91	27.8%		$17.38	32.9%		$18.07	9.1%		$14.84

        Based on the imputed valuations of these transaction groups, the data shows that the value of BNW is in a range of $11.50 to $21.75 per share. Consideration being offered in the merger is $23.08, a value more than 6% above the upper limit of the implied valuation suggested in this analysis. When compared to the median valuation metrics, a valuation of $23.08 per share is significantly above the median in all cases.

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Davidson examined the value of BNW by taking an estimated terminal value for BNW's stock assuming a sale or offering at the end of calendar year 2007. Davidson's analysis was based on management's guidance and an assumption that BNW would not pay any cash dividends during this time frame in order to retain earnings to support asset growth. Davidson assumed that BNW today raised $4 million of new equity at $12.50 per share as a stand-alone company in order to reach these asset and earnings assumptions in years 2004 through 2007. The terminal value was then estimated by applying a range of multiples of 14 to 20 times estimated 2007 earnings. Davidson discounted the terminal value using discount rates of between 12% and 18% (the higher the discount rate, the greater the risk is associated with achieving those cash flows). This results in values to shareholders ranging from $15 million to $27 million, or between $14.31 and $25.86 per common share (assuming 320,000 new shares issued in connection with the $4 million of additional capital).

        Pro Forma Acquisition and Accretion/Dilution Analysis.    A pro forma merger analysis is intended to reflect a company's financial condition after a business combination has been completed. Davidson reviewed projections prepared by BNW and Pacific management for calendar year-ends 2003, 2004 and 2005. This information was provided to the BNW board to illustrate the possible outcome of the proposed combined corporation.

        Actual results achieved by the combined company following the merger may vary from this and other forecasts, and the variations may be material. Like all forward-looking statements, this analysis produces results that are inherently uncertain.

        One important analytic technique that Davidson considered in reaching its opinion is derived directly from the forecast of combined company performance following the merger completion. This review examines whether and by how much the proposed transaction is expected to be accretive to Pacific's earnings in 2004 and 2005, the first and second year of the combined company's operations. For purposes of the accretion/dilution analysis, Davidson assumed that the merger would close on December 31, 2003. The set of assumptions that drive the earnings per share estimate is critical to this analysis; Davidson relied on management estimates for both BNW and Pacific.

        Based on these estimates, Davidson concurred with the assessment of managements for both BNW and Pacific that for the years ending December 2004 and 2005, the first two full calendar years following the merger, the merger will be accretive to Pacific's projected earnings per share. However, the merger will be dilutive to Pacific's tangible book value in the near term. The merger should be highly accretive to BNW's projected earnings per share in both years and dilutive to tangible book value per share in both years.

        Relationship of Davidson to BNW and Pacific.    BNW agreed to pay Davidson for its financial advisory service and for rendering its fairness opinion, a fee of $200,000, of which $50,000 has already been paid, with the balance due when the merger closes. BNW has also agreed to reimburse Davidson for its reasonable out-of-pocket expenses incurred in connection with its engagement. BNW also agreed to indemnify Davidson and its affiliates, directors, officers, agents, managers, members, attorneys, stockholders, employees and controlling persons against certain expenses and liabilities in connection with its engagement.

        In the ordinary course of Davidson's business, Davidson and its affiliates may actively trade securities of BNW for their own accounts and for the accounts of customers and may, therefore, at any time hold a long or short position in such securities. Davidson does not currently make a market in the common stock of either BNW or Pacific.

PACIFIC FINANCIAL SPECIAL MEETING

WHEN AND WHERE

        The special meeting of Pacific Financial shareholders will be held on                        , 2004, at             p.m., local time, at the main office of its banking subsidiary, Bank of the Pacific, located at 300 E. Market Street, Aberdeen, Washington. This joint proxy statement/prospectus is being sent to holders of Pacific Financial common stock and is accompanied by a form of proxy that is being solicited by the Pacific Financial board for use at the special meeting and at any adjournment or postponement.

PURPOSE

        The purpose of the special meeting is (i) to consider and vote upon a proposal to approve the agreement and plan of merger and (ii) to act upon such other matters, if any, as may properly come before the special meeting.

WHO MAY VOTE

        The Pacific Financial board of directors has fixed the close of business on December 18, 2003, as the record date for determining shareholders entitled to notice of and to vote at the special meeting. Only holders of record on the record date will be entitled to vote at the special meeting. Each share of Pacific Financial common stock will be entitled to one vote. At the record date, there were            shares of Pacific Financial common stock outstanding and entitled to be voted at the special meeting held by approximately             holders of record.

VOTE REQUIRED

        Approval of the agreement and plan of merger requires the affirmative vote of a majority of votes cast on the proposal at the special meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers and other nominees with respect to shares held in street name (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Abstentions and broker non-votes will have no effect on voting on the proposal.

VOTING BY PROXY

        Proxy cards accompany this document for use by Pacific Financial shareholders at the special meeting. Holders of Pacific Financial common stock may vote either in person or by properly executed proxy. Shares of Pacific Financial common stock represented by a properly executed proxy received prior to or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered by such proxy will be voted FOR the proposal to approve the merger agreement. If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy will have discretion to vote on such matters in accordance with their best judgment. As of the date of this document, the board of directors of Pacific Financial knows of no such other matters.

        Any proxy may be revoked at any time before it is voted by delivering to the Secretary of Pacific Financial a written notice of revocation bearing a later date than the proxy being revoked, or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

        The enclosed proxy for Pacific Financial shareholders is being solicited on behalf of the Pacific board of directors. The expense of soliciting proxies for the special meeting will be borne by Pacific. The costs and expenses of printing and mailing the joint proxy statement/prospectus will be borne equally by the parties. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses.

        Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Pacific Financial in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation for their assistance other than their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Pacific Financial common stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Pacific will reimburse them for their expenses in doing so.

SHARES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

        As of the record date, the directors and executive officers of Pacific beneficially owned an aggregate of            shares of Pacific Financial common stock outstanding, which represents            % of the shares entitled to be voted at the special meeting. Each of Pacific's directors and executive officers has indicated his or her intention to vote stock owned by him or her for approval of the merger agreement.

BNW BANCORP SPECIAL MEETING

WHEN AND WHERE

        The special meeting of BNW Bancorp shareholders will be held on                        , 2004, at             a.m., local time, at the Hotel Bellwether, located at One Bellwether Way, Bellingham, Washington. This joint proxy statement/prospectus is being sent to holders of BNW Bancorp common stock and is accompanied by a form of proxy that is being solicited by the BNW Bancorp board for use at the special meeting and at any adjournment or postponement.

PURPOSES

        The purposes of the special meeting are:

  (i)
  to consider and vote upon a proposal to approve the agreement and plan of merger described herein, and

  (ii)
  to consider and vote upon a proposal, if made at the meeting, to adjourn the meeting to another time and/or place for the purpose of soliciting additional proxies.

WHO MAY VOTE

        The BNW Bancorp board of directors has fixed the close of business on December 18, 2003, as the record date for determining shareholders entitled to notice of and to vote at the special meeting. Only holders of record on the record date will be entitled to vote at the special meeting. Each share of BNW Bancorp common stock will be entitled to one vote. At the record date, there were            shares of BNW Bancorp common stock outstanding and entitled to be voted at the special meeting held by approximately            holders of record.

VOTES REQUIRED

        Approval of the agreement and plan of merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of BNW Bancorp common stock. If a proposal is made to adjourn the meeting, such proposal will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of BNW Bancorp shareholders at the special meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers and other nominees with respect to shares held in street name (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Abstentions and broker non-votes will have the same effect as votes cast against approval of the merger agreement and will have no effect on any proposal to adjourn the meeting.

VOTING BY PROXY

        Holders of BNW Bancorp common stock may vote either in person or by properly executed proxy. Shares of BNW Bancorp common stock represented by a properly executed proxy received prior to or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the merger agreement and any proposal to adjourn the meeting.

        Any proxy may be revoked at any time before it is voted by delivering to the Secretary of BNW Bancorp a written notice of revocation bearing a later date than the proxy, or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

        The enclosed proxy for BNW Bancorp shareholders is being solicited on behalf of the BNW board of directors. The expense of soliciting proxies for the special meeting will be borne by BNW. The costs and expenses of printing and mailing the joint proxy statement/prospectus will be borne equally by the parties. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses.

        Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of BNW Bancorp in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation for their assistance other than their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold BNW Bancorp common stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and BNW will reimburse them for their expenses in doing so.

SHARES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

        As of the record date, the directors and executive officers of BNW Bancorp beneficially owned an aggregate of            shares of BNW Bancorp common stock outstanding, which represents            % of the shares entitled to be voted at the special meeting. All of the directors of BNW Bancorp have entered into an agreement with BNW and Pacific Financial pursuant to which each individual has agreed to vote his or her shares for approval of the merger agreement.

THE MERGER

        The descriptions in this joint proxy statement/prospectus of the terms and conditions of the merger and related transactions are qualified in their entirety by reference to the agreement and plan of merger, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. We encourage you to review the merger agreement carefully.

TRANSACTION

        The boards of directors of Pacific Financial and BNW Bancorp have approved the agreement and plan of merger providing for the merger of BNW Bancorp with and into Pacific Financial followed immediately thereafter by the merger of Bank NorthWest, BNW Bancorp's banking subsidiary, into Bank of the Pacific, Pacific Financial's banking subsidiary. While Pacific and BNW believe that they will receive the necessary regulatory approvals for the merger and that other conditions to the merger will be satisfied, there can be no assurance that such approvals will be received and conditions met. See "—Conditions to the Completion of the Merger" and "—Regulatory Approvals Required" below.

CONVERSION OF STOCK

        In the merger, each share of BNW Bancorp common stock (other than shares as to which dissenters' rights have been properly asserted) will be converted into the right to receive 0.85 shares of Pacific Financial common stock. Outstanding shares of Pacific Financial common stock will remain outstanding and will not be affected by the merger. Each share of BNW Bancorp common stock as to which a dissenting shareholder has properly perfected dissenters' rights of appraisal under Washington law will be treated in accordance with the provisions of the Washington Business Corporation Act.

        BNW Bancorp's obligation to complete the merger is not conditioned upon Pacific Financial's common stock continuing to trade at any minimum price during any period. Because the exchange ratio is fixed, the value of the shares of Pacific Financial common stock that holders of BNW Bancorp stock will receive in the merger may increase or decrease. Because Pacific Financial common stock is not publicly traded, the actual value of its stock is very difficult to ascertain and may not be reflected in trades that occur.

EFFECT

        Upon completion of the mergers, the separate existence of BNW Bancorp and Bank NorthWest will cease. Pacific Financial has agreed to continue to operate the branches of Bank NorthWest under the assumed name "Bank NorthWest" following closing.

        The Pacific Financial articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company after completion of the merger and will not be affected by the merger.

OPTIONS

        Each outstanding option to purchase shares of BNW Bancorp common stock granted under BNW's stock option plans will be converted at the effective date of the merger into an option to purchase Pacific Financial common stock in an amount and at an exercise price determined as follows:

  •
  the number of shares of Pacific Financial common stock subject to the new Pacific stock option will be equal to the product (rounded down to the nearest share) of the number of shares of BNW Bancorp common stock subject to the BNW stock option and the per share exchange ratio of 0.85; and

  •
  the exercise price per share will be equal to the result (rounded down to the nearest cent) obtained by dividing the exercise price per share of BNW Bancorp common stock by the per share exchange ratio of 0.85.

        All Pacific stock options issued in exchange for BNW stock options will be exercisable in full, except to the extent that a holder waives his or her right to acceleration of vesting as a result of the merger.

FRACTIONAL SHARES

        No fractional shares of Pacific Financial common stock will be issued to any holder of BNW Bancorp common stock in the merger. For each fractional share that would otherwise be issued, Pacific will pay cash in an amount equal to the fraction multiplied by $27.15. No interest will be paid or accrued on cash payable in lieu of fractional shares.

EXCHANGE OF CERTIFICATES

        Soon after the completion of the merger, Pacific Financial will send a letter of transmittal to each person who was a BNW Bancorp shareholder at the effective time of the merger. This letter will contain instructions on how to surrender certificates representing shares of BNW Bancorp common stock in exchange for certificates representing Pacific Financial shares the holder is entitled to receive under the merger agreement.

        All shares of Pacific Financial common stock issued to the holders of BNW Bancorp common stock pursuant to the merger will be deemed issued as of the effective date of the merger. Until BNW Bancorp stock certificates are surrendered for exchange, holders of such certificates will accrue, but will not be paid, any dividends or other distributions declared after the effective date with respect to Pacific Financial common stock. When certificates are surrendered, Pacific will pay any unpaid dividends or other distributions, without interest. After the effective date, there will be no further transfers of any shares of BNW Bancorp common stock on the stock transfer books of BNW.

        If a certificate for BNW Bancorp common stock has been lost, stolen or destroyed, Pacific will issue certificates representing shares properly payable under the merger agreement upon receipt of appropriate evidence as to loss, theft or destruction, ownership of that certificate, and indemnity satisfactory to Pacific Financial.

RESULTING BOARD OF DIRECTORS; OFFICERS OF SURVIVING CORPORATION

        The board of directors of Pacific Financial as the surviving corporation in the merger will include all members of the Pacific board prior to the merger, together with John R. Ferlin, G. Dennis Archer, and Stewart L. Thomas, who presently serve as directors of BNW Bancorp and Bank NorthWest. The board of directors of Bank of the Pacific after the bank merger will be the same as the board of Pacific.

        The principal executive officers of Pacific Financial after the merger will continue to be Dennis A. Long, President and CEO, and John Van Dijk, Chief Financial Officer. Donald D. Zimmerman, President and CEO of BNW Bancorp, will become Area President of the Whatcom County operations and certain other officers of BNW will continue as officers of Pacific.

CLOSING OF THE MERGER

        The merger will become effective as set forth in articles of merger that will be filed with the Secretary of State of the State of Washington on the effective date of the merger. Subject to the conditions to the merger set forth in the merger agreement, the closing of the merger will occur at a date, time and place to be specified, but no later than five days after the satisfaction or waiver of the various conditions to the merger. It is currently anticipated that we will consummate the merger in the first quarter of 2004.

        Either Pacific or BNW may terminate the merger agreement if the closing does not occur on or before May 31, 2004, unless the failure to complete the merger by such date is due to the breach by the party seeking to terminate the merger agreement of any representation, warranty, covenant, or other agreement of such party.

REPRESENTATIONS AND WARRANTIES

        Each of BNW Bancorp and Pacific Financial has made representations and warranties to the other in the merger agreement as to:

  •
  corporate organization and existence;

  •
  capital structure;

  •
  due authorization, execution, delivery and enforceability of the merger agreement;

  •
  governmental and third-party consents necessary to complete the merger;

  •
  accuracy, completeness, and timeliness of regulatory filings;

  •
  financial statements;

  •
  fees payable to financial advisors in connection with the merger;

  •
  absence of material adverse changes;

  •
  absence of legal proceedings and regulatory actions;

  •
  accuracy and timeliness of taxes and tax returns;

  •
  employee benefit matters;

  •
  compliance with laws;

  •
  material contracts;

  •
  personal property;

  •
  agreements with regulatory agencies and regulatory approvals;

  •
  undisclosed liabilities; and

  •
  intellectual property.

CONDUCT OF BUSINESS PENDING THE MERGER

        BNW Bancorp.    BNW Bancorp has agreed in the merger agreement to:

  •
  conduct its business in the usual, regular and ordinary course consistent with past practice;

  •
  use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees;

  •
  use commercially reasonable efforts to obtain any approvals or consents required to maintain contracts; and

  •
  take no action that would adversely affect or delay its ability to obtain any necessary governmental or regulatory approvals or to perform its agreements under the merger agreement.

        Further, the merger agreement provides that, except with the written consent of Pacific Financial, BNW Bancorp may not:

  •
  other than in the ordinary course of business consistent with past practice, incur any indebtedness or become responsible for the obligations of another;

  •
  split or otherwise reclassify any capital stock; declare or pay any dividend or make any other distribution on, or directly or indirectly redeem or otherwise acquire, any shares of its capital stock, or grant any stock appreciation rights or any right to acquire any shares of its capital stock; or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date of the merger agreement;

  •
  sell or otherwise dispose of any of its properties or assets, or cancel or assign any indebtedness, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

  •
  except for transactions in the ordinary course of business consistent with past practice, make any material investment;

  •
  enter into or terminate any contract or agreement, or make any change in any lease or contract, other than renewals of contracts and leases without material adverse changes of terms and certain other exceptions;

  •
  increase in any manner the compensation or fringe benefits of any of its employees other than in the ordinary course of business consistent with past practice;

  •
  make any contribution to any benefit plan except as required by plan terms;

  •
  settle any claim, action or proceeding involving material money damages;

  •
  amend its articles of incorporation or bylaws;

  •
  other than in prior consultation with Pacific, restructure or materially change its investment securities portfolio or its gap position;

  •
  take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied; or

  •
  agree to take any of the actions described above.

        Pacific Financial.    Pacific has agreed that it will not, without the approval of BNW:

  •
  reclassify any of its capital stock or declare or pay any dividend or make any other distribution on any shares of its capital stock (except for regular cash dividends at an annual rate not in excess of $1.42 per share);

  •
  take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied;

  •
  take any action that would adversely affect or delay its ability to obtain any necessary approvals of any governmental authority or to perform its obligations under the merger agreement;

  •
  amend its articles of incorporation or bylaws; or

  •
  agree to take any of the actions described above.

CONDITIONS TO THE COMPLETION OF THE MERGER

        Completion of the merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

        Both Parties.    The respective obligations of Pacific Financial and BNW Bancorp to complete the merger are subject to the following conditions:

  •
  approval of the merger agreement by the shareholders of Pacific Financial and BNW Bancorp;

  •
  receipt of all required regulatory approvals and expiration of all statutory waiting periods;

  •
  the absence of any order, decree or injunction of any court or agency that prohibits completion of the merger;

  •
  effectiveness of the registration statement and any necessary blue sky qualifications relating to the Pacific Financial shares to be issued in the merger;

  •
  accuracy in all material respects of the other party's representations and warranties contained in the merger agreement as of the dates specified in that agreement, and the performance in all material respects by the other party of its obligations contained in the merger agreement; and

  •
  the absence of changes or circumstances which have had or might reasonably be expected to have a material adverse effect on the business of BNW Bancorp or Pacific Financial.

        Pacific Financial.    The obligations of Pacific Financial under the merger agreement are subject to the following additional conditions, among others:

  •
  the number of shares of BNW Bancorp common stock outstanding or subject to issuance upon exercise of options must total 825,000 or less;

  •
  the number of shares for which cash is to be paid because of the exercise of dissenters' rights of BNW Bancorp shareholders must be less than 15% of the outstanding shares of BNW Bancorp stock; and

  •
  Pacific Financial must have received a certificate from the principal executive and financial officers of BNW Bancorp relating to its financial statements and internal accounting controls, as described in the merger agreement.

        BNW Bancorp.    The obligations of BNW Bancorp under the merger agreement are subject to the following additional conditions:

  •
  BNW Bancorp's financial advisor shall not have withdrawn its fairness opinion; and

  •
  BNW Bancorp shall have received an opinion of Pacific Financial's counsel substantially to the effect that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

REGULATORY APPROVALS REQUIRED

        Pacific Financial and BNW Bancorp have agreed to cooperate and use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval by the FDIC and various state and other regulatory authorities. We filed an application with the FDIC seeking approval of the merger on                        , 2003. Other applications, notices, or waiver requests were filed with other federal and state regulatory authorities soon thereafter. The merger cannot proceed in the absence of these regulatory approvals or waivers. Although Pacific Financial and BNW Bancorp expect to obtain the required regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained.

        Federal Deposit Insurance Corporation.    The acquisition of BNW Bancorp as contemplated by the merger is subject to approval by the FDIC. Applicable banking law requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The FDIC will not approve the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by such institutions.

        Washington Department of Financial Institutions.    The Washington Department of Financial Institutions must approve the change of control of BNW Bancorp. An application was filed in the state of Washington on                        , 2003.

        Pacific Financial and BNW Bancorp are not aware of any material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought.

NO SOLICITATION BY BNW BANCORP

        BNW Bancorp has agreed that, except to the extent the BNW board of directors concludes in good faith, after taking into account the advice of counsel, that failure to do so would reasonably be determined to violate its fiduciary obligations, it and its officers, directors, representatives, and other agents will not enter into any discussions with any other entity or group concerning any offer or potential offer with respect to:

  •
  the purchase of any shares of common stock or other securities of BNW Bancorp or Bank NorthWest;

  •
  any tender offer or exchange offer;

  •
  a merger, consolidation, or other combination transaction involving BNW Bancorp or Bank NorthWest; or

  •
  any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, BNW Bancorp or Bank NorthWest.

TERMINATION

        General.    The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the shareholders of Pacific Financial or BNW Bancorp:

  •
  by mutual consent of Pacific Financial and BNW Bancorp;

  •
  by either the board of directors of Pacific Financial or the board of directors of BNW Bancorp, if any required regulatory approval is denied and such denial is final and non-appealable or any governmental authority has issued a final order enjoining or otherwise prohibiting the merger;

  •
  by either the board of directors of Pacific Financial or the board of directors of BNW Bancorp, if the merger is not completed on or before May 31, 2004, unless the failure of the closing to occur by that date is due to the breach by the party seeking to terminate the agreement of any representation, warranty, or other agreement in the merger agreement;

  •
  by either the board of directors of Pacific Financial or the board of directors of BNW Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement in the merger agreement) if there has been a material breach of any of the representations, warranties, covenants, or agreements set forth in the merger agreement on the part of the other party, which breach is not cured within 30 days following written notice, or which breach, by its nature, cannot be cured;

  •
  by either Pacific Financial or BNW Bancorp if any shareholder approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournment or postponement;

  •
  by the board of directors of BNW Bancorp upon written notice to Pacific if it, in good faith, determines that a proposal it has received from a third party relating to a takeover proposal represents a superior proposal (as described below), provided that BNW Bancorp may not so terminate the merger agreement unless:

    (i)
    it has not breached any covenant in the agreement;

    (ii)
    concurrently with such notice of termination, BNW Bancorp enters into a letter of intent, acquisition agreement, or similar agreement related to the superior proposal;

    (iii)
    it has provided Pacific with at least five days' prior written notice advising Pacific that BNW's board is prepared to accept a superior proposal, and given Pacific, if it so elects, during that five-day period the opportunity to amend the merger agreement in such a manner as would enable BNW to proceed with the merger; and

    (iv)
    it delivers to Pacific a $1 million termination fee; or

  •
  by Pacific, upon written notice to BNW Bancorp, if (i) the board of directors of BNW Bancorp fails to recommend, withdraws, or modifies in a manner adverse to Pacific, its approval or recommendation of the merger agreement, or (ii) after a third-party proposal relating to, or actual occurrence of, an acquisition event (as described below), the shareholders of BNW Bancorp fail to approve the merger agreement at the special meeting.

        For purposes of the merger agreement, a "superior proposal" means a bona fide proposal to acquire BNW Bancorp or Bank NorthWest on terms which the board of directors of BNW Bancorp determines in good faith, after taking into account the advice of counsel, to be more favorable to BNW Bancorp and its shareholders than the merger.

        An "acquisition event" means (i) a merger, consolidation or similar transaction involving BNW Bancorp or any successor, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets representing 25% or more of the consolidated assets of BNW Bancorp and its subsidiary or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of BNW Bancorp.

        Termination Fee.    BNW Bancorp must pay Pacific Financial a termination fee of $1 million if:

  •
  BNW Bancorp terminates the merger agreement in order to accept a superior proposal; or

  •
  Pacific Financial terminates the merger agreement following (i) a modification or withdrawal of the BNW board's recommendation of the merger agreement or (ii) failure of BNW's shareholders to approve the merger agreement after a third-party proposal for an acquisition event, or an acquisition event has occurred, and, within 12 months after termination of the merger agreement, BNW Bancorp enters into an agreement for, or publicly announces an intention to engage in, an acquisition event.

        BNW Bancorp agreed to pay a termination fee under these circumstances in order to induce Pacific Financial to enter into the merger agreement. Agreeing to the payment of a termination fee could have the effect of discouraging other companies from trying to acquire BNW Bancorp.

        Effect of Termination.    If the merger agreement is terminated, subject to the termination fee provisions, it will become void and there will be no liability on the part of Pacific or BNW or their respective officers or directors, except that:

  •
  certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination;

  •
  in the event of a termination by Pacific due to a breach by BNW or failure by BNW to use reasonable efforts to consummate the merger, BNW shall promptly, but in no event later than five business days after termination, pay to Pacific a fee of $250,000; and

  •
  In the event of a termination by BNW due to a breach by Pacific or failure by Pacific to use reasonable efforts to consummate the merger, Pacific shall promptly, but in no event later than five business days after termination, pay to BNW a fee of $250,000.

In no event will Pacific or BNW Bancorp be relieved or released from any liabilities or damages arising out of a willful breach of any provision of the merger agreement.

EXTENSION, WAIVER AND AMENDMENT

        Extension and Waiver.    At any time prior to the completion of the merger, each of Pacific Financial and BNW Bancorp may, to the extent legally allowed:

  •
  extend the time for the performance of any obligations under the merger agreement;

  •
  waive any inaccuracies in the other party's representations and warranties contained in the merger agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

        Amendment.    Subject to compliance with applicable law, Pacific Financial and BNW Bancorp may amend, by action taken or authorized by their respective board of directors, the merger agreement at any time before or after approval of the merger agreement by BNW Bancorp shareholders. However, after approval of the merger agreement by BNW Bancorp shareholders, the merger agreement may not be amended without their further approval to reduce the exchange ratio or change the form of the consideration to be delivered to BNW Bancorp shareholders.

VOTING COMMITMENTS

        Each director of BNW Bancorp has agreed to vote all of his or her shares for the agreement and plan of merger unless it has been terminated prior to the BNW special meeting of shareholders. Each director has further agreed to recommend approval of the merger agreement by BNW shareholders and to refrain from any actions inconsistent with the foregoing, except as may otherwise be required by law, including his or her fiduciary duties. Each BNW Bancorp director has submitted his resignation as a director of BNW and Bank NorthWest effective upon completion of the merger.

MATERIAL CONTRACTS WITH THE COMPANY BEING ACQUIRED

        To fund growth and provide working capital to Bank NorthWest, BNW Bancorp obtained a $2 million line of credit facility from US Bank N.A. on March 20, 2003. On November 20, 2003, BNW

Bancorp transferred this line of credit facility to Pacific Financial's subsidiary, Bank of the Pacific, on the same terms as those that BNW had with US Bank. Bank NorthWest also has a correspondent banking relationship with Bank of the Pacific, whereby Bank of the Pacific occasionally participates in loans for which the principal exceeds Bank NorthWest's lending limits. BNW and Pacific believe that these relationships are commercially reasonable and are on terms comparable to those for other such arrangements in the banking industry.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Stock Ownership.    The directors, executive officers and principal shareholders of BNW Bancorp, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of                        shares of BNW Bancorp common stock representing            % of all outstanding BNW shares and options of BNW. The directors and executive officers of BNW will receive the same consideration in the merger for their shares as other shareholders of BNW.

        Various members of BNW Bancorp's management and the BNW board have other interests in the merger, as described below, that are in addition to their interests as BNW Bancorp shareholders. The BNW board is aware of those interests and considered them, among other matters, in approving the agreement and plan of merger.

        Stock Options.    At the time of the merger, BNW Bancorp options will be converted into options to purchase Pacific Financial common stock based on the exchange ratio of 0.85 shares of Pacific Financial common stock for each BNW Bancorp share. As of the date of this joint proxy statement/prospectus, officers and other employees of BNW Bancorp held options to acquire a total of 70,048 shares of BNW Bancorp common stock and the non-employee directors of BNW Bancorp held options to acquire a total of 30,000 shares of BNW Bancorp common stock. Given the exchange ratio in the merger, these options will be converted into options to purchase a total of 85,041 shares of Pacific Financial common stock at the time of the merger. All Pacific options received in the merger will be fully exercisable, except to the extent that a holder of an option waives his or her right to acceleration of vesting. Mr. Zimmerman has elected to waive acceleration of his unvested options to purchase 5,000 shares of BNW stock, which will therefore vest in accordance with their original terms in July 2004.

        BNW Bancorp Change in Control Obligations.    BNW Bancorp has entered into change in control severance agreements with four executives—Donald Zimmerman, Gordon Browning, John Cruikshank, and Philippe Swaab. Under the terms of these agreements, the named executives are entitled to a lump sum payment if a change in control occurs. The merger will constitute a change in control. As a result, Messrs. Zimmerman, Browning, Cruikshank, and Swaab will be entitled to one-time payments of approximately $327,000, $115,000, $72,000, and $25,000, respectively, immediately following completion of the merger. No further payments or other benefits will be due under these agreements.

        Pacific Financial Employment Agreements.    Pacific Financial and Bank of the Pacific have entered into employment agreements, effective upon completion of the merger, with Mr. Zimmerman and with Mr. Swaab.

        Mr. Zimmerman's employment agreement is for a term beginning upon completion of the merger and ending February 28, 2005. The term will be extended automatically for an additional year unless either party notifies the other prior to November 30, 2004, of its intent to terminate the agreement. Mr. Zimmerman will serve as Bank of the Pacific's Area President for Whatcom County, Washington.

        Mr. Zimmerman's agreement provides for an initial salary of $123,500 per year, eligibility to participate in Bank of the Pacific's officer bonus program, and a grant of an incentive stock option under Pacific's stock incentive plan to purchase 5,000 shares of Pacific's common stock at a price equal to the market value of Pacific's common stock on the closing date of the merger. The option will have a ten-year term, vest in equal annual installments over five years beginning one year after the date of grant, and otherwise be subject to terms and conditions of Pacific's standard form of option agreement.

        Mr. Zimmerman's employment agreement provides that if he is terminated without Cause (as described below) or he terminates his agreement for Good Reason (as described below), Pacific Financial will be responsible for his salary from the date of notice of termination for the balance of the employment term in accordance with its regular payroll schedules, policies, and procedures. In addition, all vesting requirements regarding stock options will be deemed satisfied. If Mr. Zimmerman terminates his employment without Good Reason or is terminated for Cause, Pacific will be responsible only for salary earned and expenses reimbursable through the date of termination and Mr. Zimmerman will have no rights to other compensation or benefits under the agreement.

        For purposes of the agreement:

  •
  "Cause" includes dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations or orders pertaining to financial institutions or reckless disregard of such statutes, regulations or orders; destruction or theft of bank property or assets of customers of the bank; physical attack of a fellow employee or a customer; intoxication at work; use of narcotics or alcohol to an extent that impairs the executive's performance; willful malfeasance or gross negligence in the performance of duties; violation of law in the course of employment that materially adversely affects the bank, its employees, or its customers; refusal to perform duties; refusal to follow reasonable instructions or directions; misconduct materially injurious to the bank; significant neglect of duty; or any material breach of the duties or obligations to the bank that results in material harm to the bank.

  •
  "Good Reason" means the bank's material breach of any provision of the employment agreement that is not cured within ten days of notice, or a relocation or transfer of Mr. Zimmerman's principal place of employment that will require Mr. Zimmerman to commute more than 25 miles each way from his current business office on a regular basis.

        Mr. Zimmerman has agreed for a period of two years from the effective date of his employment agreement, except in the event his employment agreement is terminated by Pacific without Cause or by Mr. Zimmerman for Good Reason, not to become involved in a competing business or serve directly or indirectly in a competing business in any manner other than as a passive holder of 5% or less of the equity securities of such business. He has also agreed not to solicit any employees or customers of Pacific Financial, BNW Bancorp or related entities for a period of three years from the effective date of his employment agreement, again unless his agreement terminates without Cause or for Good Reason. Notwithstanding the noncompete and nonsolicitation provisions of Mr. Zimmerman's agreement, nothing in the agreement will prohibit Mr. Zimmerman from accepting employment outside of Whatcom County as long as he does not act as an employee or representative of the business within Whatcom County, have responsibility for operations within the county, or violate the nonsolicitation or noncompetition provisions of his agreement. Mr. Zimmerman's agreement also includes provisions regarding nondisclosure of confidential information.

        Mr. Swaab's employment agreement is for a two-year term beginning on the effective date of the merger. Mr. Swaab's agreement provides for an initial salary of $90,000 per year and eligibility to participate in an incentive program for real estate loan officers until the end of 2004 and thereafter in Pacific Financial's officer bonus program. In addition, Mr. Swaab will receive an incentive stock option under Pacific's stock incentive plan entitling him to purchase 5,000 shares of Pacific common stock at a purchase price equal to the per share market value of Pacific's common stock on the effective date of the merger. The option will have a ten-year term and will vest (i) as to 2,500 shares, in equal amounts annually over five years beginning one year after the date of grant, and (ii) as to 2,500 shares, in a single cliff vesting on the fifth anniversary of the date of grant. The option will otherwise be subject to the terms and conditions of Pacific's standard form of option agreement.

        If Mr. Swaab is terminated for Cause or terminates employment without Good Reason (each as described above with respect to Mr. Zimmerman's agreement), Pacific must pay Mr. Swaab his salary earned and expenses reimbursable through the date of termination. Thereafter, Mr. Swaab will have no further right to receive compensation or other benefits under the agreement. If, before the end of the term, the bank terminates Mr. Swaab's employment without Cause or Mr. Swaab terminates his employment for Good Reason, Mr. Swaab will be entitled to his base salary from the date of notice through the end of the term payable in accordance with Pacific's regular payroll schedules, policies and procedures and all vesting requirements regarding stock options will be deemed satisfied. In addition, if Mr. Swaab is terminated within nine months following a change of control of Pacific or the Bank of the Pacific, Pacific or its successor will pay Mr. Swaab, in a single lump-sum payment, the greater of the sum of all payments due under the agreement as of the date of the termination, or one times Mr. Swaab's base compensation for the most recent calendar year ending prior to the date of termination. All vesting requirements regarding stock options will be deemed satisfied.

        Mr. Swaab has agreed to noncompetition and nonsolicitation provisions that are identical to those found in Mr. Zimmerman's agreement, except that Mr. Swaab's nonsolicitation is for a period of 30 months from the effective date of the merger. Mr. Swaab, too, will not be prohibited from accepting employment outside Whatcom County as long as he does not act as an employee or representative of the business within Whatcom County, have responsibility for operations within Whatcom County, or violate the nonsolicitation and noncompetition provisions of the agreement.

        Pacific has entered into employment agreements with two other non-executive officers of BNW Bancorp on terms similar to Mr. Swaab's agreement.

        Pacific Financial Advisory Board.    The merger agreement provides that each member of BNW's board, other than individuals becoming directors of Pacific, will be appointed to an advisory board established by Pacific Financial (if such individuals are willing to serve). The advisory board is being formed to advise Pacific with respect to deposit and lending activities in BNW Bancorp's former market area and to maintain and develop customer relationships. Members of the advisory board will be appointed for two-year terms and will meet at least quarterly. Each member of the advisory board will receive a fee of $125 for each advisory board meeting attended. Service on the advisory board will constitute continued service for the purpose of options received by board members in exchange for BNW Bancorp options, with the effect that Pacific options received by BNW directors will not expire until six months after they cease to serve as members of the advisory board.

        Indemnification and Insurance.    Pacific Financial will indemnify BNW officers and directors for any claims arising out of their service as such prior to the effective date of the merger. In addition, Pacific has agreed to continue in effect for a period of three years after the effective date the current policies of directors and officers liability insurance maintained by BNW Bancorp with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the effective date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material United States federal income tax consequences of the merger that are generally applicable to holders of BNW Bancorp common stock who are citizens of, residents for purposes of taxation of, or are organized under the laws of the United States. This discussion is based on currently existing provisions of the Internal Revenue Code, existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the merger agreement.

        This discussion assumes that the BNW Bancorp shareholders hold their shares of BNW Bancorp common stock as a capital asset within the meaning of section 1221 of the Code. Further, the discussion does not address all aspects of federal income taxation that may be relevant to the BNW Bancorp shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation:

  •
  financial institutions, mutual funds or insurance companies;

  •
  tax-exempt organizations;

  •
  S corporations or other pass-through entities;

  •
  BNW Bancorp shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

  •
  BNW Bancorp shareholders who received their BNW Bancorp common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan (other than pursuant to options exercised by them prior to the effective date, for which the tax treatment is described below); or

  •
  persons paying foreign taxes.

        Consummation of the merger is conditioned upon the receipt by BNW Bancorp of the opinion (the "Tax Opinion") of Miller Nash LLP, counsel to Pacific Financial, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a)(1)(A) of the Code. The Tax Opinion will not be binding on the Internal Revenue Service ("IRS") or the courts, and neither BNW nor Pacific intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger.

        Assuming the facts as set forth in the Tax Opinion are accurate, the United States federal income tax consequences of the merger generally will be as follows:

  •
  Neither BNW nor Pacific will recognize gain or loss as a result of the merger.

  •
  A BNW Bancorp shareholder will not recognize any gain or loss with respect to shares of BNW Bancorp common stock exchanged for Pacific Financial common stock in the merger except with respect to any cash received (a) in lieu of any fractional share of Pacific Financial common stock (as discussed below) or (b) by BNW Bancorp shareholders who exercise dissenters' rights (as discussed below).

  •
  The aggregate adjusted tax basis of the shares of Pacific Financial common stock received in the merger by a BNW shareholder will be equal to the aggregate adjusted tax basis of the shares of BNW Bancorp common stock surrendered for the Pacific Financial common stock (reduced by the tax basis allocable to any fractional share of BNW Bancorp common stock for which cash is received), and the holding period of the Pacific Financial common stock will include the period during which the shares of BNW Bancorp common stock were held. If a BNW shareholder has differing bases or holding periods in respect of his or her shares of BNW Bancorp common stock, the shareholder should consult his or her tax advisor regarding the bases or holding periods of particular shares of Pacific Financial common stock received in the merger.

  •
  Cash received by a BNW shareholder in lieu of a fractional share of Pacific Financial common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the share allocable to the fractional share surrendered. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of BNW Bancorp common stock is more than one year.

  •
  BNW shareholders who dissent with respect to the merger as discussed under the heading "—Dissenters' Rights" beginning on page 53 of this joint proxy statement/prospectus, and who receive cash in respect of their shares of BNW Bancorp common stock, will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

        Non-corporate shareholders of BNW Bancorp may be subject to information reporting and backup withholding on any cash payments they receive. BNW shareholders will not be subject to backup withholding, however, if they:

  (a)
  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal they will receive; or

  (b)
  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's federal income tax liability, provided he or she furnishes the required information to the IRS.

        BNW shareholders who receive Pacific Financial common stock as a result of the merger will be required to retain records pertaining to the merger and each such shareholder will be required to file with his or her federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are complicated, and the tax consequences of the merger to a BNW shareholder will depend upon the facts of his or her particular situation. We urge each BNW shareholder to consult with a tax advisor to determine the particular tax consequences of the merger.

ACCOUNTING TREATMENT

        The acquisition of BNW Bancorp will be accounted for under the "purchase" method of accounting, as this term is used under accounting principles generally accepted in the United States. BNW's assets and liabilities will be adjusted to their estimated fair value as of the closing date of the merger and combined with the historical book values of the assets and liabilities of Pacific. The difference between the estimated fair value of the assets and liabilities and the purchase price will be recorded as goodwill and as intangible asset(s). Goodwill will be periodically reviewed for impairment.

DISSENTERS' RIGHTS

        Under Washington law, BNW shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their shares of BNW Bancorp common stock.

        BNW shareholders electing to exercise dissenters' rights must comply with the provisions of the Washington appraisal laws in order to perfect their rights. The following is intended as a brief summary of the material provisions of the procedures that a BNW shareholder must follow in order to dissent from the merger and perfect dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the Washington appraisal laws, the full text of which is set forth in Appendix B to this document.

        A shareholder who wishes to assert dissenters' rights must:

  •
  deliver to BNW Bancorp before the special meeting written notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is completed, and

  •
  not vote the shares in favor of the merger.

        A shareholder wishing to deliver a notice asserting dissenters' rights should hand deliver or mail the notice to the following address:

    BNW Bancorp, Inc.
    100 Grand Avenue
    Bellingham, Washington 98225
    Attention: Don Zimmerman

        A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all of the shares the shareholder owns or over which the shareholder has the power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying BNW in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to BNW the record shareholder's written consent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

        A shareholder who does not, prior to the special shareholders meeting, deliver to BNW a written notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the merger or abstain from voting.

        If the merger is completed, Pacific Financial (as the surviving corporation) will, within ten days after the effective date of the merger, deliver a written notice to all BNW shareholders who properly gave notice of their intent to exercise dissenters' rights. The notice will, among other things:

  •
  state where the payment demand must be sent and where and when certificates for shares must be deposited;

  •
  supply a form for demanding payment; and

  •
  set a date by which Pacific must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

        A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause that person to lose their dissenters' rights.

        Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Pacific will pay each dissenter with properly perfected dissenters' rights Pacific's estimate of the "fair value" of the shareholder's shares, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own shares of BNW prior to the public announcement of the merger, Pacific is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation in anticipation of the merger. The rate of interest is generally required to be the rate at which Pacific Financial borrows money from other banks.

        Within 30 days of Pacific's payment (or offer of payment in the case of shares acquired after public announcement of the merger) to a dissenting shareholder, a dissenter dissatisfied with Pacific Financial's estimate of the fair value may notify Pacific of the dissenter's own estimate of the fair value and demand payment of that amount. If Pacific Financial does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, then Pacific must, within 60 days of receiving the estimate and demand, petition a court to determine the fair value.

        In view of the complexity of the Washington statutes governing dissenters' rights of appraisal, BNW shareholders who wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

RESALE OF PACIFIC FINANCIAL COMMON STOCK BY AFFILIATES

        The shares of Pacific Financial common stock to be issued to shareholders of BNW Bancorp in connection with the merger have been registered under the Securities Act of 1933, as amended ("the Securities Act"), and may be freely traded, except shares issued to "affiliates" of BNW or Pacific as that term is defined in the rules under the Securities Act. Stock received by persons who were "affiliates" of

BNW on the date of the special meeting may be resold without registration only to the extent provided for by Rule 145 under the Securities Act, which permits limited sales under certain circumstances, or as otherwise permitted by the Securities Act.

        An "affiliate" of BNW Bancorp is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, BNW Bancorp. These restrictions generally are expected to apply to the directors and executive officers of BNW Bancorp and the holders of 10% or more of the BNW Bancorp common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Pacific will put in place stop transfer instructions with respect to the shares of Pacific Financial common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

        Known affiliates of BNW Bancorp have entered into affiliate agreements with Pacific providing that such affiliate will not sell, transfer, or otherwise dispose of shares of Pacific Financial common stock received in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This joint proxy statement/prospectus does not cover resales of Pacific Financial common stock received by affiliates.

RESALE OF PACIFIC FINANCIAL COMMON STOCK BY CANADIAN RESIDENTS

        The shares of Pacific Financial common stock to be issued to Canadian residents in connection with the merger will be issued pursuant to an exemption from registration under applicable Canadian securities laws and will not be registered in Canada. Canadian residents receiving Pacific Financial shares in connection with the merger wishing to sell their shares will be required to register the shares for resale or rely on an applicable exemption from registration under Canadian securities laws. Applicable exemptions may require that the first sale of shares received in the merger be made to a resident of a country other than Canada.

EXPENSES

        The merger agreement provides that each of Pacific and BNW will pay its own expenses in connection with the transactions contemplated by the merger agreement; provided, however, that the costs and expenses of printing and mailing the joint proxy statement/prospectus will be paid equally by the parties.

BUSINESSES OF THE PARTIES TO THE MERGER

PACIFIC FINANCIAL CORPORATION

        Pacific Financial Corporation is a financial holding company headquartered in Aberdeen, Washington. Pacific Financial owns one bank, Bank of the Pacific (sometimes referred to in this section as the "Bank"), and is primarily engaged in the business of directing the Bank's operations and strategies. The Bank is a Washington state-chartered banking corporation conducting its banking business through ten branches located in communities throughout Grays Harbor County, Pacific County, and Wahkiakum County in southwest Washington, and a loan production office located in Gearhart, Oregon, along the northern Oregon coast. At September 30, 2003, Pacific Financial had total consolidated assets of $297.2 million, loans of $193.7 million, and deposits of $252.7 million. Pacific Financial was incorporated in the State of Washington on February 12, 1997, pursuant to a holding company reorganization of the Bank.

        Bank of the Pacific.    Bank of the Pacific was organized in 1978 and opened for business in 1979 to meet the need for a regional community bank with local interests to serve the small to medium-sized businesses and professionals in the region. The Bank offers a full range of financial services to commercial and individual customers, including short-term and medium-term commercial loans, installment loans, real estate loans, and other types of financing. Bank of the Pacific also provides a broad range of depository and lending services to commercial enterprises, governmental entities and individuals. The Bank provides 24-hour online banking to its customers with access to account balances and transaction histories, plus an electronic check register to make account management and reconciliation simple. These services can be accessed through the Bank's website at www.thebankofpacific.com.

        The Bank originates loans primarily in its local markets. Depending on the nature of the borrower and the purpose and amount of each loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate, and personal assets. The Bank's commercial and agricultural loans consist primarily of secured revolving operating lines of credit and business term loans, some of which may be partially guaranteed by the Small Business Administration or the U.S. Department of Agriculture. Consumer installment loans and other loans represent a small percentage of total outstanding loans.

        The Bank's primary sources of deposits are from individuals and businesses in its local markets. A concerted effort has been made to attract deposits in the local market areas through competitive pricing and delivery of quality products. The Bank operates under the banking laws of the State of Washington and the rules and regulations of the FDIC.

        Competition.    Competition in the banking industry is significant and has intensified as the regulatory environment has grown more permissive. Banks face a greater degree of competition in providing banking services and attracting deposits. Pacific Financial competes in Grays Harbor County with well-established thrifts headquartered in the area, along with branches of large banks and small community banks with headquarters outside the area. Pacific Financial competes with well-established branches of large banks, thrifts and credit unions in Pacific and Wahkiakum Counties. Other non-bank and non-depository institutions have increased competition further as they offer bank type products.

        The adoption of the Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act) eliminated many of the barriers to affiliation among providers of financial services and further opened the door to business combinations involving banks, insurance companies, securities or brokerage firms, and others. This regulatory change has led to further consolidation in the financial services industry and the creation of financial conglomerates which frequently offer multiple financial services, including deposit services, brokerage and others. When combined with technological developments such as the Internet that have reduced barriers to entry faced by companies physically located outside Pacific's market area, changes in the market have resulted in increased competition and can be expected to result in further increases in competition in the future.

        Although it cannot guarantee that it will continue to do so, Pacific has been able to maintain a competitive advantage as a result of its status as a local institution, offering products and services tailored to the needs of the community. Further, because of the extensive experience of management in its market area and the business contacts of management and the directors, management believes it can continue to compete effectively. According to the Market Share Report compiled by the Federal Home Loan Bank of Seattle, as of June 30, 2003, the Company held a deposit market share of 53.4% in Pacific County, 45.8% in Wahkiakum County and 17.5% in Grays Harbor County.

        Employees.    As of September 30, 2003, Pacific Financial and the Bank had 96 full-time equivalent employees. None of Pacific Financial's employees are covered by a collective bargaining agreement. Management believes relations with its employees are good.

        Legal Proceedings.    Periodically and in the ordinary course of business, various claims and lawsuits are brought against or by Pacific Financial or Bank of the Pacific, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the banking business. In the opinion of management, the ultimate liability, if any, resulting from such claims or lawsuits will not have a material adverse effect on Pacific's financial position or results of operations.

        Financial and Other Information.    Financial and other information relating to Pacific Financial is set forth in its Annual Report on Form 10-K for the year ended December 31, 2002, and its quarterly report on Form 10-Q for the quarter ended September 30, 2003, each of which are included with this joint proxy statement/prospectus. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Pacific Financial, as well as additional information, including executive compensation, and certain relationships and related transactions, is set forth in or incorporated by reference in Pacific Financial's Form 10-K and in its proxy statement dated March 21, 2003, for its 2003 annual meeting of shareholders, each as filed with the SEC.

BNW BANCORP

        BNW Bancorp is a bank holding company organized under the laws of the State of Washington, chartered on March 26, 2003. BNW is located in Bellingham, Washington, and conducts its business operations through its subsidiary, Bank NorthWest, a Washington state-chartered bank, which commenced operations in 1997. BNW does not engage in any substantial activities other than acting as a bank holding company for Bank NorthWest. At September 30, 2003, BNW Bancorp had consolidated total assets of approximately $97.9 million, total loans receivable of approximately $83.8 million, total deposits of approximately $85.9 million, and total shareholders' equity of approximately $6.9 million.

        Bank NorthWest believes that it presents an alternative to large financial institutions by offering local ownership, local decision-making and other personalized services characteristic of community banks to its customers. BNW adopted a holding company structure in 2003 to provide flexibility for expansion and to enable it to provide additional banking-related services.

        Market Area and Competition.    Bank NorthWest competes with other commercial banks, savings and loan associations, credit unions and finance companies operating in its primary service area, which consists of Whatcom County, Washington, including the cities of Bellingham, Blaine, Lynden and Everson, Washington. Bank NorthWest's main office is in downtown Bellingham, the largest city and county seat of Whatcom County. Bellingham has grown significantly over the last decade both in the number of residents and the amount of small-to-medium sized businesses located in the region.

        Bank NorthWest is subject to substantial competition in all aspects of its business. Intense competition for loans and deposits comes from other financial institutions in the market area. Some of Bank NorthWest's competitors are not subject to the same degree of regulation and restriction as Bank NorthWest is, and many have financial resources greater than Bank NorthWest's. Although Bank NorthWest's competitors often are larger, sometimes significantly larger, its service levels and competitive product mix have enabled it to erode its competitors' market share of deposits and loans.

        Products and Services.    In conjunction with the growth of its asset base, Bank NorthWest has introduced a mix of products and services tailored to its highly competitive market. Bank NorthWest's customers demand not only a wide range of financial products but also efficient and convenient service.

        Deposit accounts include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts and money market accounts. Loans include real estate construction and development, commercial, installment and consumer loans. Other products and services include electronic funds transfers, electronic tax payment, and safe deposit boxes. Bank NorthWest offers access to general bank information as well as online banking through its website (www.banknorthwest.com).

        In general, Bank NorthWest is permitted by law to make loans to single borrowers in aggregate amounts of up to 20% of its unimpaired capital and unimpaired surplus. As of September 30, 2003, Bank NorthWest's legal lending limit was $1.5 million. This limit will increase as a result of the merger to approximately $6.9 million.

        On occasion, Bank NorthWest sells participations in loans when necessary to stay within lending limits or to otherwise limit its exposure, and it has done so in the past to Pacific Financial. Sales of loans, including to Pacific, were on a non-recourse basis, thus limiting Bank NorthWest's exposure to loan losses.

        At September 30, 2003, Bank NorthWest had a concentration of loans secured by real estate, which represented 72% of the loan portfolio. Commercial loans not primarily secured by real estate represented 25% of the loan portfolio as of that date. These loan concentrations may represent a risk to BNW since a downturn in the Bellingham area real estate or business market could have an adverse effect on Bank NorthWest and its operations.

        Lending activities are conducted pursuant to a written loan policy that has been adopted by Bank NorthWest's board of directors. Interest income on loans is based on principal amounts outstanding, at applicable interest rates. Accrual of interest on impaired loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal or when payment of principal or interest is contractually past due 90 days, unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and when future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought current with respect to both principal and interest and when, in the opinion of management, the loans are estimated to be fully collectible as to both principal and interest.

        Employees.    Bank NorthWest had a total of 43 full-time employees and 5 part-time employees at September 30, 2003. BNW Bancorp has no employees in addition to those of Bank NorthWest.

        Properties.    Bank NorthWest owns the building in which it operates the Everson branch, located at 106 E. Main St., Everson, WA. In addition to the approximately 4,000 sq. ft. building, Bank NorthWest owns approximately 0.5 acres of land on which the building stands.

        Bank NorthWest leases its headquarters office space, totaling approximately 10,470 sq. ft., at 100 Grand Ave., Bellingham, Washington. Three separate office suites are leased, with monthly payments totaling $11,306. All three leases expire concurrently, on August 1, 2005.

        Bank NorthWest leases space for the Blaine (Birch Bay) branch located at 4855 Goldstar Drive, Blaine, WA 98230. Required lease payments are $1,950 per month. The initial lease expiration of April 1, 2004 can be extended for an additional three years.

        Bank NorthWest leases space for a branch office located at 2200 Rimland Drive, Bellingham, WA 98226. Required lease payments are a minimum of $1,964 per month through September 2004, $2,023 per month for the following 12 months, then $2,084 per month through September 2005.

        Bank NorthWest leases space for the Lynden branch located at 8170 Guide Meridian, Lynden, WA 98264. Required monthly lease payments are $2,508 in 2003, $2,598 in 2004, $2,688 in 2005, a minimum of $2,747 in 2006 and a minimum of $2,802 in 2007. The lease expires on November 30, 2007 and contains a provision for one five-year extension.

        Legal Proceedings.    There are no material pending legal proceedings to which BNW Bancorp or Bank NorthWest is a party or to which any of their properties is subject.

        Supervision and Regulation.    The following discussion is only intended to briefly summarize significant statutes and regulations that affect the banking industry and therefore is not complete. Changes in applicable laws or regulations, and in the policies of regulators, may have a material effect on BNW's business and prospects.

        Federal Bank Holding Company Regulation.    BNW Bancorp is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended (the "BHCA"), and is therefore subject to regulation, supervision and examination by the Board of Governers of the Federal Reserve System (the "Federal Reserve"). In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities closely related to banking. BNW must file annual reports with the Federal Reserve and provide it with such additional information as the Federal Reserve may require. Under the Financial Services Modernization Act of 1999, a bank holding company may apply to the Federal Reserve to become a financial holding company, and thereby engage (directly or through a subsidiary) in certain expanded activities deemed financial in nature, such as securities brokerage and insurance underwriting. BNW has not elected to do so.

        Holding Company Bank Ownership.    The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares, (ii) acquiring all or substantially all of the assets of another bank or bank holding company, or (iii) merging or consolidating with another bank holding company.

        Holding Company Control of Nonbanks.    With some exceptions, the BHCA also prohibits a bank holding company from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or (ii) engaging in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks.

        Transactions With Affiliates.    Subsidiary banks of a bank holding company are subject to Federal Reserve restrictions on extensions of credit to the holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit BNW's ability to obtain funds from Bank NorthWest for its cash needs, including funds for payment of dividends, interest and operational expenses.

        Tying Arrangements.    Bank NorthWest and BNW cannot engage in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, Bank NorthWest may not generally require, as a condition to extending credit, that a customer obtain other services from it or from BNW, or that a customer refrain from obtaining other services from a competitor.

        Support of Subsidiary Banks.    Under Federal Reserve policy, BNW Bancorp is expected to act as a source of financial and managerial strength to Bank NorthWest. This means that BNW is required to commit, as necessary, resources to support Bank NorthWest. Any capital loans a bank holding company makes to its subsidiary banks are subordinate to deposits and to certain other indebtedness of those subsidiary banks.

        State Law Restrictions.    As a Washington corporation, BNW Bancorp is subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.

        Federal and State Bank Regulation.    As a Washington state-chartered bank with deposits insured by the FDIC, Bank NorthWest is subject to the supervision and regulation of the Washington Department of Financial Institutions ("DFI") and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe to be unsafe or unsound banking practices. Bank NorthWest's deposits are insured to a maximum of $100,000 per depositor by the FDIC, and Bank NorthWest pays semiannual deposit insurance premium assessments to the FDIC.

        Lending Limits.    State banking law generally limits the amount of funds that a bank may lend to a single borrower to 20% of capital and surplus, as defined. As of September 30, 2003, Bank NorthWest's lending limit was approximately $1.5 million.

        CRA.    The Community Reinvestment Act requires that, when examining financial institutions within their jurisdiction, the Federal Reserve or the FDIC evaluate the institution's record in meeting the credit needs of its local community, including low and moderate income neighborhoods. This record is also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

        Insider Credit Transactions.    Banks are also subject to certain Federal Reserve restrictions on extensions of credit to executive officers, directors, principal shareholders or any related interests of such persons (i.e., insiders). Extensions of credit (i) must be made on substantially the same terms and pursuant to the same credit underwriting procedures as those for comparable transactions with persons who are neither insiders nor employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Certain lending limits and restrictions on overdrafts also apply to insiders. A violation of these restrictions may result in regulatory sanctions on the bank or its insiders.

        Regulation of Management.    Federal law sets forth circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency. Federal law also prohibits management personnel of a bank from serving as a director or in a management position of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

        Safety and Soundness Standards.    Federal law imposes upon banks certain non-capital safety and soundness standards. These standards cover, among other things, internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and benefits. Additional standards apply to asset quality, earnings and stock valuation. An institution that fails to meet these standards must develop a plan acceptable to its regulators, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions.

        Interstate Banking and Branching.    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits nationwide interstate banking and branching under certain circumstances. Currently, bank holding companies may purchase banks in any state, and banks may merge with banks in other states, as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

        Washington State has permitted interstate banking for a number of years, and in 1996, "opting in" legislation was enacted, specifically authorizing interstate mergers.

        Dividends.    The principal source of BNW Bancorp's cash revenues is dividends received from Bank NorthWest. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. State laws also limit a bank's ability to pay dividends.

        Capital Adequacy.    Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. The guidelines are "risk-based," meaning that they are designed to make capital requirements more sensitive to differences in risk profiles among banks and bank holding companies.

        Tier I and Tier II Capital.    Under the guidelines, an institution's capital is divided into two broad categories, Tier I capital and Tier II capital. Tier I capital generally consists of common stockholders' equity, surplus and undivided profits. Tier II capital generally consists of the allowance for loan losses, hybrid capital instruments, and subordinated debt. The sum of Tier I capital and Tier II capital represents an institution's total capital. The guidelines require that at least 50% of an institution's total capital consist of Tier I capital.

        Risk-based Capital Ratios.    The adequacy of an institution's capital is gauged primarily with reference to the institution's risk-weighted assets. The guidelines assign risk weightings to an institution's assets in an effort to quantify the relative risk of each asset and to determine the minimum capital required to support that risk. An institution's risk-weighted assets are then compared with its Tier I capital and total capital to arrive at a Tier I risk-based ratio and a total risk-based ratio, respectively. The guidelines provide that an institution must have a minimum Tier I risk-based ratio of 4% and a minimum total risk-based ratio of 8%.

        Leverage Ratio.    The guidelines also employ a leverage ratio, which is Tier I capital as a percentage of total assets, less intangibles. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The minimum leverage ratio is 3%; however, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, regulators expect an additional cushion of at least 1% to 2%.

        Prompt Corrective Action.    Under the guidelines, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. The categories range from "well capitalized" to "critically undercapitalized." Institutions that are "undercapitalized" or lower are subject to certain mandatory supervisory corrective actions.

        Financial Services Modernization.    The Financial Services Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, brought about significant changes to the laws affecting banks and bank holding companies. Generally, the Act (i) repealed the historical restrictions on preventing banks from affiliating with securities firms, (ii) provided a uniform framework for the activities of banks, savings institutions and their holding companies, (iii) broadened the activities that may be conducted by national banks and banking subsidiaries of bank holding companies, (iv) provided an enhanced framework for protecting the privacy of consumer information and (v) addressed a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

        Bank holding companies that qualify and elect to become financial holding companies can engage in a wider variety of financial activities than permitted under previous law, particularly with respect to insurance and securities underwriting activities. In addition, in a change from previous law, bank holding companies will be in a position to be owned, controlled or acquired by any company engaged in financially related activities, so long as the company meets certain regulatory requirements.

        To the extent the legislation permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than Bank NorthWest offers, and these companies may be able to aggressively compete in the markets served by Bank NorthWest.

        Anti-terrorism Legislation.    On October 26, 2001, President Bush signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act ("Patriot Act") into law. Among other things, the Patriot Act (i) prohibits banks from providing correspondent accounts directly to foreign shell banks; (ii) imposes due diligence requirements on banks opening or holding accounts for foreign financial institutions or wealthy foreign individuals; (iii) requires financial institutions to establish an anti-money-laundering compliance program; and (iv) eliminates civil liability for persons who file suspicious activity reports. The Patriot Act also increases governmental powers to investigate terrorism, including expanded government access to account records. The Department of the Treasury is empowered to administer and make rules to implement the Patriot Act. While management believes the Patriot Act may, to some degree, affect Bank NorthWest's recordkeeping and reporting expenses, it does not believe that the Act will have a material adverse effect on Bank NorthWest's business and operations.

BNW BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This management's discussion and analysis describes the financial condition and changes to financial condition and results of operations for BNW Bancorp and Bank NorthWest for the nine months ended September 30, 2003 and 2002, and for the years ended December 31, 2002 and 2001. It should be read in conjunction with BNW Bancorp's audited financial statements, the unaudited interim information and notes thereto, and the other financial information appearing elsewhere in this joint proxy statement/prospectus. Until March 2003, Bank NorthWest operated as an independent banking corporation. In March 2003, Bank NorthWest engaged in a holding company reorganization that resulted in BNW Bancorp owning all of the stock of Bank NorthWest, its banking subsidiary. As a result, financial information discussed below for periods prior to March 2003 relates to Bank NorthWest.

RESULTS OF OPERATIONS

        For the nine months ended September 30, 2003 and 2002.    For the first nine months of 2003, BNW Bancorp had net income of $446,306 or $0.62 per share of common stock, compared to net income of $518,356 or $0.77 per share of common stock for the first nine months of 2002. BNW's annualized returns on average assets and average equity for the first nine months of 2003 were 0.68% and 8.63% compared to 1.12% and 12.62%, respectively, for the first nine months of 2002.

        Interest income totaled $4,237,294 for the first nine months of 2003, compared with $3,251,203 during the same period last year. Higher loan totals offset the negative impact of falling yields and lower investment balances. Interest expense was moderately higher through the first nine months of 2003 compared to the same period of 2002, totaling $1,138,864 and $977,584, respectively. Higher total deposit and other borrowing balances more than offset the positive impact of falling rates. Overall, net interest income before loan loss provision for the first nine months of the year totaled $3,098,430 in 2003 and $2,273,619 in 2002.

        The provision for loan losses for the first nine months of 2003 and 2002 totaled $510,000 and $130,000, respectively. The increase reflected Bank NorthWest's loan growth and concern over the uncertain local and regional economic climate, which resulted in a decision to raise the portion of the loan loss reserve not specifically allocated to individual loans. Net interest income after loan loss provision totaled $2,588,430 in 2003 and $2,143,619 in 2002.

        Non-interest income rose to $1,421,988 for the first nine months of 2003, compared with $736,016 for the first nine months of 2002. The increase is almost entirely attributable to gains and fees realized on sale of mortgage loans, which totaled $1,291,426 for the first nine months of 2003 compared with $616,003 for the first nine months of 2002. The increase in gains and fees recognized was due to significantly higher residential loan origination volumes in 2003 versus 2002, driven by lower interest rates and a very strong local housing market.

        Salaries and employee benefits rose to $2,035,737 for the first nine months of 2003 compared to $1,320,911 during the same period in 2002. Higher commission payments to real estate mortgage originators accounted for much of the increase, although staffing expenses related to the opening of our Lynden branch along with pricing increases for certain employee benefits also contributed to the increase.

        Occupancy and equipment expenses rose to $478,151 through September 30, 2003 compared with $347,097 for the first nine months of 2002. Lease expense for the Lynden branch accounted for some of the difference, while depreciation and amortization expense on software, fixed assets and leasehold improvements accounted for the majority of the difference.

        In the first nine months of 2003, other operating expenses totaled $1,050,224, compared with $693,271 during the same period in 2002. Expenses were higher in most categories, including marketing, which was up $25,331; audit and accounting, which was up $43,740, and loan origination expenses, which rose $54,441. Growth in other categories reflected both inflation and a higher volume of purchases resulting from Bank NorthWest's growth.

        In prior years, Bank Northwest accumulated net operating losses. Since fiscal year 2000, Bank Northwest has been profitable and thus been able to offset the payment of income taxes with the accumulated losses from previous years. For the nine months ended September 30, 2003, Bank Northwest utilized the remaining net operating losses and incurred current tax expense of $134,000 offset by a deferred tax benefit of $134,000, resulting in a tax expense of zero and a net deferred tax benefit of $134,000. Management will evaluate the valuation allowance at December 31, 2003, to determine if the deferred tax benefits will be fully utilized in the future. Bank Northwest has not recognized a deferred tax asset at December 31, 2002 and 2001, due to the uncertainty surrounding their ultimate value to the Bank, and accordingly, management reduced net deferred tax benefits by a valuation allowance.

        For the years ended December 31, 2002 and 2001.    Bank NorthWest's net income for 2002 was $693,513, compared with $159,383 in 2001. Basic earnings per share were $1.03 in 2002 and $0.31 in 2001. Return on average assets and equity were 1.08% and 12.06%, respectively, in 2002 and 0.37% and 4.28%, respectively, in 2001. Bank NorthWest incurred significant expense in connection with opening three branches in 2001.

        Interest income on loans for the year 2002 totaled $4,295,189 compared to $3,179,743 for 2001. This represents an increase of $1,115,446 or 35%. Residential and commercial real estate activity increased significantly from 2001 to 2002 due to the record low interest rates.

        The provision for loan losses rose to $380,000 during 2002 compared to $192,500 in 2001. This increase in the provision for loan losses was due to an increase in the general reserve resulting from an increase in loans receivable as well as a specific reserve of $254,000 relating to the non-guaranteed portion of an impaired loan partially guaranteed by the U.S. Department of Agriculture.

        Non-interest income rose to $1,291,951 in 2002, compared to $488,487 in 2001. The increase was due to a higher number of real estate loan closings than expected due to the lowest interest rates in 40 years.

        Salaries and employee benefits totaled $1,966,574 for 2002, compared to $1,220,363 in 2001. This increase of 61% from the prior year was partially due to the residential real estate activity. Salaries and benefits also increased substantially in 2002 due to the opening of three branches in mid-to-late 2001.

        Occupancy and equipment expenses increased to $476,092 in 2002, compared to $331,954 in 2001, an increase of 43%. The administrative department acquired additional leased space accounting for 15% of the increase, while depreciation and amortization expense on software, fixed assets and leasehold improvements accounted for 38%.

        Other operating expenses for the year 2002 were $1,001,994 compared to $706,998 in 2001, an increase of 42%. Data processing fees increased relating directly to the addition of three branches. Marketing fees increased substantially in 2002 from $66,088 to $91,704 in an effort to bring the Bank NorthWest name to the various communities within Whatcom County. Other costs associated with the new branches accounted for the remainder of the increase.

        Loan Portfolio: Loans Receivable.    Total net loans of $82.5 million at September 30, 2003 reflected an increase of $18.3 million, or 28.5%, compared to total net loans for the year ended December 31, 2002.

        The following table sets forth the composition of Bank NorthWest's loan portfolio at September 30, 2003, and December 31, 2002, and 2001:

	September 30, 2003		December 31, 2002		December 31, 2001
	Amounts	Percent of Total Loans	Amounts	Percent of Total Loans	Amounts	Percent of Total Loans
			(dollars in thousands)
Gross Loans:
Commercial	$21,122	25.2%	$20,379	31.3%	$15,443	36.9%
Real Estate:
Construction	17,675	21.1%	10,214	15.7%	9,174	21.9%
Mortgage	41,993	50.1%	30,007	46.2%	14,073	33.7%
Consumer	3,058	3.6%	4,471	6.8%	3,147	7.5%

Total	$83,848	100.0%	$65,071	100.0%	$41,837	100.0%

        Loans secured by real estate mortgages at September 30, 2003 were composed of loans secured by 1-4 family residential (28.3%) and commercial real estate (71.7%). Mortgage loans are normally underwritten within Bank NorthWest's established lending guidelines.

        The following table sets forth the maturities and interest sensitivities of Bank NorthWest's loan portfolio at September 30, 2003 (dollars in thousands):

		Due in 1-5 years		Due in 5-10 years		Due in > 10 years
	Due in 1 yr.	Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Commercial	$7,485	$1,396	$5,583	$1,471	$5,883	$724	$2,898	$25,440
Real Estate:								0
Construction	11,891	578	2,313	634	2,536	312	1,249	19,514
Mortgage	2,388	588	2,352	3,911	15,642	1,926	7,704	34,511
Consumer	1,205	346	1,382	290	1,160	0	0	4,383

	$22,969	$2,908	$11,630	$6,306	$25,221	$2,962	$11,851	$83,848

        Bank NorthWest's real estate loan portfolio is secured by office buildings, land for development, single family homes and other real property located primarily in the Whatcom County, Washington area. Substantially all of these loans are secured by first liens with initial loan to value ratios ranging from 75% to 90%, depending on the type of real property securing the loans.

        Impaired loans, consisting of either non-accruing loans or loans Bank NorthWest has reason to believe will be placed on non-accrual status, were $1,487,000, $1,696,267 and $137,055 at September 30, 2003, December 31, 2002 and 2001, respectively. At September 30, 2003, and December 31, 2002, one loan totaling $1,270,009 represented the majority of the balance in impaired loans. This loan is guaranteed for up to 80% of the recorded balance by the U.S. Department of Agriculture. A specific reserve for the remaining 20% of the loan has been made within Bank NorthWest's loan loss reserve of $254,000 at September 30, 2003, and December 31, 2002.

        Asset and Liability Management.    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

        The principal focus of asset/liability management is the identification, measurement, control and monitoring of processes and strategies that will enhance net interest margins and capital values during periods of changing interest rates.

        Bank NorthWest's board of directors has adopted an asset/liability policy that establishes a prudent interest rate risk management plan. Bank NorthWest's Asset and Liability Management Committee is responsible for measuring, controlling and monitoring its interest rate position. Management uses various tools and techniques to quantify the exposure to changing interest rates including traditional "gap" analysis, earnings at risk and economic value at risk models.

        At September 30, 2003, Bank NorthWest had a negative cumulative repricing gap within one year of approximately $5.4 million, or approximately 6% of total earning assets. This negative repricing gap indicates that our future earnings may be materially adversely impacted by a rise in market interest rates, and such impact would primarily be felt in the 12-month period after such a rise in rates.

        The following table represents interest sensitivity profiles for Bank NorthWest as of September 30, 2003. The table represents a static point in time and does not consider other variables, such as changing spread relationships or interest rate levels. "Interest sensitive gap" is the difference between total earning assets and total interest-bearing liabilities repricing in any given period.

	Within one year		One to five years		Over five years		Grand total
	Total	% earning assets	Total	% earning assets	Total	% earning assets	Total	% earning assets
	(dollars in thousands)
Rate sensitive assets:
Loan portfolio	$42,836	45%	$31,342	33%	$9,670	10%	$83,848	89%
Investments	5,095	5%	—	0%		0%	5,095	5%
FF sold and int-bearing deposits	5,401	6%	—	0%	—	0%	5,401	6%

	$53,332	56%	$31,342	33%	$9,670	10%	$94,344	100%
Rate sensitive liabilities:
Saving, NOW and int checking	$29,606	31%	—	0%	—	0%	$29,606	31%
Time deposits	25,542	26%	14,213	15%	—	0%	39,755	41%
Other borrowings	3,571	4%	—	0%	—	0%	3,571	4%

	$58,719	61%	$14,213	15%	—	0%	$72,932	76%
Interest sensitive gap	$(5,387)	-6%	$17,129	18%	$9,670	10%
Cumulative gap	$(5,387)	-6%	$11,742	14%	$21,412	23%	$21,412	23%

        Assets.    At September 30, 2003, total assets were $97.9 million, an increase of $20.1 million from December 31, 2002. Total average assets for the year 2002 were $64.4 million.

        Management of Bank NorthWest considers many criteria in managing assets, including credit-worthiness, diversification and structural characteristics, maturity and interest rate sensitivity. The following table sets forth Bank NorthWest's interest earning assets by category at September 30, 2003, and at December 31, 2002 and 2001.

	September 30, 2003		December 31, 2002		December 31, 2001
	Amount	% Earning Assets	Amount	% Earning Assets	Amount	% Earning Assets
	(dollars in thousands)
Loan Portfolio (Net)	$82,521	88.4%	$64,238	93.6%	$41,355	84.6%
Investment Portfolio	5,465	5.8%	4,355	6.3%	5,219	10.7%
FF Sold and Int. Bearing Deps.	5,401	5.8%	50	0.1%	2,313	4.7%

Total	$93,387	100.0%	$68,643	100.0%	$48,887	100.0%

        At each of September 30, 2003 and at December 31, 2002 and 2001, obligations of the United States Government or its agencies and obligations of states and political subdivisions represented 100% of the investment portfolio.

        The following tables present the maturity distribution of Bank NorthWest's available for sale debt securities at September 30, 2003, December 31, 2002 and 2001. The weighted average yields on these instruments are presented based on final maturity. Yields on obligations of states and political subdivisions have not been adjusted to a fully taxable equivalent basis.

	September 30, 2003	December 31, 2002	December 31, 2001
		(in thousands)
U.S. government and agency securities	$3,954	$2,038	$2,046
Mortgage-backed securities	1,141	1,996	2,910

Total	$5,095	$4,034	$4,956
	September 30, 2003
	Due in one year or less		Over one through five years		Over five through ten years		Over ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
U.S. government and agency securities	—	—	$3,954	2.38%	—	—	—	—
Mortgage-backed securities	—	—	$740	5.85%	$401	5.85%	—	—

Total			$4,694		$401
	December 31, 2002
	Due in one year or less		Over one through five years		Over five through ten years		Over ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
U.S. government and agency securities	$2,038	5.85%	—	—	—	—	—	—
Mortgage-backed securities	—	—	—	—	$1,996	6.51%	—	—

Total	$2,038	5.85%			$1,996	6.51%

INVESTMENT POLICY

        The objective of Bank NorthWest's investment policy is to invest funds not otherwise needed to meet the loan demand of its market area to earn the maximum return for Bank NorthWest, yet still maintain sufficient liquidity to meet fluctuations in Bank NorthWest's loan demand and deposit structure. In doing so, Bank NorthWest balances the market and credit risks against the potential investment return, makes investments compatible with the pledge requirements of Bank NorthWest's deposits of public funds, maintains compliance with regulatory investment requirements, and assists the various public entities with their financing needs. The Chief Executive Officer and the Senior Vice President/Chief Financial Officer are authorized to execute security transactions for the investment portfolio, subject to Bank NorthWest's investment policy and monthly review by Bank NorthWest's board of directors.

        The investment policy is reviewed annually by Bank NorthWest's board of directors. Bank NorthWest stresses the following attributes for its investments: safety of principal, liquidity, yield, price appreciation and pledgeability. With its implementation of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, Bank NorthWest is required to classify its portfolio into three categories: Held to Maturity, Trading Securities, and Available for Sale.

        Held to Maturity includes debt securities that Bank NorthWest has positive intent and ability to hold to maturity; these securities are reported at amortized cost. At September 30, 2003, Bank NorthWest had no securities Held to Maturity.

        Trading Securities include debt and equity securities that are purchased and held solely for the purpose of selling them in the short-term future for trading profits. Trading Securities are reported at fair market value with unrealized gains and losses included in earnings. At September 30, 2003, Bank NorthWest held no securities as Trading Securities.

        Available for Sale securities include those which may be disposed of prior to maturity. These securities are reported at fair market value with unrealized gains and losses excluded from the earnings and reported as a separate component of shareholders' equity.

        Bank NorthWest's investment securities portfolio of approximately $5.5 million at September 30, 2003 consisted of securities available for sale, which are carried at market value. In addition, unrealized gains on investment securities available for sale were approximately $11,000 and there were no unrealized losses. Bank NorthWest's investment securities portfolio of approximately $4.4 million at December 31, 2002 consisted of securities available for sale, which are carried at market value. In addition, unrealized gains on investment securities available for sale were approximately $137,339 and there were no unrealized losses.

        At September 30, 2003, Bank NorthWest had approximately $1.1 million of mortgage-backed securities in the available for sale category. Mortgage-backed securities have uncertain cash flows that are driven by interest rate movements and expose Bank NorthWest to greater market risk than traditional medium-term notes. All of Bank NorthWest's investments of this type are government agency issues (primarily issued by the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association).

        The following tables set forth weighted average yields earned by Bank NorthWest on its earning assets and the weighted average yields paid on its average deposits and other interest-bearing liabilities for the periods indicated. The table also presents a summary of changes in interest income, interest expense, and the interest rate differential aggregated by the changes in volumes and rates.

Distribution of Assets, Liabilities and Shareholders' Equity;
Interest Rates and Interest Differential
(Dollars in Thousands)

	Nine Months ended September 30
	2003			2002
	Avg. Bal.	Int Inc/(Exp)	Avg. Rate	Avg. Bal.	Int Inc/(Exp)	Avg. Rate
Assets
Earning assets:
Loans(1)(3)	$77,579	$4,065	6.99%	$52,988	$3,042	7.65%
Interest-bearing deposits and fed funds sold	2,119	14	0.88%	938	7	1.00%
Investment securities(2)	4,465	158	4.72%	4,934	94	2.54%

Total earning assets and interest income	84,163	4,237	6.71%	58,860	3,143	7.12%
Noninterest earning assets:
Cash and due from banks	2,091			1,646
Premises and equipment	1,230			1,142
Other assets	448			297
Allowance for loan losses	(1,058)			(524)

Total noninterest earning assets	2,711			2,561
Total assets	$86,874			$61,421

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$21,756	226	1.39%	$17,473	254	1.94%
Savings deposits	2,312	11	0.63%	1,339	10	1.00%
Time deposits $100,000 or more	25,286	517	2.73%	16,299	392	3.21%
Other time deposits	13,111	269	2.74%	9,428	231	3.27%
Short-term borrowings	4,317	115	3.55%	2,913	91	4.17%

Total interest-bearing liabilities and interest expense	66,782	1,138	2.27%	47,452	978	2.75%
Noninterest-bearing liabilities:
Demand deposits	11,662			7,638
Other liabilities	1,546			860

Total noninterest-bearing liabilities	13,208			8,498
Shareholders' equity	6,884			5,471

Total liabilities and shareholders' equity	$86,874			$61,421

Net interest income and spread		$3,099	4.44%		$2,165	4.37%

Net interest margin—annualized			4.91%			4.90%

(1)
Average loan balance includes nonaccrual loans, if any. Interest income on nonaccrual loans has been included.

(2)
The yield on investment securities is calculated using the historical cost basis.

(3)
Loan fees included in loan revenue totaled $193,952 and $68,134 for the first nine months of 2003 and 2002, respectively.

Distribution of Assets, Liabilities and Shareholders' Equity;
Interest Rates and Interest Differential
(Dollars in Thousands)

	Twelve Months ended December 31
	2002			2001
	Avg. Bal.	Int Inc/(Exp)	Avg. Rate	Avg. Bal.	Int Inc/(Exp)	Avg. Rate
Assets
Earning assets:
Loans(1)(3)	$56,041	$4,295	7.66%	$33,926	$3,180	9.37%
Interest-bearing deposits and fed funds sold	873	14	1.62%	1,327	59	4.44%
Investment securities(2)	4,821	257	5.32%	6,300	349	5.54%

Total earning assets and interest income	61,735	4,566	7.40%	41,553	3,588	8.63%
Noninterest earning assets:
Cash and due from banks	1,733			1,143
Premises and equipment	1,138			703
Other assets	313			307
Allowance for credit losses	(556)			(385)

Total noninterest earning assets	2,628			1,768
Total assets	$64,363			$43,321

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$17,756	337	1.90%	$11,524	291	2.53%
Savings deposits	1,408	14	1.02%	697	12	1.74%
Time deposits $100,000 or more	17,257	543	3.15%	8,533	463	5.42%
Other time deposits	9,989	322	3.23%	9,223	479	5.19%
Short-term borrowings	3,089	124	4.02%	3,775	220	5.82%

Total interest-bearing liabilities and interest expense	49,499	1,340	2.71%	33,752	1,465	4.34%
Noninterest-bearing liabilities:
Demand deposits	8,170			5,090
Other liabilities	942			757

Total noninterest-bearing liabilities	9,112			5,847
Shareholders' equity	5,752			3,722

Total liabilities and shareholders' equity	$64,363			$43,321

Net interest income and spread		$3,226	4.69%		$2,123	4.29%

Net interest margin			5.23%			5.11%

(1)
Average loan balance includes nonaccrual loans, if any. Interest income on nonaccrual loans has been included.

(2)
The yield on investment securities is calculated using the historical cost basis.

(3)
Loan fees included in loan revenue totaled $94,430 and $197,073 in 2002 and 2001, respectively.

        Changes in interest income and expense and the amounts attributable to rate and volume changes for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001 are presented below. For purposes of this analysis, changes in rate/volume are allocated to rate and volume in the ratio that the absolute value of each bears to the absolute total.

	Net change			Rate			Volume
	9/30/03(1)	12/31/02	12/31/01	9/30/03(1)	12/31/02	12/31/01	9/30/03(1)	12/31/02	12/31/02
	(in thousands)
Earning assets:
Loans(2)	$1,125	$1,115	$826	$(380)	$(580)	$(97)	$1,505	$1,695	$923
Interest-bearing deposits and fed funds sold	5	(44)	24	(6)	(37)	(11)	11	(7)	35
Investment securities	(46)	(93)	(113)	(29)	(14)	(38)	(17)	(79)	(75)

Total interest income	1,084	978	737	(415)	(631)	(146)	1,499	1,609	883
Interest-bearing liabilities:
Interest-bearing demand deposits	(37)	46	(121)	(92)	(72)	(138)	55	118	17
Savings deposits	1	2	2	(5)	(5)	(4)	6	7	6
Time deposits $100,000 or more	146	81	178	(73)	(194)	(53)	219	275	231
Other time deposits	36	(156)	24	(49)	(181)	(50)	85	25	74
Short-term borrowings	30	(96)	78	(14)	(68)	(1)	44	(28)	79

Total interest expense	176	(123)	161	(233)	(520)	(246)	409	397	407

Net interest income	$908	$1,101	$576	$(182)	$(111)	$100	$1,090	$1,212	$476

(1)
Annualized

(2)
Balances of nonaccrual loans, if any, and related income recognized have been included for computational purposes.

        Deposits.    Bank NorthWest's primary sources of funds are interest-bearing deposits. The following table sets forth Bank NorthWest's deposit structure at September 30, 2003 and December 31, 2002, and 2001:

	September 30, 2003		December 31, 2002		December 31, 2001
	Amount	% Total Deposits	Amount	% Total Deposits	Amount	% Total Deposits
	(dollars in thousands)
Noninterest-bearing demand	$13,969	16.3%	$10,746	17.3%	$6,335	13.4%
Interest-bearing demand	5,667	6.6%	2,995	4.8%	2,504	5.3%
Money market	23,942	27.8%	15,319	24.7%	11,012	23.3%
Savings	2,563	3.0%	1,552	2.5%	1,105	2.3%
Certificates of deposit less than $100,000	14,498	16.9%	11,134	18.0%	16,685	35.3%
Certificates of deposit $100,000 or more	25,256	29.4%	20,261	32.7%	9,632	20.4%

Total deposits	$85,895	100.0%	$62,007	100.0%	$47,273	100.0%

        The following tables present a breakdown by category of the average amount of deposits and the weighted average rate paid on deposits for the periods as indicated:

			Years Ended
	Nine Months Ended September 30, 2003
			December 31, 2002		December 31, 2001
	Average deposits	Avg. Rate Paid	Average deposits	Avg. Rate Paid	Average deposits	Avg. Rate Paid
	(dollars in thousands)
Noninterest-bearing demand	$11,662	0.0%	$8,170	0.0%	$5,090	0.0%
Interest-bearing demand	21,756	1.4%	17,756	1.9%	11,524	2.5%
Savings	2,312	0.6%	1,408	1.0%	697	1.7%
Certificates of deposit	38,397	2.1%	27,246	3.2%	17,756	5.3%

Total	$74,127	1.4%	$54,580	2.2%	$35,067	3.6%

        At September 30, 2003, December 31, 2002 and 2001, certificates of deposit of $100,000 or more aggregated approximately $25 million, $20 million, and $10 million, respectively. The following table indicates, as of the dates indicated, the dollar amount of $100,000 or more certificates of deposit by the time remaining until maturity:

	September 30, 2003	December 31, 2002	December 31, 2001
	(in thousands)
Maturity in:
3 months or less	$2,770	$9,046	$6,503
Over 3 months through 6 months	7,026	2,475	621
Over 6 months through 12 months	6,798	4,017	2,077
Over 12 months	8,662	4,723	431

	$25,256	$20,261	$9,632

        Credit Risk Management and Allowance for Loan Losses.    Credit risk and exposure to loss are inherent parts of the banking business. Management seeks to manage and minimize these risks through its loan and investment policies and loan review procedures. Management establishes and continually reviews lending and investment criteria and approval procedures that it believes reflect the risk sensitive nature of banking. The loan review procedures are set to monitor adherence to the established criteria and to ensure that on a continuing basis such standards are enforced and maintained.

        Management's objective in establishing lending and investment standards is to manage the risk of loss and provide for income generation through pricing policies. To effectuate this policy, Bank NorthWest prices its loan products at a margin above prime rate, the treasury constant maturity, and other indices which it constantly monitors.

        The loan portfolio is regularly reviewed and management determines the amount of loans to be charged off. In addition, such factors as Bank NorthWest's previous loan loss experience, prevailing and anticipated economic conditions, industry concentrations and the overall quality of the loan portfolio are considered. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require Bank NorthWest to recognize additions to the allowances based on their judgments about information available at the time of their examinations. In addition, any loan or portion thereof that is classified as a "loss" by regulatory examiners is charged-off. For the year ended December 31, 2002, Bank NorthWest had loan charge-offs of approximately $39,000. For the first nine months of 2003, Bank NorthWest had loan charge-offs of approximately $22,000.

        The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses based on evaluating known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charging operating expense. The allowance is reduced by loans charged off and is increased by provisions charged to earnings and recoveries on loans previously charged off. Bank NorthWest grades and classifies loans according to collateral type and assigns a reserve allocation based upon historical and industry experience. Bank Northwest further evaluates specific loans for impairment and as necessary, establishes reserves for those loans that are specifically reviewed. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        When information confirms that specific loans are uncollectible, these amounts are charged off against the allowance for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has occurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; Bank NorthWest has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the estimated fair market value of the collateral is significantly below the loan balance; and there is little or no near-term prospect for improvement.

        The allowance for loan losses at September 30, 2003 was $1,326,778, or 1.6% of loans outstanding. The allowance for loan losses at December 31, 2002 was $832,872, or 1.3% of loans outstanding. The allowance for loan losses at December 31, 2001 was $482,117, or 1.2% of loans outstanding. The following table presents data related to Bank NorthWest's allowance for loan losses for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001.

Summary of Loan Loss Experience and Related Information (dollars in thousands)

		December 31
	Nine months ended September 30, 2003
		2002	2001
Balance at beginning of period	$833	$482	$291
Charge-offs:
Commercial	—	28	—
Real estate construction	—	—	—
Real estate mortgage	22	—	—
Consumer	—	11	2

Total charge-offs	$22	$39	$2
Recoveries:
Commercial	4	4	—
Real estate construction	—	—	—
Real estate mortgage	—	—	—
Consumer	2	6	—

Total recoveries	$6	$10	$0
Net charge-offs	$16	$29	$2
Provision charged to operations	$510	$380	$193

Balance at end of period	$1,327	$833	$482

Loans outstanding:
End of period (gross)	$83,848	$65,071	$41,837
Average during the period	77,579	56,041	33,926
Ratio of allowance for loan losses at end of period to:
Loans outstanding at end of period	1.58%	1.28%	1.15%
Average loans outstanding during the period	1.71%	1.49%	1.42%
Ratio of net charge offs during the period to average loans outstanding during the period	0.02%	0.05%	0.01%

Loan Loss Reserves Allocation

	September 30, 2003		December 31, 2002		December 31, 2001
	Allocation	Percentage(1)	Allocation	Percentage(1)	Allocation	Percentage(1)
Commercial	$788,406	59%	$470,077	56%	$234,948	49%
Real estate	317,225	24%	286,026	34%	163,991	34%
Construction	165,971	13%	40,284	5%	55,857	12%
Consumer	55,176	4%	36,485	4%	27,320	5%

	$1,326,778	100%	$832,872	100%	$482,116	100%

(1)
Percentage of loan loss reserves in each category to total loan loss reserve.

        The allocation of the allowance is presented based in part on evaluations of past history and composition of the loan portfolio. Since these factors are subject to change, the current allocation of the allowance is not necessarily indicative of the breakdown of future losses.

Risk Elements—Nonaccrual, Past Due and Restructured Loans

        The following tables set forth information regarding non-performing loans of Bank NorthWest on the dates indicated.

        At September 30, 2003 and December 31, 2002 (in thousands):

	September 30, 2003	December 31, 2002
Loans accounted for on a nonaccrual basis	$1,476	$1,696
Accruing loans which are contractually past due 90 days or more	11	—
Restructured loans	—	209

Total	$1,487	$1,905

        At December 31, 2002 and 2001 (in thousands):

	90 Days or More Past Due		Nonaccrual		Restructured		Lost Interest
	12/31/02	12/31/01	12/31/02	12/31/01	12/31/02	12/31/01	12/31/02	12/31/01
Commercial	$—	$—	$1,270	$—	$209	$—	$—	$—
Real estate	—	—	426	137	—	—	—	—
Construction	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—

Total	$—	$—	$1,696	$137	$209	$—	$—	$—

        Accrual of interest is discontinued when there is reasonable doubt as to the full, timely collection of interest or principal. When a loan becomes contractually past due 90 days with respect to interest or principal, it is reviewed and a determination is made as to whether it should be placed on nonaccrual status. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loans are estimated to be fully collectible as to principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

        As of September 30, 2003, Bank NorthWest had five loans on nonaccrual totaling approximately $1,476,000, including one loan with a balance of $1,270,000. Repayment of 80% of the balance of such loan is guaranteed by the U.S. Department of Agriculture. The remaining 20% has been fully reserved for. Bank NorthWest has no "potential problem loans" as defined under applicable SEC regulations regarding statistical disclosure by bank holding companies.

        Impact of Inflation and Changing Prices.    The BNW financial statements and related financial data presented in this document have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time and due to inflation. The impact of inflation on operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of BNW are monetary in nature. As a result, interest rates have a more significant impact on BNW's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

        Liquidity Management.    Liquidity management involves the ability to meet the cash-flow requirements of customers who are depositors desiring to withdraw funds and borrowers requiring assurance that sufficient funds will be available to meet their credit needs. BNW's liquidity management practices focus on the ability to generate cash within a reasonable time frame and at a reasonable cost. BNW's primary sources of liquidity are total cash and due from banks, federal funds sold and its investment portfolio. BNW's investment portfolio is relatively short term in nature and is structured to provide a steady and predictable stream of cash flows. The majority of the portfolio could also quickly be converted to cash or used as collateral against borrowings at the Federal Reserve Bank. BNW also maintains credit lines with its correspondent banking relationships.

        In order to ensure adequate funds are available at all times, BNW has policies and procedures in place to monitor liquidity levels on a regular basis. BNW is not subject to any specific liquidity requirements imposed by regulatory orders. BNW is subject to general FDIC safety and soundness guidelines. Management believes that its current liquidity levels are adequate.

        BNW's actual capital amounts and ratios are presented in the following table:

	Actual		Capital Adequacy		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($ in thousands)
September 30, 2003
Total Capital (to risk-weighted assets)	$8,926	10.6%	$6,724	8.0%	$8,405	10.0%
Tier I Capital (to risk-weighted assets)	7,863	9.4%	3,362	4.0%	5,043	6.0%
Tier I Capital (to average assets)	7,863	8.1%	3,900	4.0%	4,876	5.0%
December 31, 2002
Total Capital (to risk-weighted assets)	$7,238	10.6%	$5,415	8.0%	$6,768	10.0%
Tier I Capital (to risk-weighted assets)	6,405	9.4%	2,707	4.0%	4,061	6.0%
Tier I Capital (to average assets)	6,405	8.8%	2,923	4.0%	3,654	5.0%

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements present financial information after giving effect to the merger of Pacific Financial and BNW Bancorp in a transaction accounted for as a purchase as if the acquisition had occurred on September 30, 2003, with respect to the balance sheet, and January 1, 2002, with respect to the statements of income.

        These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes thereto of Pacific Financial incorporated by reference into this document (see "Incorporation of Certain Information by Reference" beginning on page 87) and the historical financial statements and related notes thereto of BNW Bancorp appearing at the end of this document (see "BNW Bancorp Financial Statements" beginning on page F-1).

        The pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the merger been consummated as of January 1, 2002, and should not be construed as representative of future operations. The pro forma financial information has been prepared under the purchase method of accounting and is based on the historical consolidated financial statements of Pacific Financial and BNW Bancorp. The pro forma adjustments represent management's best estimate based on available information and may change.

        The final allocation of the purchase price will be determined after the merger is completed and after determining the fair values of BNW's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of BNW or to its shareholders' equity will change the amount of the purchase price allocable to goodwill. Final adjustments, in general, may be materially different from the unaudited pro forma adjustments presented herein.

FINANCIAL CONDITION

	At September 30, 2003
	Pacific Financial	BNW Bancorp	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$11,160	$1,571			$12,731
Interest-bearing deposits	7,313	5,401			12,714
Investment securities
Held to maturity	8,801	0			8,801
Available for sale	58,591	5,096			63,687
Total investment securities	67,392	5,096			72,488
Federal funds sold	5,590	0			5,590
Investor receivable	0	1,118			1,118
Loans	193,669	83,848	292	(2)	277,809
Allowance for loan losses	2,353	1,327			3,680
Loans, net	191,316	82,521	292		274,129
Premises and equipment, net	3,730	1,217			4,947
Foreclosed real estate	898	0			898
Goodwill and other intangibles	0	0	11,362	(3)	11,362
Federal Home Loan Bank Stock	904	369			1,273
Other assets	8,912	590	(70	)(5)	9,432
Total assets	$297,215	$97,883	$11,584		$406,682
Liabilities
Deposits
Noninterest-bearing	$42,903	$13,969			$56,872
Interest-bearing	209,851	71,926	325	(2)	282,102
Total deposits	252,754	85,895	325		338,974
Borrowings and securities sold under agreements to repurchase	14,500	3,738	48	(2)	18,286
Other liabilities	2,004	1,388	539	(8)	3,931
Total liabilities	$269,258	$91,021	$912		$361,191
Shareholder's Equity
Common Stock	2,513	718	(108	)(6)	3,123
Additional paid-in capital	9,839	6,414	10,510	(6)	26,763
Retained earnings	15,071	(281)	281	(6)	15,071
Accumulated other comprehensive income	534	11	(11	)(6)	534
Total shareholders' equity	$27,957	$6,862	$10,672		$45,491
Total liabilities and shareholders' equity	$297,215	$97,883	$11,584		$406,682

RESULTS OF OPERATIONS

	For the Nine Months Ended September 30, 2003
	Pacific Financial	BNW Bancorp	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands except per share data)
Interest Income
Interest and fee income on loans	$9,957	$4,065	$(18	)(2)	$14,004
Securities held to maturity	295	0			295
Securities available for sale	1,522	143			1,665
Deposit with banks and federal funds sold	83	15			98
Other interest income	38	14			52
Total interest income	11,895	4,237	(18)		16,114
Interest Expense
Interest on deposits	2,261	1,024	(57	)(2)	3,228
Other borrowings and securities sold under agreements to repurchase	358	115			473
Total interest expense	2,619	1,139	(57)		3,701
Net interest income	9,276	3,098	39		12,413
Provision for credit losses	0	510			510
Net interest income after provision for credit losses	9,276	2,588	39		11,903
Noninterest Income
Service charges and other fees	763	77			840
Net gain on sale of loans in secondary market	89	1,291			1,380
Gain on sale of investments held for sale	4	0			4
Other income	584	54			638
Total noninterest income	1,440	1,422			2,862
Noninterest Expense
Salaries and benefits	3,519	2,036			5,555
Occupancy and equipment	718	478			1,196
Other	1,607	1,050	152	(2)	2,809
Total noninterest expense	5,844	3,564	152		9,560
Income before income tax	4,872	446	(113)		5,205
Provision for income tax	1,415	0	113	(10)	1,528
Net income	$3,457	$446	$(226)		$3,677
Earnings per common share:
Basic	$1.38	$0.62			$1.18
Diluted	$1.35	$0.61			$1.15
Weighted average shares—basic	2,512,665	717,930			3,122,906
Weighted average shares—diluted	2,553,785	735,240			3,208,626

RESULTS OF OPERATIONS

	For the Twelve Months Ended December 31, 2002
	Pacific Financial	BNW Bancorp	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands except per share data)
Interest Income
Interest and fee income on loans	$13,175	$4,295	$(25	)(2)	$17,445
Securities held to maturity	409	0			409
Securities available for sale	1,902	240			2,142
Deposit with banks and federal funds sold	107	14			121
Other interest income	186	17			203
Total interest income	15,779	4,566	(25)		20,320
Interest Expense
Interest on deposits	3,747	1,216	(268	)(2)	4,695
Other borrowings and securities sold under agreements to repurchase	244	124	(48	)(2)	320
Total interest expense	3,991	1,340	(316)		5,015
Net interest income	11,788	3,226	291		15,305
Provision for credit losses	954	380			1,334
Net interest income after provision for credit losses	10,834	2,846	291		13,971
Noninterest Income
Service charges and other fees	1,069	162			1,231
Net gain on sale of loans in secondary market	3	1,119			1,122
Other income	987	11			998
Total noninterest income	2,059	1,292			3,351
Noninterest Expense
Salaries and benefits	4,196	1,966			6,162
Occupancy and equipment	984	476			1,460
Other	2,234	1,002	203	(2)	3,439
Total noninterest expense	7,414	3,444	203		11,061
Income before income tax	5,479	694	88		6,261
Provision for income tax	1,563	0	266	(10)	1,829
Net income	$3,916	$694	$(178)		$4,432
Earnings per common share:
Basic	$1.57	$1.03			$1.45
Diluted	$1.56	$1.03			$1.42
Weighted average shares—basic	2,492,526	672,768			3,064,379
Weighted average shares—diluted	2,510,395	674,059			3,116,648

Pacific Financial Corporation/BNW Bancorp Inc.

Notes to Unaudited Pro Forma

Combined Financial Statements

(dollars in thousands, except share data)

        1.     Basis of Presentation

        The unaudited pro forma combined statement of financial condition as of September 30, 2003, has been prepared as if the merger had been consummated on that date. The unaudited pro forma combined statements of income for the nine months ended September 30, 2003 and for the year ended December 31, 2002, have been prepared as if the merger had been consummated on January 1, 2002. The unaudited pro forma combined financial statements are based on the historical financial statements of Pacific Financial Corporation and BNW Bancorp, Inc., after giving effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

        Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma combined financial statements are summarized as follows:

  Estimated fair values for loans, deposits and borrowings were obtained from appropriate valuation methodologies and market information used in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Values of Financial Instruments.

  The premium on loans for purposes of these pro forma financial statements is being amortized to interest income over a weighted average life of 11.8 years using a method which approximates the interest method. The premium on deposits and borrowings is being accreted using the same method into interest expense over a weighted average life of 1.2 and 0.3 years, respectively.

        2.     Purchase accounting adjustments are estimated as follows:

BNW Bancorp's net assets—historical at September 30, 2003		$6,862
Fair value adjustments:
Loans receivable, net	$292
Core deposit intangible	1,418
Deposits	(325)
Borrowings	(48)
Contractual liabilities	(539)

Subtotal fair value adjustments	(620)
Adjustment to deferred tax assets (liability)	(70)	690

Net Assets Acquired		$7,590

        3.     Excess of cost over the fair value of net assets acquired is set forth below:

Total shares of BNW stock outstanding	717,930
Conversion ratio in merger	0.85

Shares to be issued	610,241
Market value per share	$27.15

Total value in stock (shares × market value)	$16,568
Total stock options outstanding for BNW stock	100,048
Conversion ratio in merger	0.85

Options to convert to Pacific stock	85,041
Fair value per share	$11.36

Total value of stock options	$966
Total value of stock and stock options	$17,534
Net assets acquired	7,590

Total excess of cost over fair value of net assets acquired	$9,944

        4.     Calculation of Core Deposit Intangible:

Estimated 3% of transaction deposit accounts ($47,275 × .03)	$1,418

        5.     Adjustment to Deferred Tax Asset for purchase is as follows:

Fair value adjustment for loans receivable	$(292)
Fair value adjustment for deposits	325
Fair value adjustment for borrowings	48
Fair value adjustment for contractual liabilities	539
Recording of core deposit intangible	(1,418)

(798)
Estimated tax rate	34%

(271)
Utilization of BNW valuation allowance	201

Deferred Tax Liability	$(70)

        6.     Purchase accounting adjustment to eliminate BNW shareholders' equity accounts is $9,706.

        7.     The core deposit intangible asset is amortized over 7 years on a straight-line basis which approximates the interest method.

        8.     Pro forma adjustment to Other Liabilities represents merger related severance payouts of $539.

        9.     Basic and fully diluted weighted average number of common shares and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using BNW's historical weighted average common shares and common stock equivalents multiplied by the exchange ratio of 0.85.

        10.   Income taxes were estimated using a 34% tax rate:

BNW Income	$446	$694
Pro forma adjustments	(113)	88

	333	782
	x0.34	x0.34

	$113	$266

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

PACIFIC FINANCIAL

        The following table sets forth, as of November 1, 2003, information as to the shares of Pacific Financial common stock beneficially owned by each person who, to the knowledge of Pacific Financial, is the owner of more than 5% of the outstanding shares of Pacific Financial common stock, by each executive officer and director of Pacific, and by the executive officers and directors of Pacific as a group. In general, beneficial ownership includes shares over which a shareholder has voting or investment power and additional shares such person has the right to acquire within 60 days of the date of this table. Unless otherwise indicated, each person has sole voting power and sole investment power.

Name	Number of Common Shares Beneficially Owned(1)	Percentage of Shares*
Directors:
Gary C. Forcum	33,335	1.21%
Susan C. Freese	5,000	*
Duane E. Hagstrom	60,835	2.21
Robert A. Hall	25,120	*
Edwin Ketel	1,500	*
Joseph A. Malik	25,645	*
Randy W. Rognlin	39,616	1.44
Randy Rust	3,320	*
Douglas M. Schermer	9,500	*
Sidney R. Snyder	132,020	4.79
Walter L. Westling	61,525	2.23
David L. Woodland	27,000	1.00
Robert J. Worrell	73,704	2.68
Executive Officers:
Dennis A. Long(2)	74,045	2.69
Bruce D. MacNaughton	8,299	*
John Van Dijk	29,500	1.07
All executive officers and directors as a group (16 persons)	639,964	22.13%

*
Denotes less than 1% of the shares outstanding.

(1)
The amounts shown also include the following amounts of common stock each individual has the right to acquire within 60 days of November 1, 2003, through the exercise of stock options granted pursuant to Pacific's stock option plans: Mr. Long 57,840 shares, Mr. Van Dijk 12,000 shares, and Mr. MacNaughton 8,299 shares, and all executive officers and directors as a group, 78,139 shares.

(2)
Mr. Long is also a director of Pacific.

BNW BANCORP

        The following table sets forth, as of November 1, 2003, information as to the shares of BNW Bancorp common stock beneficially owned by each person who, to the knowledge of BNW Bancorp, is the owner of more than 5% of the outstanding shares of BNW Bancorp common stock, by each executive officer and director of BNW, and by the executive officers and directors of BNW as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

Name	Number of Common Shares Beneficially Owned(1)		Percentage of Shares*
G. Dennis Archer	23,990	(2)	3.33%
Gordon D. Browning	11,373	(3)	1.56%
John Cruikshank	2,175		*
W. A. "Butch" Edison	29,625		4.11%
John R. Ferlin	39,454	(4)	5.47%
Fred M. Haskell	30,034	(5)	4.17%
Robert M. Moles	13,378		1.86%
Joseph C. Orem	36,640	(6)	5.08%
Philippe S. L. Swaab, Jr.	0		*
Stewart L. Thomas	32,995		4.58%
Brent L. Walker	19,250	(7)	2.67%
Anna W. Williams	4,473		*
Donald Zimmerman	27,173	(8)	3.68%
All current executive officers and directors as a group (13 persons)	270,560		37.43%
Canadian Western Bank	35,821		4.99%
Gerald McGavin	35,749	(9)	4.98%

*
Denotes less than 1% of the shares outstanding.

(1)
Includes options that are exercisable within 60 days as follows: each of Messrs. Archer, Edison, Ferlin, Haskell, Moles, Orem, Thomas, and Walker 3,000 shares; Ms. Williams 3,000 shares; Mr. Browning 8,874 shares; Mr. Cruikshank 2,175 shares; and Mr. Zimmerman 20,000 shares.

(2)
Includes 373 shares owned in a profit sharing trust.

(3)
Includes 1,000 shares held as a trustee for a family trust.

(4)
Includes 2,000 shares owned as custodian for family members and 3,337 shares held by Mr. Ferlin's spouse as trustee for family trusts.

(5)
Includes 23,898 shares owned by companies affiliated with Mr. Haskell; 851 shares owned by Mr. Haskell's spouse; and 2,285 shares held in an IRA.

(6)
Includes 1,000 shares held as custodian for family members, 740 shares owned by Mr. Orem's spouse, 6,231 shares held in IRAs for Mr. Orem and his spouse, and 5,000 shares held in family trusts over which Mr. Orem exercises control. Mr. Orem's address is 3801 Hannegan Road, P.O. Box 32030, Bellingham, WA 98228-4030.

(7)
Includes 2,000 shares held by Mr. Walker's spouse and 500 shares held in IRAs for Mr. Walker and his spouse.

(8)
Includes 500 shares owned as custodian for family members.

(9)
Mr. McGavin is a director of Canadian Western Bank.

INFORMATION ABOUT NEW DIRECTORS OF PACIFIC FINANCIAL

        Upon completion of the merger, the following individuals will become directors of Pacific Financial and Bank of the Pacific:

        G. Dennis Archer, age 61.    Mr. Archer was a founding director of Bank NorthWest. Mr. Archer is the founder of Archer Group, PS and is the director of tax services. Mr. Archer holds both a Bachelor of Arts and Masters of Business Administration in finance from the University of Washington, and a law degree from the Seattle University. In 1998, Mr. Archer received his accredited business valuation designation and his Personal Financial Specialist designation from the American Institute of Certified Public Accountants. Mr. Archer received his Certified Financial Planner designation in 2000. He has served in the tax management field since 1976. Mr. Archer has practiced public accounting since 1976. Mr. Archer is currently Vice President on the Board of the Northwest Washington Estate Planning Council and is past Board Chair of the Northwest Private Industry Council. He is a member of the American Institute of Certified Public Accountants, Washington Society of Certified Public Accountants, and both the American and Washington State Bar Associations. Mr. Archer is also a member and current Secretary of the Bellingham Bay Rotary Club and Visiting Nurse Foundation Board Member.

        John R. Ferlin, age 56.    Mr. Ferlin was a founding director of Bank NorthWest and has served as the bank's Chairman since its inception. Mr. Ferlin is President and General Manager of Brooks Manufacturing Co., a wood products company specializing in engineered wood products for the electric utility industry. Before joining Brooks Manufacturing Co. in 1986, Mr. Ferlin was part owner, President and General Manager of Millbrook Equipment Co., a John Deere industrial equipment dealership. Mr. Ferlin currently serves on the Board of Directors of Brooks Manufacturing Co. and Sound Forest Products. Mr. Ferlin received a B.A. degree from the University of California at Berkeley in 1969 and a J.D. degree from Hastings College of Law.

        Stewart L. Thomas, age 66.    Mr. Thomas was a founding director of Bank NorthWest. Mr. Thomas is Chairman of the Board of Bellingham Cold Storage, a local company that stores all forms of frozen food products and distributes them worldwide. Before joining Bellingham Cold Storage in 1987, Mr. Thomas was President of Agrichem, Inc., an agricultural chemical and fertilizer company in Burlington, Washington. Mr. Thomas recently served on the Board of Directors of United for Washington, Washington Food Processors Council and IARW Insurance Company. He is a past member of the Board of Directors of Burlington Edison School District and the International Association of Refrigerated Warehouses. Mr. Thomas attended Pacific University in Forest Grove, Oregon.

DESCRIPTION OF PACIFIC FINANCIAL CAPITAL STOCK

        Pacific Financial is authorized to issue 25,000,000 shares of common stock, $1.00 par value per share. Pacific Financial common stock is not traded on any public market or stock exchange. Each share of Pacific Financial common stock has the same relative rights and is identical in all respects with every other share of Pacific Financial common stock. The following summary is not a complete description of the applicable provisions of Pacific Financial's articles of incorporation and bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "Where You Can Find More Information."

COMMON STOCK

        Voting Rights.    The holders of Pacific Financial common stock possess exclusive voting rights in Pacific Financial. Each holder of Pacific Financial common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Pacific Financial common stock. Holders of shares of Pacific Financial common stock are not entitled to cumulate votes for the election of directors.

        Dividends.    The holders of Pacific Financial common stock are entitled to such dividends as the Pacific board may declare from time to time out of funds legally available therefor. Dividends from Pacific depend upon the receipt by Pacific of dividends from its banking subsidiary because Pacific has no other source of income.

        Liquidation.    In the event of liquidation, dissolution or winding up of Pacific, the holders of shares of Pacific Financial common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of Pacific.

        Other Characteristics.    Holders of Pacific Financial common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of Pacific Financial common stock which may be issued. Therefore, the Pacific board may authorize the issuance and sale of shares of common stock of Pacific Financial without first offering them to existing shareholders of Pacific. Pacific Financial common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of Pacific Financial common stock are, and the shares to be issued in the merger will be, fully paid and non-assessable.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Both Pacific Financial and BNW Bancorp are incorporated under Washington law. Rights of shareholders in each corporation, therefore, are governed by Washington corporate law. In addition, rights of BNW shareholders are governed by BNW's articles of incorporation and bylaws, and rights of Pacific shareholders are governed by Pacific's articles of incorporation and bylaws.

        Upon consummation of the merger, BNW shareholders will become shareholders of Pacific, and, as such, their rights will be governed by Pacific's articles of incorporation and bylaws and Washington corporate law. The following is a summary of differences between the rights of Pacific shareholders under the Pacific Financial articles of incorporation and bylaws and the rights of BNW shareholders under the BNW Bancorp articles of incorporation and bylaws. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles and bylaws of each corporation.

NUMBER OF DIRECTORS

        Pacific Financial.    Pacific Financial's articles provide for not less than five or more than 20 persons on the board of directors. Pacific's board currently consists of 14 directors, although that number will be increased to 17 upon completion of the merger.

        BNW Bancorp.    BNW Bancorp's articles provide for not fewer than five nor more than 25 persons on the board of directors. BNW's board currently consists of 10 directors.

CLASSIFICATION OF DIRECTORS

        Pacific Financial.    Under the Pacific Financial articles, directors are divided into three separate classes and one class is up for re-election each year. This staggered board could make it more difficult to gain control of the Pacific board during an attempted takeover of the corporation.

        BNW Bancorp.    BNW Bancorp does not have a staggered board.

REMOVAL OF DIRECTORS

        Pacific Financial.    Under Pacific's bylaws, Pacific shareholders can remove a director with or without cause upon affirmative vote of a majority of outstanding shares entitled to vote.

        BNW Bancorp.    Shareholders of BNW Bancorp cannot remove a director without cause without the affirmative vote of at least 80% of the outstanding shares entitled to vote. "Cause" exists if there is reasonable grounds for belief that the corporation has or will suffer substantial injury as a result of the director's gross negligence or dishonesty. BNW's more demanding requirements for removal of a director by shareholders could make it more difficult to gain control of the BNW board.

SPECIAL MEETINGS

        Pacific Financial.    Under Pacific's articles and bylaws, a special meeting of shareholders can be called by the president, any member of the board of directors, or the holders of not less than 25% of Pacific Financial's outstanding common stock.

        BNW Bancorp.    Under BNW's bylaws, a special meeting of shareholders can be called by the president, any member of the board of directors, or by the holders of not less than one-third of BNW Bancorp's outstanding common stock.

LIMITS ON DIRECTOR LIABILITY

        Both the articles of Pacific Financial and the articles of BNW Bancorp provide that directors of the corporation (including directors who are officers) and nonemployee directors of its subsidiaries will not be held liable to the corporation except in cases involving intentional misconduct or a knowing violation of law, unlawful distributions from the corporation, or participation in a transaction from which the director receives a benefit to which the director is not legally entitled.

INDEMNIFICATION

        Both the articles of Pacific Financial and the articles of BNW Bancorp provide for indemnification of current and past directors (including directors who are officers) and nonemployee directors of the corporation's subsidiaries for certain expenses and costs in suits to which such person is made or threatened to be made a party because such person was a director of the corporation or its subsidiaries. Each corporation's articles of incorporation, however, do not permit indemnification in cases involving intentional misconduct or a knowing violation of law, unlawful distributions from the corporation, or participation in a transaction from which the director will receive a benefit to which he or she is not legally entitled. Both companies limit rights to indemnification in cases instituted by a federal banking agency in accordance with state or federal laws governing financial institutions.

POTENTIAL ANTITAKEOVER PROVISIONS

        Both the articles of Pacific Financial and the articles of BNW Bancorp contain provisions permitting the respective boards of directors to consider nonmonetary factors in evaluating proposed tender offers, mergers, or sales of substantially all the corporation's assets, including social and economic effects on employees, customers, suppliers, communities, and other constituencies. These provisions increase the bases on which the board of directors can reject proposed business combination transactions.

        Both the articles of Pacific Financial and the articles of BNW Bancorp contain "fair price" provisions, which apply to transactions with a holder of 20% or more of the corporation's stock. Under these fair price provisions, such transactions must be approved by two-thirds of shares entitled to vote, unless the transaction is approved by a majority of the board of directors (not counting the vote of directors with an interest in the transaction) or there is a determination by such directors that the consideration received by noninterested shareholders is equal to or greater than the consideration paid by the interested shareholder for its shares over the 24 months prior to the proposed transaction. This fair price provision could have the effect of making it more difficult for a substantial shareholder to gain control of the corporation.

        Washington corporate law contains additional requirements for board approval of certain transactions with substantial shareholders for a period of five years following their acquisition of 10% or more of the corporation's outstanding shares. These requirements of Washington law apply to both Pacific and BNW, and could make it more difficult for a substantial shareholder to gain control of the corporation.

        In addition, under Washington corporate law, a merger in which the corporation will not be the surviving corporation, share exchange, or sale of substantially all of a corporation's assets must be approved by two-thirds of the corporation's shares entitled to vote, unless the corporation's articles or bylaws provide for a lesser vote (but not less than a majority). Neither the articles of Pacific Financial nor the articles of BNW Bancorp lower this voting requirement. This voting requirement could make it more difficult to complete change-in-control transactions.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

PACIFIC FINANCIAL

        The Securities and Exchange Commission allows Pacific Financial to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Pacific can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the following documents that Pacific has filed with the SEC:

          1.     Pacific's annual report on Form 10-K for the year ended December 31, 2002;

          2.     Pacific's proxy statement, dated March 21, 2003, for its 2003 annual meeting of shareholders that has been incorporated by reference in the 2002 Form 10-K;

          3.     Pacific's quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003; and

          4.     Pacific's current report on Form 8-K dated October 22, 2003.

        All documents filed by Pacific with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and prior to the date we file a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this document and are part of this joint proxy statement/prospectus from the date of filing. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

        Pacific will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference herein. You may obtain a copy of any document incorporated by reference by writing or calling Pacific at:

        Sandra Key, Executive Secretary
        Pacific Financial Corporation
        300 E. Market Street
        Aberdeen, Washington 98520-5244
        (360) 533-8870
        www.thebankofpacific.com

        In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Pacific Financial nor BNW Bancorp has authorized any person to provide you with any information that is different from what is contained herein.

        This joint proxy statement/prospectus is dated                        , 200    . You should not assume that the information contained in this document is accurate or complete as of any date other than such date, and neither the mailing of this document nor the issuance of shares of Pacific common stock will create any implication to the contrary.

        Pacific has supplied all information contained in or incorporated into this document relating to Pacific, and BNW has supplied all information contained in this document relating to BNW.

LEGAL OPINIONS

        The validity of the Pacific Financial common stock to be issued in the merger is being passed upon by Miller Nash LLP. Miller Nash LLP will also deliver an opinion concerning certain federal income tax consequences of the merger.

EXPERTS

        The consolidated financial statements included with and incorporated into this joint proxy statement/prospectus by reference to Pacific Financial's annual report on Form 10-K for the year ended December 31, 2002, have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in its report, and have been so incorporated in reliance upon the report of such firm.

        The audited financial statements of BNW Bancorp and Subsidiary (formerly Bank NorthWest) as of December 31, 2002 and 2001, and for the years then ended, have been included in this joint proxy statement/prospectus in reliance on the report of Moss Adams LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

        In order to be eligible for inclusion in the proxy materials of Pacific Financial for the 2004 annual meeting of shareholders, any shareholder proposal to take action at such meeting needed to be received at Pacific Financial's main office at 300 E. Market Street, Aberdeen, Washington, by November 22, 2003. In addition, if Pacific Financial receives notice of a shareholder proposal after February 5, 2004, the persons named as proxies in such proxy statement and form of proxy will have the discretionary authority to vote on such shareholder proposal.

OTHER MATTERS

        The Pacific board is not aware of any other business to come before the special meeting other than those matters described in this joint proxy statement/prospectus. However, if any other matters should properly come before the special meeting, it is intended that the Pacific Financial proxy may be voted in respect thereof in accordance with the judgment of the person or persons voting the proxy.

BNW BANCORP FINANCIAL STATEMENTS

Index to BNW Bancorp Financial Statements	F-1
BNW Bancorp Unaudited Interim Consolidated Financial Statements
Balance Sheet
At September 30, 2003 (Unaudited) and December 31, 2002 (Audited)	F-2
Statement of Income (Unaudited)
Three and nine months ended September 30, 2003	F-3
Statement of Cash Flows (Unaudited)
Nine months ended September 30, 2003	F-4
Notes to Unaudited Interim Consolidated Financial Statements	F-5
Bank Northwest Audited Annual Financial Statements
Independent Auditor's Report	F-7
Balance Sheet at December 31, 2002 and December 31, 2001	F-8
Statement of Income
Years ended December 31, 2002 and 2001	F-9
Statement of Changes in Stockholders' Equity and Comprehensive Income
Years ended December 31, 2002 and 2001	F-10
Statement of Cash Flows
Years ended December 31, 2002 and 2001	F-11
Notes to Financial Statements	F-12

BNW BANCORP UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

BNW BANCORP, INC. AND SUBSIDIARY

BALANCE SHEET

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents
Cash and due from banks	$1,570,940	$2,759,315
Investments
Interest bearing deposits in other banks	5,400,801	49,977
Securities available-for-sale	5,095,440	4,034,010
Federal Home Loan Bank stock, at cost	369,100	321,500

Total cash and investments	12,436,281	7,164,802
Investor Receivable	1,117,900	4,875,266
Loans	83,848,069	65,070,692
Less: allowance for loan losses	(1,326,778)	(832,872)

Total loans—net	82,521,291	64,237,820
Bank premises and equipment	1,216,646	1,157,536
Accrued interest receivable	329,966	287,566
Other assets	260,619	63,098

Total other assets	1,807,231	1,508,200
Total assets	$97,882,703	$77,786,088

Liabilities
Noninterest bearing deposits	$13,969,040	$10,746,207
Interest bearing deposits	71,925,760	51,260,772

Total deposits	85,894,800	62,006,979
FHLB borrowings	2,000,000	7,850,000
Securities sold under agreements to repurchase	520,759	469,501
Accrued interest payable	66,167	75,367
Other borrowings	1,216,899	—
Other liabilities	1,321,769	841,769

Total other liabilities	5,125,594	9,236,637
Total liabilities	91,020,394	71,243,616
Stockholders' equity
Common stock, $1.00 par, 1,500,000 authorized; issued and outstanding; 717,930 issued and outstanding at September 30, 2003, and December 31, 2002	717,930	717,930
Capital surplus	6,413,921	6,413,921
Accumulated deficit	(280,412)	(726,718)
Net other comprehensive income	10,870	137,339

Total stockholders' equity	6,862,309	6,542,472
Total liabilities and stockholders' equity	$97,882,703	$77,786,088

BNW BANCORP, INC. AND SUBSIDIARY

STATEMENT OF INCOME

(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002
Interest income
Loans, including fees	$4,064,570	$3,041,917	$1,452,388	$1,130,944
Investments and interest bearing deposits	172,724	209,286	59,489	63,269

Total interest income	4,237,294	3,251,203	1,511,877	1,194,213
Interest expense
Deposits	1,023,446	886,327	349,705	309,878
Other borrowed funds and securities sold under agreements to repurchase	115,418	91,257	40,780	32,883

Total interest expense	1,138,864	977,584	390,485	342,761
Net interest income	3,098,430	2,273,619	1,121,392	851,452
Provision for loan losses	(510,000)	(130,000)	(180,000)	(50,000)

Net interest income after provision for loan losses	2,588,430	2,143,619	941,392	801,452
Noninterest income
Net gain on sale of loans in secondary market	1,291,426	616,003	413,036	238,819
Service fees	76,624	80,027	28,535	28,557
Other income	53,938	39,986	21,547	15,626

Total noninterest income	1,421,988	736,016	463,118	283,002
Noninterest expense
Salaries and employee benefits	2,035,737	1,320,911	741,370	479,291
Occupancy and equipment	478,151	347,097	166,424	114,513
Operating expenses	1,050,224	693,271	353,938	211,760

Total noninterest expense	3,564,112	2,361,279	1,261,732	805,564
Net income before income taxes	446,306	518,356	142,778	278,890
Provision for income taxes
Current	134,000	—	48,500	—
Deferred	(134,000)	—	(48,500)	—

Net income	$446,306	$518,356	$142,778	$278,890

Basic earnings per share	$0.62	$0.77	$0.20	$0.39
Fully diluted	$0.61	$0.77	$0.19	$0.39
Weighted average number of shares outstanding
Basic	717,930	669,094	717,930	717,930
Diluted	735,240	669,094	745,006	717,930

BNW BANCORP, INC. AND SUBSIDIARY

STATEMENT OF CASH FLOWS

(Unaudited)

	Nine months ended September 30
Increase (Decrease) in Cash
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$446,306	$518,356
Adjustments to reconcile net income to net cash flows from operating activities
FHLB dividend received	(14,300)	(11,700)
Provision for loan losses	510,000	130,000
Depreciation	221,332	156,771
Gain on sale of equipment	—	(1,462)
Net amortization of investment discounts/premiums	1,820	20,737
Changes in operating assets and liabilities
Interest receivable	(42,400)	(65,596)
Investor receivable	3,757,366	(1,735,201)
Other assets	(197,522)	(50,608)
Interest payable	(9,200)	(3,241)
Other liabilities	480,001	174,219

Net cash flows from operating activities	5,153,403	(867,725)

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in interest bearing deposits in bank	(5,350,824)	2,289,186
Purchase of available-for-sale investment securities	(3,987,054)	—
Proceeds from maturities of available-for-sale securities	2,797,335	671,030
Purchase of FHLB stock	(33,300)	—
Net increase in loans	(18,793,471)	(18,448,153)
Proceeds from sale of equipment	—	10,850
Additions to premises and equipment	(280,442)	(78,767)

Net cash flows from investing activities	(25,647,756)	(15,555,854)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	—	1,432,723
Net increase in noninterest bearing deposits	3,222,833	3,577,350
Net increase in interest bearing deposits	20,664,988	9,886,721
Net change in securities sold under agreement to repurchase	51,258	(721,618)
Borrowings from FHLB	29,640,000	63,841,000
Repayment of borrowings from FHLB	(35,490,000)	(61,641,000)
Net change in other borrowed funds	1,216,899	—

Net cash flows from financing activities	19,305,978	16,375,176

NET CHANGE IN CASH	(1,188,375)	(48,403)
CASH, beginning of year	2,759,315	2,039,208

CASH, end of year	$1,570,940	$1,990,805

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$1,148,063	$980,825

Cash paid during the year for income taxes	$134,000	$—

Notes to Unaudited Interim Consolidated Financial Statements

1.    BASIS OF CONSOLIDATION AND PRESENTATION

        The consolidated financial statements include the accounts of BNW Bancorp, Inc. ("BNW"), and its wholly owned subsidiary, Bank NorthWest (the "Bank" or "Bank NorthWest"). BNW was formed on March 26, 2003, under the laws of the state of Washington. BNW is a holding company and owns 100% of the common stock of Bank NorthWest.

        These unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and include the accounts of BNW and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated upon consolidation. The accompanying interim condensed consolidated financial statements do not include all notes normally included in audited annual financial statements and therefore should be read in conjunction with our annual financial statements. The accompanying financial statements include all normal recurring adjustments, which, in the opinion of management, are necessary to present fairly BNW's financial position at September 30, 2003, its statement of income for the three and nine months ended September 30, 2003 and 2002, respectively, and its statement of cash flows for the nine months ended September 30, 2003 and 2002.

2.    LEGAL MATTERS

        BNW and the Bank are subject to a dispute for breach of employment contract with a former employee, who is seeking damages for additional compensation. The former employee has made a general claim for additional compensation owing without specificity of purported amount still owing the employee. The dispute is presently in arbitration. Management is vigorously defending against the claim in the arbitration proceeding. At this time, the possible outcome is not determinable. Management believes that disposition of this matter will not have a material adverse effect on BNW's financial position or results of operations.

        In the normal course of business, the Bank may be party to various legal claims, actions, and complaints in relation to foreclosure and loan related assets. The Bank believes that the disposition of these matters will not have a material adverse effect on the Bank's financial position or results of operations.

3.    REVOLVING LINE OF CREDIT

        At September 30, 2003, BNW had $1,050,000 outstanding on a $2.0 million revolving line of credit with US Bank. The interest rate is the prime rate as published by US Bank (4% at September 30, 2003). The line of credit is secured by Bank NorthWest common stock.

        In November 2003, BNW entered into a new $2.0 million revolving line of credit agreement with The Bank of the Pacific. The interest rate under the new line is the prime rate and the line expires November 2004. The US Bank revolving line of credit was paid in full in November 2003 out of proceeds from the new line of credit.

4.    OPERATING LEASE

        In January 2003, Bank NorthWest leased additional office space at its headquarters in downtown Bellingham, Washington, for $2,800 per month. The lease expires August 1, 2005.

5.    COMMITMENTS

        BNW Bancorp has entered into change in control severance agreements with four executives. Under the terms of these agreements, these executives are entitled to a lump sum payment if a change in control occurs. As of September 30, 2003, the amount due to these executives would be approximately $539,000 if a change in control occurs. No further payments or other benefits will be due under these agreements. The Board of Directors approved the change in control severance agreements in May 2003.

6.    NEW ACCOUNTING PRONOUNCEMENTS

        In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. As of September 30, 2003, BNW Bancorp adopted the provisions of SFAS No. 149 and it had no material effect on its results of operations or financial position.

        In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. BNW Bancorp is currently assessing the impact of the provisions of SFAS No. 150, and believes the adoption will not have a material effect on its results of operations or financial position.

7.    SUBSEQUENT EVENT

        On October 22, 2003, BNW Bancorp entered into a merger agreement with Pacific Financial Corporation, pursuant to which BNW Bancorp will merge into Pacific Financial followed immediately by the merger of Bank NorthWest into Bank of the Pacific, Pacific Financial's banking subsidiary. Completion of the merger is subject to satisfaction of the conditions set forth in the merger agreement, including, among others, receipt of regulatory approvals and approval of shareholders of Pacific and of BNW. Upon completion of the merger, each share of BNW Bancorp common stock will be converted into the right to receive 0.85 shares of Pacific Financial common stock.

Bank NorthWest Audited Annual Financial Statements

Independent Auditor's Report

To the Board of Directors and Stockholders
Bank NorthWest

We have audited the accompanying balance sheet of Bank NorthWest as of December 31, 2002 and 2001, and the related statements of income, changes in stockholders' equity and comprehensive income and cash flows for each of the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank NorthWest as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP

Bellingham, Washington
January 31, 2003

Balance Sheet

As of December 31, 2002 and 2001

	2002	2001
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$2,759,315	$2,039,208
INVESTMENTS
Interest-bearing deposits in other banks	49,977	2,313,000
Securities available-for-sale	4,034,010	4,955,937
Federal Home Loan Bank stock, at cost	321,500	263,000

Total investments	4,405,487	7,531,937
INVESTOR RECEIVABLE
Investor receivable	4,875,266	3,151,573
LOANS	65,070,692	41,836,827
Less allowance for loan losses	(832,872)	(482,117)

Total loans, net	64,237,820	41,354,710
OTHER ASSETS
Bank premises and equipment, net	1,157,536	1,184,187
Accrued interest receivable	287,566	214,303
Other	63,098	49,281

Total other assets	1,508,200	1,447,771

TOTAL ASSETS	$77,786,088	$55,525,199

LIABILITIES & STOCKHOLDERS' EQUITY
DEPOSITS
Noninterest-bearing	$10,746,207	$6,335,464
Interest-bearing	51,260,772	40,937,458

Total deposits	62,006,979	47,272,922
OTHER LIABILITIES
Accrued interest payable	75,367	62,958
FHLB borrowings	7,850,000	2,000,000
Securities sold under agreements to repurchase	469,501	786,009
Other liabilities	841,769	1,027,981

Total other liabilities	9,236,637	3,876,948

Total liabilities	71,243,616	51,149,870
STOCKHOLDERS' EQUITY
Common stock, $1 par; 1,000,000 shares authorized, 717,930 and 571,420 issued and outstanding at December 31, 2002, and 2001, respectively	717,930	571,420
Capital surplus	6,413,921	5,127,708
Accumulated deficit	(726,718)	(1,420,231)
Accumulated other comprehensive income, net of tax	137,339	96,432

Total stockholders' equity	6,542,472	4,375,329

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$77,786,088	$55,525,199

See accompanying notes to these financial statements

Statement of Income

For the years ended December 31, 2002 and 2001

	2002	2001
INTEREST INCOME
Loans, including fees	$4,295,189	$3,179,743
Investments and interest bearing deposits	270,754	407,959

Total interest income	4,565,943	3,587,702

INTEREST EXPENSE
Deposits	1,215,620	1,245,239
Other borrowed funds and securities sold under agreements to repurchase	124,101	219,752

Total interest expense	1,339,721	1,464,991
NET INTEREST INCOME	3,226,222	2,122,711
PROVISION FOR LOAN LOSSES	(380,000)	(192,500)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,846,222	1,930,211
NONINTEREST INCOME
Net gain on sale of loans in secondary market	1,119,182	314,960
Service fees	161,630	115,930
Other income	11,139	57,597

Total noninterest income	1,291,951	488,487
NONINTEREST EXPENSES
Salaries and employee benefits	1,966,574	1,220,363
Occupancy and equipment	476,092	331,954
Operating expenses	1,001,994	706,998

Total noninterest expenses	3,444,660	2,259,315

NET INCOME	$693,513	$159,383

BASIC AND DILUTED EARNINGS PER SHARE	$1.03	$0.31

See accompanying notes to these financial statements

Statement of Changes in
Stockholders' Equity &
Comprehensive Income

For the years ended December 31, 2002 and 2001

	Common Stock Shares	Common Stock Amount	Capital Surplus	Accumulated Deficit	Accumulated Other Com- prehensive Income (Loss)	Total Stockholders' Equity	Compre- hensive Income
BALANCE, December 31, 2000	512,970	$512,970	$4,616,730	$(1,579,614)	$(29,349)	$3,520,737
Comprehensive income
Net income		—	—	159,383	—	159,383	$159,383
Unrealized gain on available-for-sale securities, net of tax of 0		—	—	—	125,781	125,781	125,781

Total comprehensive income		—	—	—	—	—	$285,164

Common stock issued	58,450	58,450	510,978	—	—	569,428

BALANCE, December 31, 2001	571,420	$571,420	$5,127,708	$(1,420,231)	$96,432	$4,375,329

Comprehensive income
Net income		—	—	693,513	—	693,513	$693,513
Unrealized gain on available-for-sale securities, net of tax of 0		—	—	—	40,907	40,907	40,907

Total comprehensive income		—	—	—	—	—	$734,420

Common stock issued	146,510	146,510	1,286,213	—	—	1,432,723

BALANCE, December 31, 2002	717,930	$717,930	$6,413,921	$(726,718)	$137,339	$6,542,472

See accompanying notes to these financial statements

Statement of Cash Flows

For the years ended December 31, 2002 and 2001

Increase (Decrease) in Cash and Cash Equivalents

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$693,513	$159,383
Adjustments to reconcile net income to net cash flows from operating activities
Federal Home Loan Bank dividend received	(16,300)	(16,700)
Provision for loan losses	380,000	192,500
Depreciation	218,032	181,889
Gain on the sale of equipment	(1,462)	—
Net amortization of investment discounts/premiums	26,913	85,911
Changes in operating assets and liabilities
Interest receivable	(73,263)	(14,970)
Investor receivable	(1,723,693)	(3,151,573)
Other assets	(13,817)	(4,492)
Interest payable	12,409	(52,770)
Other liabilities	(186,212)	501,784

Net cash flows from operating activities	(683,880)	(2,119,038)

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in interest-bearing deposits in banks	2,263,023	892,000
Purchases of available-for-sale securities	—	(5,097,680)
Proceeds from maturities of available-for-sale securities	935,921	7,082,669
Purchase of Federal Home Loan Bank stock	(42,200)	(21,900)
Net change in loans	(23,263,110)	(16,442,080)
Proceeds from the sale of equipment	10,850	—
Additions to premises and equipment	(200,769)	(1,167,940)

Net cash flows from investing activities	(20,296,285)	(14,754,931)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	1,432,723	569,428
Net increase (decrease) in noninterest-bearing deposits	4,410,743	2,216,902
Net increase in interest-bearing deposits	10,323,314	14,980,476
Net decrease in securities sold under agreements to repurchase	(316,508)	(2,298,406)
Borrowings from FHLB	36,685,000	17,220,000
Repayment of borrowings from FHLB	(30,835,000)	(15,220,000)

Net cash flows from financing activities	21,700,272	17,468,400

NET CHANGE IN CASH AND CASH EQUIVALENTS	720,107	594,431
CASH AND CASH EQUIVALENTS, beginning of period	2,039,208	1,444,777

CASH AND CASH EQUIVALENTS, end of period	$2,759,315	$2,039,208

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$1,327,312	$1,517,761

See accompanying notes to these financial statements

Notes to Financial Statements

Note 1—Organization and Summary of Significant Accounting Policies

Nature of Operations—Bank NorthWest (the "Bank") provides a full range of banking services to individual and corporate customers through its branches in Whatcom County, Washington. The Bank is subject to significant competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state of Washington agencies and undergoes periodic examinations by those regulatory authorities.

Financial Statement Presentation and Use of Estimates—The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ from estimated amounts. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, deferred income taxes valuation allowance and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans.

Cash and Cash Equivalents—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, all with maturities of three months or less. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities—The Bank classifies its securities into one of three categories: 1) held-to-maturity, 2) available-for-sale, or 3) trading. Investment securities are categorized as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Securities that are held-to-maturity are stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

Investment securities categorized as available-for-sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at estimated fair value, with the net unrealized gain or loss included as a separate component of stockholders' equity, net of the related tax effect under the caption accumulated other comprehensive income (loss). Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

The Bank had no trading or held-to-maturity securities at year-end.

Investor Receivable—Investor receivable represents amounts due from investors on loans sold to them. Such receivables are fully collateralized by the loans being sold, and in the unforeseen event of nonperformance by the investor, the Bank could rescind delivery of the loans. Loans are considered to be sold (and thus an investor receivable created) when the loans sold have been isolated from the Bank, the investor obtains rights to pledge or exchange the purchased loans, and the Bank does not maintain effective control over the loans sold pursuant to the requirements of SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As required by SFAS 140, adoption of its requirements occurred during the year ending December 31, 2001, and resulted in the recognition of loan sales once the requirements of SFAS 140 have been met, as described above.

Loans—Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs are deferred and recognized as an adjustment of the related loan yield.

The Bank considers loans impaired when it is probable the Bank will not be able to collect all amounts due under a loan agreement. Impaired loans are to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Changes in these values will be reflected in income and as adjustments to the allowance for possible loan losses.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received, or payment is considered certain.

The allowance for loan losses are maintained at a level management believes is adequate to provide for potential loan, loan commitment and standby letter of credit losses. The allowance is based on a continuing review of loans, loan commitments and standby letters of credit which includes consideration of actual loss experience, changes in the size and character of the portfolio, identification of individual problem situations which may affect the borrower's ability to repay, and evaluations of the prevailing and anticipated economic conditions.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgment using information available to them at the time of their examination.

Gain and Loss on Sale of Mortgage Loans—Gains and losses on sales of mortgage loans are recognized when loans are considered sold to investors. The gain or loss is determined by the difference between expected sales proceeds and the carrying value of the mortgages. Such carrying costs include principal advanced and related costs of origination, less loan and discount fees collected.

Bank Premises and Equipment—Bank premises and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to ten years.

Depreciation expense was $218,032 and $181,889 in 2002 and 2001, respectively.

Advertising Costs—The Bank expenses advertising costs as they are incurred. Total advertising expenses were $91,704 in 2002 and $66,088 in 2001.

Income Taxes—Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Bank's financial statements and its tax returns. The Bank has unused net operating losses and pre-opening expenses, and has fully reserved its net deferred tax assets resulting from these items until their value to the Bank becomes assured.

Stock Options—The Bank recognizes the financial effects of stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations under the intrinsic value method. Generally, stock options are issued at a price equal to or greater than the fair value of the Bank's stock as of the grant date. Under APB 25, options issued in this manner do not result in the recognition of employee compensation in the Bank's financial statements. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	(Pro Forma) 2002	(Pro Forma) 2001
Net income as reported	$693,513	$159,383
Additional compensation for fair value of stock options	(116,000)	(28,400)

Pro forma net income	$577,513	$130,983

Earnings per share:
Basic—as reported	$1.03	$0.31
Basic—pro forma	$0.86	$0.25
Diluted—as reported	$1.03	$0.31
Diluted—pro forma	$0.86	$0.25

The pro forma information recognizes, as compensation, the value of stock options granted using an option valuation model known as the Black-Scholes model. The fair value of options issued in 2002 and 2001 is estimated at $95,800 and $12,900, respectively. The following assumptions were used to estimate the fair value of the options:

	2002	2001
Risk-free interest rate	4.55%	4.86%
Dividend yield rate	0.00%	0.00%
Price volatility	7.00%	7.00%
Weighted average expected life of options	7 years	5 years

The fair value of the options granted in 2002 and 2001 are allocated to pro forma earnings over the vesting period of the options.

The remaining unrecognized compensation for fair value of stock options was approximately $45,300 and $65,500 as of December 31, 2002 and 2001, respectively (Note 12).

Earnings per share—Basic earnings per share amounts are computed based on the weighted number of average shares outstanding during the period. Diluted earnings per share are computed by determining the number of additional shares that are deemed outstanding due to stock options and other potentially dilutive share equivalents using the treasury stock method.

Reclassifications—Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

Note 2—Investment Securities

Carrying amounts and approximate fair values of investment securities are summarized as follows:

	2002
		Gross Unrealized
	Amortized Cost			Estimated Fair Value
		Gains	Losses
Available-for-Sale Securities
U.S. Treasury and obligations of U.S. government agencies	$2,005,465	$32,655	$—	$2,038,120
Mortgage-backed securities	1,891,206	104,684	—	1,995,890

Total available-for-sale securities	$3,896,671	$137,339	$—	$4,034,010

	2001
		Gross Unrealized
	Amortized Cost			Estimated Fair Value
		Gains	Losses
Available-for-Sale Securities
U.S. Treasury and obligations of U.S. government agencies	$2,017,199	$29,061	$—	$2,046,260
Mortgage-backed securities	2,842,306	67,371	—	2,909,677

Total available-for-sale securities	$4,859,505	$96,432	$—	$4,955,937

The amortized cost and estimated fair value of investment securities at December 31, 2002, by contractual or expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2002
	Amortized Cost	Estimated Fair Value
One year or less	$—	$—
One to five years	2,005,465	2,038,120
Five to ten years	1,891,206	1,995,890

	$3,896,671	$4,034,010

Gross realized gains and losses on investment sales for the years ended December 31:

	2002	2001
Proceeds from maturities and sales of securities available-for-sale	$935,921	$7,082,669

Gross gains realized on securities available-for-sale	$—	$52,974

Gross losses realized on securities available-for-sale	$—	$—

Investment securities with a book value of $3,896,671 and a fair market value of $4,034,010 as of December 31, 2002, were pledged to secure U.S. government and public deposits, securities sold under agreements to repurchase, and as collateral for the FHLB advances.

Investment securities with a book value of $4,859,505 and a fair market value of $4,955,937 as of December 31, 2001, were pledged to secure U.S. government and public deposits, securities sold under agreements to repurchase, and as collateral for the FHLB advances.

Note 3—Federal Home Loan Bank ("FHLB") Stock

The Bank's investment in Federal Home Loan Bank (the "FHLB") stock is a restricted investment carried at par value ($100 per share), which approximates its fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding FHLB advances. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. In addition, quarterly dividends are paid by FHLB.

Note 4—Loans

The major classifications of loans are summarized as follows:

	2002	2001
Residential mortgages	$6,511,621	$3,476,279
Commercial, including commercial mortgages	55,724,733	35,702,104
Consumer	2,877,994	2,693,944
Deferred loan fees	(43,656)	(35,500)

Total loans	$65,070,692	$41,836,827

The allowance for loan losses at December 31 and changes during the period are as follows:

	2002	2001
Balance at beginning of year	$482,117	$291,365
Provision charged to operating expenses for loan losses	380,000	192,500
Loans charged off	(38,890)	(2,050)
Recoveries on loans	9,645	302

Balance at end of year	$832,872	$482,117

Impaired loans, consisting of either non-accruing loans or loans the Bank has reason to believe will be placed on non-accrual status, were $1,696,267 and $137,055 at December 31, 2002 and 2001, respectively. At December 31, 2002, one loan totaling $1,270,009 represented the majority of the balance in impaired loans. This loan is guaranteed for up to 80% of the recorded balance by the U.S. Department of Agriculture. A specific reserve for the remaining 20% of the loan has been made within the Bank's loan loss reserve of $254,000. Interest income recognized and collected during the year on these loans is insignificant, and there are no commitments to lend additional funds to borrowers whose loans are classified as impaired. The average recorded investment in impaired loans was $576,330 and $176,730 during 2002 and 2001, respectively. A specific allowance of $254,000 was made for potential loan losses on impaired loans during 2002. No specific allowance was made in 2001. The Bank believes that expected losses on impaired loans are fully reserved for.

A summary of past due loans is as follows:

	1 to 30 Days Past Due and Still Accruing	31-59 Days Past Due and Still Accruing	60-89 Days Past Due and Still Accruing	Non-accruing
December 31, 2002	$2,153,170	$1,610,809	—	$426,258

December 31, 2001	$722,214	$1,525	—	$137,055

Note 5—Bank Premises and Equipment

Bank premises and equipment at December 31 are classified as follows:

	2002	2001
Leasehold improvements	$328,806	$321,013
Land	90,605	90,605
Buildings	360,422	355,996
Furniture, fixtures and software	1,115,993	957,879

	1,895,826	1,725,493
Less accumulated depreciation	(738,290)	(541,306)

	$1,157,536	$1,184,187

Note 6—Income Taxes

The items accounting for the difference between income taxes computed at the U.S. federal statutory income tax rate and the income tax provision for each of the years are as follows:

	2002		2001
	Amount	Rate	Amount	Rate
Income tax provision at statutory rate	$235,794	34.0%	$54,190	34.0%
Disallowed Expenses (Permanent Differences)	4,732	0.7%	1,506	0.9%
Change in Deferred Tax Valuation Allowance	(243,600)	-35.1%	(54,400)	-34.1%
Other Adjustments	3,074	0.4%	(1,296)	-0.8%

Income tax provision at effective tax rate	$0	0%	$0	0%

Total deferred tax assets and liabilities as of December 31 are as follows:

	2002	2001
Deferred tax assets
Unamortized pre-opening expenditures	$—	$7,800
Net operating loss carry forward	51,000	390,300
Allowances for possible loan losses in excess of tax reserves	175,000	90,500
Other deferred tax assets	15,000	14,000

Total deferred assets	$241,000	$502,600
Deferred tax liabilities
Accrual to cash adjustment	(21,000)	(44,000)
Other deferred tax liabilities	(19,000)	(14,000)

Total deferred liabilities	(40,000)	(58,000)

Net deferred tax asset	201,000	444,600
Less valuation allowance on net deferred tax asset	(201,000)	(444,600)

	$—	$—

The Bank has not recognized a net deferred tax asset due to the uncertainty surrounding their ultimate value to the Bank, and accordingly, management has reduced net deferred tax assets by a valuation allowance.

The company has net operating loss carry forwards totaling $150,890 that may be utilized to offset future federal taxable income. Net operating carry forwards will expire as follows:

Year Ending December 31,	Amount
2012	$—
2018	$—
2019	150,890

$150,890

Note 7—Deposits

Deposits consisted of the following:

	2002	2001
Savings accounts	$1,551,656	$1,104,678
Certificates of deposit under $100,000	11,133,619	16,685,281
Certificates of deposit over $100,000	20,261,151	9,631,439
Demand accounts
Noninterest-bearing	10,746,207	6,335,464
Interest-bearing	2,995,345	2,503,581
Money market accounts	15,319,001	11,012,479

	$62,006,979	$47,272,922

Total remaining maturity schedule for time deposits is as follows:

Year Ending December 31,
2003	$24,007,342
2004	3,604,521
2005	329,652
2006	3,064,965
2007	388,290

$31,394,770

Note 8—FHLB Borrowings

The Bank is a member of the Federal Home Loan Bank of Seattle ("FHLB"), which entitles them to certain benefits, including a variety of funding options. As a member, the Bank has a committed line of credit up to 20% of total assets subject to the Bank pledging sufficient collateral and maintaining the required stock investment. At December 31, 2002, the Bank had outstanding borrowings from FHLB of Seattle of $7,850,000, of which $5,850,000 were overnight advances issued under the Cash Management Advance program. At December 31, 2001, the Bank had outstanding borrowings from FHLB of Seattle of $2,000,000. FHLB advances consist of the following:

	December 31, 2002		December 31, 2001
Date of Maturity	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
2003	$5,850,000	1.39%	—	—
2004	$2,000,000	5.00%	$2,000,000	5.00%

Note 9—Securities Sold Under Agreements to Repurchase

The Bank has sold certain securities of the U.S. Government and its agencies and other approved investments under agreements to repurchase. The securities underlying the agreement were held by a safekeeping agent not under control of the Bank. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Securities sold under agreements to repurchase were $469,501 as of December 31, 2002, with a weighted interest rate of

1.23%. Securities sold under agreements to repurchase were $786,009 as of December 31, 2001, with a weighted interest rate of 1.84%. The Bank has collateralized these agreements with investments totaling approximately $1.0 million as of December 31, 2002, and $2.0 million as of December 31, 2001. Maturity for the repurchase agreement outstanding as of December 31, 2002, is May 1, 2003.

Note 10—Other Borrowed Funds

The Bank has a correspondent bank relationship with Key Bank, which provides a $1,500,000 unsecured, Federal Funds Line. No funds are outstanding at December 31, 2002, and 2001.

The Bank has a treasury, tax and loan note option with the Federal Reserve Bank in the amount of $400,000 in 2002 and $42,837 in 2001 payable on demand. Interest is payable at a rate of 0.25% below the federal funds rate. The note is secured by a pledge of certain qualifying investment securities.

Note 11—Stockholders' Equity

Capital Requirements—The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets (as defined in the regulations), and of Tier I capital to average assets. Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent filing with the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table:

	Actual		For Capital Adequacy Purposes:			To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(dollar amounts are in thousands)
As of December 31, 2002
Total Capital
(to Risk Weighted Assets)	$7,238	11%	$5,415	≥	8%	$6,768	≥	10%
Tier I Capital
(to Risk Weighted Assets)	$6,405	9%	$2,707	≥	4%	$4,061	≥	6%
Tier I Capital
(to Average Assets)	$6,405	9%	$2,923	≥	4%	$3,654	≥	5%
As of December 31, 2001
Total Capital
(to Risk Weighted Assets)	$4,761	10%	$3,653	≥	8%	$4,566	≥	10%
Tier I Capital
(to Risk Weighted Assets)	$4,279	9%	$1,826	≥	4%	$2,739	≥	6%
Tier I Capital
(to Average Assets)	$4,279	9%	$2,013	≥	4%	$2,516	≥	5%

The Bank issued 146,510 shares of common stock during 2002, for proceeds of $1,432,723, net of issuance costs of $32,377. The Bank issued 58,450 shares of common stock during 2001, for proceeds of $569,428, net of issuance costs of $15,071.

Note 12—Stock Option and Incentive Plans

Employee Stock Option Plan—Pursuant to the 1996 Stock Option Plan as amended, the Bank may award up to 126,535 options to acquire shares of Common Stock to employees. Pursuant to the plan, the Bank has awarded options, which vest and become exercisable in incremental percentages over five years through 2007, and expire after 10 years.

The Bank applies the provision APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for its stock-based awards. Accordingly, costs for options awarded to employees are measured as the excess, if any, of the fair value of the Bank's common stock at the measurement date over the amount the holder must pay to acquire the common stock. No compensation expense was recognized for grants of awards under the plan in 2002 and 2001.

	Options Available For Grant	Options for Common Stock	Average Exercise Price
BALANCE, December 31, 2000	44,122	52,413	$9.55
Authorized	—	—	—
Granted	(4,435)	4,435	10.50
Exercised	—	—	—
Lapsed	—	—	—

BALANCE, December 31, 2001	39,687	56,848	$9.76
Authorized	30,000	—	—
Granted	(4,435)	4,435	10.50
Exercised	—	—	—
Lapsed	—	—	—

BALANCE, December 31, 2002	65,252	61,283	$9.81

The following table summarizes information concerning currently outstanding and exercisable options:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$10.00	9,673	4 years	$10.00	9,673	$10.00
10.50	26,610	7.5 years	10.50	10,721	10.50
9.00	25,000	6.5 years	9.00	15,000	9.00

Director Stock Option Plan—Pursuant to the 2002 Director's Stock Option Plan, the Bank may award up to 35,000 options to acquire shares of Common Stock. Pursuant to the plan, the Bank has awarded options which vest and are exercisable immediately and expire after 10 years.

The Bank applies the provision APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for its stock-based awards. Accordingly, costs for options awarded to directors are measured as the excess, if any, of the fair value of the Bank's common stock at the measurement date over the amount the holder must pay to acquire the common stock. No compensation expense was recognized for grants of awards under the plan in 2002.

	Options Available For Grant	Options for Common Stock	Average Exercise Price
BALANCE, December 31, 2001	—	—	$—
Authorized	35,000	—	—
Granted	(30,000)	30,000	10.00
Exercised	—	—	—
Lapsed	—	—	—

BALANCE, December 31, 2002	5,000	30,000	$10.00

The following table summarizes information concerning currently outstanding and exercisable options:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$10.00	30,000	9.5 years	$10.00	30,000	$9.50

Note 13—Employee Benefit Plan

During 1998, the Bank established a 401(k) savings plan covering substantially all of its full-time employees. Eligible employees may contribute through payroll deductions up to a maximum of 15% of the employee's wages. The Bank made discretionary contributions to the Plan of $21,673 in 2002 and $6,203 in 2001.

Note 14—Commitments

Operating Lease Commitments—The Bank leases portions of its premises and certain pieces of equipment under leases classified as operating leases. Scheduled minimum lease payments under these agreements are as follows:

Year Ending 2003	$225,320
2004	232,375
2005	152,970
2006	36,377
2007	30,780

Total	$677,822

Rental expense charged to operations was $180,983 in 2002 and $111,408 in 2001.

Note 15—Related Party Transactions

Certain directors, executive officers and principal stockholders are customers of, and have had banking transactions with, the Bank, and the Bank expects to have such transactions in the future. All loans and commitments included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

The amount of loans outstanding to directors, executive officers, principal stockholders and companies with which they are associated was approximately $2,384,650 and $1,462,500 at December 31, 2002 and 2001, respectively. Interest earned on the loans was $92,564 and $131,919 for the years ended December 31, 2002 and December 21, 2001, respectively. Deposits from related parties totaled approximately $5,303,505 and $2,185,700 at December 31, 2002, and December 31, 2001, respectively.

Note 16—Significant Group Concentrations of Credit Risk

Most of the Bank's business activity is with customers located within Whatcom County. Investments in state and municipal securities involve governmental entities within the state of Washington. The Bank originates commercial, real estate and consumer loans. Generally, loans are secured by accounts receivable, inventory, deposit accounts, personal property or real estate. Rights to collateral vary and are legally documented to the extent practicable. Although the Bank has a diversified loan portfolio, local economic conditions may affect borrowers' ability to meet the stated repayment terms.

The distribution of commitments to extend credit approximates the distribution of loans outstanding.

Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit in excess of 90% of its legal lending limit, or approximately $1,100,000, to any single borrower or group of related borrowers without prior approval from the Board of Directors. Loans in excess of $500,000 are approved by the Director's Loan Committee prior to origination.

Note 17—Financial Instruments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to Extend Credit and Financial Guarantees—Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 50 percent of loan commitments are drawn upon by customers, while no commercial letters of credit have been utilized. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. All guarantees are short-term. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral supporting those commitments, for which collateral is deemed necessary, generally amounts to one hundred percent of the commitment amount at December 31, 2002.

The Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments.

A summary of the notional amounts of the Bank's financial instruments with off-balance sheet risk at December 31, 2002, follows:

Notional Amount
Commitments to extend credit	$13,716,074
Credit card arrangements	1,059,026
Letter of credit	175,000

Note 18—Earnings Per Share

The numerators and denominators of basic earnings per share are as follows:

	2002	2001
Numerator—Net income as reported	$693,513	$159,383

Denominator—Weighted average number of shares outstanding	672,768	514,597
Effect of dilutive securities	1,291	356

Diluted weighted average number of shares outstanding	674,059	514,953

Basic earnings per share	$1.03	$0.31

Diluted earnings per share	$1.03	$0.31

Note 19—New Accounting Pronouncements

Statement of Financial Standard (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Bank implemented this statement effective April 1, 2002. Implementation of this statement did not result in a material impact on its financial position or results of operations.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, addresses financial accounting and reporting for the treatment of costs associated with exit or disposal activities. This Statement improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. This Statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Bank does not expect the Statement will result in a material impact on its financial position or results of operations.

SFAS No. 147, Acquisitions of Certain Financial Institutions—an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. The provisions of this Statement that relate to the application of the purchase method of accounting applies to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. This Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. This Statement is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The Bank does not expect the Statement will result in a material impact on its financial position or results of operations.

SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123. This Statement amends FASB No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stockbased employee compensation. In addition, it amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As of December 31, 2002, the Bank has adopted the disclosure requirements of the Statement and continues to follow the intrinsic value method to account for stock-based employee compensation.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determining when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in the Company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46 also requires additional disclosure by primary beneficiaries and other significant variable interest holders. Certain provisions of this interpretation became effective upon issuance. Management does not believe the Bank has any VIE.

Appendix A

                      Execution Copy

AGREEMENT AND PLAN OF MERGER

between

PACIFIC FINANCIAL CORPORATION

and

BNW BANCORP, INC.

Dated as of October 22, 2003

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2003, by and between PACIFIC FINANCIAL CORPORATION, a Washington corporation ("Pacific"), and BNW BANCORP, INC., a Washington corporation ("NorthWest").

        WHEREAS the boards of directors of Pacific and NorthWest have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger provided for herein in which NorthWest will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Pacific, so that Pacific is the surviving corporation in the Merger;

        WHEREAS, as an inducement for Pacific to enter into this Agreement and consummate the Merger, each of the directors of NorthWest has entered into or will promptly hereafter enter into a Voting Agreement and Resignation dated as of the date of this Agreement; and

        WHEREAS the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Holding Company Merger.    Subject to the terms and conditions of this Agreement, NorthWest shall merge with and into Pacific at the Effective Time (as defined in Section 1.2 hereof) in accordance with the Washington Business Corporation Act (the "WBCA"). Pacific shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. Upon consummation of the Merger, the separate corporate existence of NorthWest shall terminate.

        1.2    Effective Time; Closing.    The Merger shall become effective as set forth in articles of merger (the "Articles of Merger"), which shall be filed with the Secretary of State of the State of Washington (the "Washington Secretary"), on the Closing Date (as defined below). The date and time when the Merger becomes effective, as set forth in the Articles of Merger, is herein referred to as the "Effective Time." Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at a date, time, and place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII of this Agreement (the "Closing Date").

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

        1.4    Conversion of NorthWest Common Stock.    At the Effective Time, subject to Section 2.2(e) hereof, by virtue of the Merger, each share of the common stock, $1.00 par value per share, of NorthWest ("NorthWest Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares ("Dissenting Shares") as to which a dissenting shareholder has taken the actions required by Section 23B.13 of the WBCA relating to dissenters' rights) shall be converted into the right to receive 0.85 shares (the "Exchange Ratio") of common stock, $1.00 par value per share, of Pacific ("Pacific Common Stock"), provided that any shares of NorthWest Common Stock owned by Pacific or any of its Subsidiaries (other than in a fiduciary capacity) will not be converted in the Merger but will be cancelled without consideration. Each Dissenting Share shall be treated in accordance with the provisions of the WBCA relating to dissenters' rights.

        All of the shares of NorthWest Common Stock converted into Pacific Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and cease to exist as of the Effective Time, and each certificate (each a "NorthWest Certificate") previously representing any such shares of NorthWest Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Pacific Common Stock and (ii) cash in lieu of fractional shares, in each case into which the shares of NorthWest Common Stock represented by such NorthWest Certificate have been converted pursuant to this Article I and Sections 1.7 and 2.2 of this Agreement. NorthWest Certificates previously representing shares of NorthWest Common Stock shall be exchanged for certificates representing whole shares of Pacific Common Stock and cash in lieu of fractional shares without any interest in accordance with Section 2.2 of this Agreement.

        1.5    Pacific Common Stock.    At and after the Effective Time, each share of Pacific Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        1.6    Conversion of Options.    At the Effective Time of the Merger, each option to purchase shares of NorthWest Common Stock under any stock option plan of NorthWest (collectively, the "NorthWest Stock Option Plans") which is outstanding and unexercised immediately prior to the Effective Date of the Merger (each, a "NorthWest Stock Option"), shall cease to represent a right to acquire shares of NorthWest Common Stock and shall be converted automatically into an option to purchase shares of Pacific Common Stock (each, a "Substitute Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the NorthWest Stock Option Plans).

          (a)   The number of shares of Pacific Common Stock to be subject to the Substitute Option shall be the product (rounded down to the nearest share) of the number of shares of NorthWest Common Stock subject to the option and the Exchange Ratio; and

          (b)   The exercise price per share of Pacific Common Stock under the Substitute Option shall be equal to the result (rounded down to the nearest cent) of dividing the exercise price per share of NorthWest Common Stock under the option by the Exchange Ratio.

        1.7    Fractional Shares.    No fractional shares of Pacific Common Stock and no certificates therefor shall be issued to represent any fractional interest, and any holder thereof shall be paid cash in lieu of fractional shares pursuant to Section 2.2(e) of this Agreement equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by $27.15.

        1.8    Adjustment to Stock.    If prior to the Effective Time (or as of a record date prior to the Effective Time) the outstanding shares of Pacific Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Pacific's capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

        1.9    Articles of Incorporation.    At the Effective Time, the Articles of Incorporation of Pacific, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

        1.10    Bylaws.    At the Effective Time, the Bylaws of Pacific, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.11    Directors and Officers.    From and after the Effective Time, the board of directors of the Surviving Corporation shall include the members of the board of directors of Pacific as constituted immediately prior to the Effective Time, together with John R. Ferlin, G. Dennis Archer, and Stewart

L. Thomas, who shall hold office until their successors are elected and qualified. The officers of the Surviving Corporation from and after the Effective Time shall be the officers of Pacific immediately prior to the Effective Time, together with such additional officers as may thereafter be appointed, until such time as their successors are appointed in accordance with the Bylaws of the Surviving Corporation.

        1.12    Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

        1.13    Banking Subsidiary Merger.

          (a)   Upon performance of all of the covenants of the parties hereto and fulfillment or waiver of all of the conditions contained herein, and at the Effective Time, Bank NorthWest, a banking corporation organized under the laws of the state of Washington and wholly owned subsidiary of Northwest ("Bank Northwest"), will be merged (the "Bank Merger") with and into the Bank of the Pacific, a banking corporation organized under the laws of the state of Washington and wholly owned subsidiary of Pacific ("Bank of the Pacific"), in accordance with the provisions of Washington banking law. An agreement of merger in the form attached hereto as Exhibit 1.13 shall be filed with the appropriate authorities in the state of Washington, including the director of the Department of Financial Institutions (the "Washington Director"), and the Bank Merger will be effective as of the date set forth in a certificate of merger issued by the Washington Director.

          (b)   Upon effectiveness of the Bank Merger, each outstanding share of Bank of the Pacific common stock shall remain outstanding as shares of the resulting bank, the holder of such shares shall retain its rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of Bank Northwest common stock will be cancelled.

ARTICLE II

EXCHANGE OF SHARES

        2.1    Pacific to Make Shares Available.    At or prior to the Effective Time, Pacific will provide to Bank of the Pacific, acting as exchange agent for the Merger (the "Exchange Agent"), for the benefit of the holders of NorthWest Certificates, for exchange in accordance with this Article II, certificates representing the shares of Pacific Common Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of Pacific Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of NorthWest Common Stock.

        2.2    Exchange of Shares.

          (a)   As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a NorthWest Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the NorthWest Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the NorthWest Certificates in exchange for certificates representing the shares of Pacific Common Stock and the cash in lieu of fractional shares, if any, into which the shares of NorthWest Common Stock represented by such NorthWest Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a NorthWest Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such NorthWest Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing shares of

  Pacific Common Stock into which the shares of NorthWest Common Stock shall have been converted and (ii) a check representing the amount of cash in lieu of fractional shares, if any, that such holder has the right to receive in respect of the NorthWest Certificate surrendered pursuant to the provisions of Section 1.7 of this Agreement, and the NorthWest Certificate so surrendered shall be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of NorthWest Certificates.

          (b)   No dividends or other distributions declared after the Effective Time with respect to Pacific Common Stock shall be paid to the holder of any unsurrendered NorthWest Certificate until the holder thereof shall surrender such NorthWest Certificate in accordance with this Article II. After the surrender of a NorthWest Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Pacific Common Stock represented by such NorthWest Certificate.

          (c)   If any certificate representing shares of Pacific Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Pacific Common Stock in any name other than that of the registered holder, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers of the shares of NorthWest Common Stock on the stock transfer books of NorthWest. If, after the Effective Time, NorthWest Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Pacific Common Stock and cash in lieu of fractional shares, if any, as provided in this Article II.

          (e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of NorthWest for 12 months after the Effective Time shall be paid to Pacific. Any shareholders of NorthWest who have not previously complied with this Article II shall thereafter look only to Pacific for payment of the shares of Pacific Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Pacific Common Stock deliverable in respect of each share of NorthWest Common Stock that such shareholder is entitled to receive pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Pacific, NorthWest, the Exchange Agent, or any other person shall be liable to any former holder of shares of NorthWest Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f)    In the event any NorthWest Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Pacific, the posting by such person of a bond in such amount as Pacific may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such NorthWest Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed NorthWest Certificate the shares of Pacific Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTHWEST

        Except as set forth in the disclosure schedule of NorthWest delivered to Pacific concurrently herewith (the "NorthWest Disclosure Schedule"), NorthWest hereby represents and warrants to Pacific as follows:

        3.1    Corporate Organization.

          (a)   NorthWest is a corporation duly organized and validly existing under the laws of the State of Washington. NorthWest has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on NorthWest. NorthWest is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As used in this Agreement, the term "Material Adverse Effect" means, with respect to Pacific, NorthWest or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition or prospects of such party and its Subsidiaries taken as a whole. NorthWest has previously furnished Pacific true and correct copies of its Articles of Incorporation and Bylaws as in effect as of the date of this Agreement.

          (b)   The NorthWest Disclosure Schedule sets forth a complete and correct list of all NorthWest Subsidiaries (as defined below), all shares or other ownership interests of which are owned by NorthWest free and clear of any liens, charges, encumbrances, and security interests whatsoever. All of such shares or other interests are duly authorized and validly issued and are fully paid and free of preemptive rights, with no liability attaching to the ownership thereof. No NorthWest Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. As used in this Agreement, the word "Subsidiary" means any bank, corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes.

          (c)   Each NorthWest Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on NorthWest, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth on the NorthWest Disclosure Schedule, NorthWest does not own beneficially, directly or indirectly, more than 5 percent of any class of equity securities or similar interests of any corporation, bank, business trust, association, or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

          (d)   The minute books of NorthWest and each NorthWest Subsidiary accurately reflect in all material respects all corporate actions of the shareholders and board of directors (including committees of the board of directors) of NorthWest or its Subsidiaries.

        3.2    Capitalization.    The authorized capital stock of NorthWest consists of 1,500,000 shares of NorthWest Common Stock and 100,000 shares of preferred stock ("NorthWest Preferred Stock"). At the close of business on October 21, 2003, there were 717,930 shares of NorthWest Common Stock and no shares of NorthWest Preferred Stock outstanding. On October 21, 2003, no shares of NorthWest Common Stock or NorthWest Preferred Stock were reserved for issuance under outstanding agreements or other instruments, other than 100,048 shares of NorthWest Common Stock issuable upon the exercise of outstanding stock options pursuant to the NorthWest Stock Option Plans. All of the issued and outstanding shares of NorthWest Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no liability attaching to the ownership thereof. Except as stated above, NorthWest does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NorthWest Common Stock or NorthWest Preferred Stock or any securities representing the right to purchase or otherwise receive any shares of NorthWest Common Stock or NorthWest Preferred Stock. NorthWest has previously provided Pacific with a true and correct list of the option holders, the date of each option to purchase NorthWest Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the NorthWest Stock Option Plans. Except as set forth in the NorthWest Disclosure Schedule, since January 1, 2003, no shares of NorthWest capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by NorthWest or any NorthWest Subsidiary, and no dividends or other distributions have been declared, set aside, made or paid to NorthWest shareholders.

        3.3    Authority; No Violation.

          (a)   NorthWest has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of NorthWest. The board of directors of NorthWest has directed that this Agreement and the transactions contemplated hereby be submitted to NorthWest's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NorthWest Common Stock, no other corporate proceedings on the part of NorthWest are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NorthWest and (assuming due authorization, execution and delivery by Pacific) constitutes a valid and binding obligation of NorthWest, enforceable against NorthWest in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Neither the execution and delivery of this Agreement by NorthWest nor the consummation by NorthWest of the transactions contemplated hereby, nor compliance by NorthWest with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of NorthWest or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NorthWest or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of NorthWest or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NorthWest or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on NorthWest.

        3.4    Consents and Approvals.    Except for (i) the filing of applications, notices or requests for waiver, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, (ii) the filing of any requisite applications with the Federal Deposit Insurance Corporation (the "FDIC") in connection with the Bank Merger, (iii) the filing of any required applications or notices with any state agencies and approval of such applications and notices with respect to the Merger and the Bank Merger (the "State Approvals"), (iv) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Pacific's and NorthWest's shareholders to be held in connection with approval of this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (v) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and an agreement of merger with respect to the Bank Merger with the Washington Director, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Pacific Common Stock pursuant to this Agreement, (vii) the approval of this Agreement by the shareholders of Pacific and NorthWest as provided in Section 7.1(a) below, and (viii) the consents and approvals set forth in the NorthWest Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by NorthWest of this Agreement and (B) the consummation by NorthWest of the Merger and the other transactions contemplated hereby.

        3.5    Reports.    NorthWest and each NorthWest Subsidiary has timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000, with (i) the Federal Reserve Board, (ii) any state regulatory authority, (iii) the FDIC, and (iv) any self-regulatory organization (collectively, "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 2000, and have paid all fees and assessments due and payable in connection therewith. All such reports and statements filed with any Regulatory Agency are collectively referred to herein as the "NorthWest Reports." As of their respective dates, the NorthWest Reports complied in all material respects with all the rules and regulations promulgated by applicable Regulatory Agencies and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the NorthWest Reports have been made available to Pacific by NorthWest. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of NorthWest and the NorthWest Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of NorthWest, investigation into the business or operations of NorthWest or any of the NorthWest Subsidiaries since January 1, 2003. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of NorthWest or any of the NorthWest Subsidiaries.

        3.6    Financial Statements.    NorthWest has previously delivered to Pacific copies of (a) the consolidated balance sheets of NorthWest and NorthWest Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for 2000 through 2002, inclusive, in each case accompanied by the audit report of Moss Adams LLP, independent public accountants, and (b) the unaudited consolidated balance sheets of NorthWest and the NorthWest Subsidiaries as of June 30, 2003, and June 30, 2002, and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the six-month periods then ended. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of NorthWest and the NorthWest Subsidiaries for the respective periods or as of the respective dates and each of such statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The allowances for credit losses contained in the financial statements referred to in this Section 3.6 were adequate as of their respective dates to absorb reasonably anticipated losses in the loan portfolio of NorthWest and the NorthWest Subsidiaries.

        3.7    Broker's Fees.    Except for D. A. Davidson & Co., neither NorthWest nor any NorthWest Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2002, (i) neither NorthWest nor any NorthWest Subsidiary has incurred any material liability, except in the ordinary course of business consistent with past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NorthWest.

          (b)   Since June 30, 2003, neither NorthWest nor any of its Subsidiaries has, except for normal increases in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses.

        3.9    Legal Proceedings.    Neither NorthWest nor any NorthWest Subsidiary is a party to any, and there are no pending or, to the best of NorthWest's knowledge, threatened, legal, administrative, arbitral or other proceedings or investigations of any nature (i) against NorthWest or any NorthWest Subsidiary or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NorthWest, any NorthWest Subsidiary or the assets of NorthWest or any NorthWest Subsidiaries. The NorthWest Disclosure Schedule includes a list of all litigation involving NorthWest that was material to NorthWest's business taken as a whole and that has been active or been threatened in writing since January 1, 2001.

        3.10    Taxes and Tax Returns.

          (a)   Each of NorthWest and the NorthWest Subsidiaries has filed all federal, state, county, local and foreign tax returns (all such returns being accurate and complete in all material respects) required to be filed by it on or prior to the date hereof (and as of the date of any certificate delivered pursuant to Section 7.2(a) of this Agreement) and has paid or made provisions for the payment of all Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges that (1) are not yet delinquent or are being contested in good faith and (2) have not been finally determined. There are no material disputes pending, or claims asserted for, Taxes or assessments upon NorthWest or any NorthWest Subsidiary, nor has NorthWest or any NorthWest Subsidiary been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by NorthWest and each NorthWest Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on NorthWest, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by NorthWest and NorthWest Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on NorthWest, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by NorthWest in its consolidated financial statements and (iv) there are no tax liens upon any property or assets of NorthWest or its Subsidiaries except liens for current taxes not yet due.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (c)   Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of NorthWest or any of its affiliates would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (d)   No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by NorthWest or any NorthWest Subsidiary under any contract, plan, program, arrangement or understanding will occur as a result of payments made on or prior to the Closing Date or the termination of this Agreement.

        3.11    Employee Benefits.

          (a)   The NorthWest Disclosure Schedule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained, sponsored or obligated to be contributed to as of the date of this Agreement (the "NorthWest Benefit Plans") by NorthWest or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together or individually with NorthWest would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b)   NorthWest has delivered to Pacific true and complete copies of each of the NorthWest Benefit Plans and all related documents, including but not limited to the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

          (c)   (i) Each of the NorthWest Benefit Plans has been operated and administered in all material respects in compliance with its provisions and applicable law, including but not limited to ERISA and the Code, (ii) each of the NorthWest Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each NorthWest Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such NorthWest Benefit Plan did not, as of its latest valuation date, exceed the then current market value of the assets of such NorthWest Benefit Plan allocable to such accrued benefits, (iv) no NorthWest Benefit Plan provides benefits, including, without limitation, death or medical benefits

  (whether or not insured), with respect to current or former employees of NorthWest, any NorthWest Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law other than as a result of having to follow the Plan's terms, (x) death benefits or retirement benefits, (y) deferred compensation benefits accrued as liabilities on the books of NorthWest, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under ERISA has been incurred by NorthWest, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to NorthWest, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no NorthWest Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA or a "multiple employer welfare arrangement" as such term is defined in Section 3(40) of ERISA, (vii) all contributions or other amounts payable by NorthWest or NorthWest Subsidiaries as of the Effective Time with respect to each NorthWest Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices, ERISA and the Code, (viii) neither NorthWest, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction which could result in either a material civil penalty or a material tax, (ix) neither Northwest nor any Subsidiary or ERISA Affiliate are members of an affiliated service group as defined in Code Section 414(m) or have any leased employees as defined in Code Section 414(n), except as described in the Northwest Disclosure Schedule, and (x) to the best knowledge of NorthWest, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the NorthWest Benefit Plans or any trusts related thereto.

          (d)   Except as set forth in the NorthWest Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment, including, without limitation, severance, unemployment compensation, golden parachute or otherwise, becoming due to any director, officer or any employee of NorthWest or any of its affiliates, (ii) materially increase any benefits otherwise payable under any NorthWest Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        3.12    Compliance With Applicable Law.

          (a)   NorthWest and each NorthWest Subsidiary holds and has at all times held all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, or regulations of any Governmental Entity relating to NorthWest or any NorthWest Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on NorthWest, and neither NorthWest nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

          (b)   Except as would not have a Material Adverse Effect, (i) no real property presently or previously owned, operated, or leased by NorthWest or any NorthWest Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous substances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous substances have been transferred from or to such real property, (ii) no Governmental Entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by NorthWest or any NorthWest Subsidiary or, to the best of their knowledge, securing any obligations owed to them, and neither NorthWest nor any of its Subsidiaries has received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iii) neither NorthWest nor any of its Subsidiaries has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

        3.13    Certain Contracts.    Except as set forth on the NorthWest Disclosure Schedule,

          (a)   neither NorthWest nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) that, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from NorthWest, Pacific, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) that restricts the conduct of any line of business by NorthWest, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. NorthWest has previously delivered to Pacific true and correct copies of all employment, consulting, and compensation agreements that are in writing and a written summary of all such contracts that are material to NorthWest and not in writing. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in the NorthWest Disclosure Schedule, is referred to herein as a "NorthWest Contract." Neither NorthWest nor any of its Subsidiaries knows of, or has received notice of, any violation of any NorthWest Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on NorthWest.

          (b)   (i) each NorthWest Contract is valid and binding and in full force and effect, (ii) NorthWest and each NorthWest Subsidiary has in all material respects performed all obligations required to be performed by it to date under each NorthWest Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on NorthWest, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of NorthWest or any NorthWest Subsidiary or, to the knowledge of NorthWest, on the part of any other party under any such NorthWest Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on NorthWest.

        3.14    Properties.    Except as disclosed or reserved against in its financial statements described in Section 3.6 of this Agreement, NorthWest and its Subsidiaries have good and marketable title, free and clear of all liens, pledges, security interests or other encumbrances or restrictions of any kind (other than liens for current taxes not yet delinquent) to all of the properties and assets, tangible or intangible, owned by it or its Subsidiaries as of the date of this Agreement. All leased properties, whether real property, fixtures, equipment or other property, are leased under leases or subleases that, if a NorthWest Contract, would satisfy the requirements of Section 3.13(b) above and that are enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

        3.15    Agreements With Regulatory Agencies.    Neither NorthWest nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in the NorthWest Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business.

        3.16    Undisclosed Liabilities.    Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheets of NorthWest referenced in Section 3.6 and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2002, neither NorthWest nor any NorthWest Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has or could result in a liability in excess of $50,000.

        3.17    Fiduciary Activities.    NorthWest and each NorthWest Subsidiary has properly administered in all material respects, and which could reasonably be expected to be material to the financial condition of NorthWest and its Subsidiaries taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither NorthWest, any NorthWest Subsidiary, nor any director, officer or employee of NorthWest or any NorthWest Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of NorthWest and NorthWest Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        3.18    Material Interests of Certain Persons.    To the best knowledge of NorthWest, no officer or director of NorthWest or any NorthWest Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of NorthWest or any NorthWest Subsidiary. The NorthWest Disclosure Schedule sets forth a correct and complete list of any loan from NorthWest or any NorthWest Subsidiary to any present officer, director, or employee, or any associate or related interest of any such person, which was required under Regulation O of the Federal Reserve Board to be approved by or reported to NorthWest's or a NorthWest Subsidiary's board of directors.

        3.19    Registration Obligations.    Neither NorthWest nor any NorthWest Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act of 1933, as amended ("Securities Act").

        3.20    Patents, Trademarks and Trade Names.    The NorthWest Disclosure Schedule sets forth a correct and complete list of (i) all patents, registered trademarks, trade names and registered copyrights owned by NorthWest or any NorthWest Subsidiary ("Northwest Proprietary Intellectual Property") and (ii) all patents, registered trademarks, trade names, copyrights, technology and processes used by NorthWest and the NorthWest Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party (together with the Northwest Proprietary Intellectual Property, herein referred to as the "Northwest Intellectual Property"). NorthWest and each NorthWest Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Northwest Intellectual Property, and the consummation of the transaction contemplated hereby will not alter or impair any such rights. No claims are pending or, to the best knowledge of NorthWest, threatened against NorthWest or any NorthWest Subsidiary by any person with respect to the use of any Northwest Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Northwest Intellectual Property. The current use by NorthWest and each NorthWest Subsidiary of the Northwest Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect on NorthWest.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PACIFIC

        Except as set forth in the disclosure schedule of Pacific delivered to NorthWest concurrently herewith (the "Pacific Disclosure Schedule"), Pacific hereby represents and warrants to NorthWest as follows:

        4.1    Corporate Organization.

          (a)   Pacific is a corporation duly organized and validly existing under the laws of the State of Washington. Pacific has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Pacific. Pacific is duly registered as a bank holding company under the BHC Act. Pacific has previously furnished NorthWest true and correct copies of its Articles of Incorporation and Bylaws as in effect as of the date of this Agreement.

          (b)   The Pacific Disclosure Schedule sets forth a complete and correct list of all Pacific Subsidiaries, all shares or other ownership interests of which are owned by Pacific free and clear of any liens, charges, encumbrances, and security interest whatsoever. All of such shares or other interests are duly authorized and validly issued and are fully paid and free of preemptive rights, with no liability attaching to the ownership thereof. No Pacific Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          (c)   Each Pacific Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Pacific, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth on the Pacific Disclosure Schedule, Pacific does not own beneficially, directly or indirectly, more than 5 percent of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

          (d)   The minute books of Pacific and each Pacific Subsidiary accurately reflect in all material respects all corporate actions of its shareholders and board of directors (including committees of the board of directors).

        4.2    Capitalization.    (a) The authorized capital stock of Pacific consists of (i) 25,000,000 shares of Pacific Common Stock, of which as of September 30, 2003, 2,512,689 shares were issued and outstanding, and (ii) no shares of Preferred Stock. As of September 30, 2003, no shares of Pacific Common Stock were reserved for issuance under outstanding agreements or other instruments, other than 241,800 shares of Pacific Common Stock issuable upon the exercise of outstanding stock options pursuant to the Pacific Benefit Plans (as defined in Section 4.11 below). All of the issued and outstanding shares of Pacific Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownership thereof. Except as stated above, Pacific does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Pacific Common Stock or any other equity securities of Pacific or any securities representing the right to purchase or otherwise receive any shares of Pacific Common Stock. The shares of Pacific Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownership thereof.

        4.3    Authority; No Violation.

          (a)   Pacific has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of Pacific. The board of directors of Pacific has directed that this Agreement and the transactions contemplated hereby be submitted to Pacific's shareholders for approval at a meeting of such shareholders and except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Pacific Common Stock, no other corporate proceedings on the part of Pacific are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pacific and (assuming due authorization, execution and delivery by NorthWest) constitutes a valid and binding obligation of Pacific, enforceable against Pacific in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b)   Neither the execution and delivery of this Agreement by Pacific, nor the consummation by Pacific of the transactions contemplated hereby, nor compliance by Pacific with any of the terms or provisions hereof, will (i) violate any provisions of the Articles of Incorporation or Bylaws of Pacific or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pacific or any Pacific Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Pacific or any Pacific Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Pacific or any Pacific Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Pacific.

        4.4    Consents and Approvals.    Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, (ii) the filing of any requisite applications with the FDIC in connection with the Bank Merger, (iii) the filing of the State Approvals, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4, (v) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and an Agreement of Merger with the Washington Director, (vi) such filings and approvals as are required to be made or obtained under the securities or Blue Sky laws of various states in connection with the issuance of the shares of Pacific Common Stock pursuant to this Agreement, and (vii) the approval of this Agreement by the shareholders of Pacific and NorthWest as provided in Section 7.1(a) below, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Pacific of this Agreement and (B) the consummation by Pacific of the Merger and the other transactions contemplated hereby.

        4.5    Reports.    Pacific and each Pacific Subsidiary has timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000, with applicable Regulatory Agencies, and all other material reports and statements required to be filed by them since January 1, 2000, and have paid all fees and assessments due and payable in connection therewith. All such reports and statements filed with any Regulatory Agency are collectively referred to herein as the "Pacific Reports." As of their respective dates, the Pacific Reports complied in all material respects with all the rules and regulations promulgated by applicable Regulatory Agencies, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Pacific Reports have been made available to NorthWest by Pacific. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Pacific and the Pacific Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Pacific, investigation into the business or operations of Pacific or any of the Pacific Subsidiaries since January 1, 2000. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Pacific or any of the Pacific Subsidiaries.

        4.6    Financial Statements.    Pacific has previously delivered to NorthWest copies of (a) the consolidated balance sheets of Pacific and the Pacific Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for 2000 through 2002, inclusive, in each case accompanied by the audit report of McGladrey & Pullen LLP, independent auditors, (b) the unaudited consolidated balance sheets of Pacific and the Pacific Subsidiaries as of June 30, 2003, and June 30, 2002, and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the six-month periods then ended. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Pacific and the Pacific Subsidiaries for the respective periods or as of the respective dates and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The allowances for credit losses contained in the financial statements referred to in this Section 4.6 were adequate as of their respective dates to absorb reasonably anticipated losses in the loan portfolio of Pacific and the Pacific Subsidiaries.

        4.7    Brokers' Fees.    Except for fees payable to Columbia Financial Advisors, Inc., neither Pacific nor any Pacific Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

        4.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2002, (i) neither Pacific nor any Pacific Subsidiary has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Pacific.

          (b)   Since June 30, 2003, neither Pacific nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slowdown, or other labor disturbance or (ii) been the subject of any organizing activities.

        4.9    Legal Proceedings.    Neither Pacific nor any Pacific Subsidiary is a party to any and there are no pending or, to the best of Pacific's knowledge, threatened, material legal, administrative, arbitral or other proceedings or investigations of any nature (i) against Pacific or any Pacific Subsidiary or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Pacific, any Pacific Subsidiary or the assets of Pacific or any Pacific Subsidiary. The Pacific Disclosure Schedule includes a list of all litigation involving Pacific that was material to Pacific's business taken as a whole and that has been active or been threatened in writing since January 1, 2001.

        4.10    Taxes and Tax Returns.

          (a)   Each of Pacific and the Pacific Subsidiaries has filed all federal, state, county, local and foreign tax returns (all such returns being accurate and complete in all material respects) required to be filed by it on or prior to the date hereof (and as of the date of any certificate delivered pursuant to Section 7.3(a) of this Agreement) and has paid or made provisions for the payment of all Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) that are not yet delinquent or are being contested in good faith and (2) have not been finally determined. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Pacific or any Pacific Subsidiary, nor has Pacific or any Pacific Subsidiary been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Pacific and each Pacific Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Pacific, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by Pacific and the Pacific Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Pacific, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Pacific in its consolidated financial statements and (iv) there are no Tax liens upon any property or assets of Pacific or its Subsidiaries except liens for current taxes not yet due.

          (b)   Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Pacific or any of its affiliates would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (c)   No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Pacific or any Subsidiary of Pacific under any contract, plan, program, arrangement or understanding will occur as a result of the transactions contemplated by this Agreement.

        4.11    Employee Benefits.

          (a)   The Pacific Disclosure Schedule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained, sponsored or obligated to be contributed to as of the date of this Agreement (the "Pacific Benefit Plans") by Pacific, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Pacific ERISA Affiliate"), all of which together or individually with Pacific would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

          (b)   Pacific has made available to NorthWest true and complete copies of each of the Pacific Benefit Plans and all related documents, including but not limited to the most recent determination letter from the Internal Revenue Service (if applicable) for such Pacific Benefit Plan.

          (c)   (i) Each of the Pacific Benefit Plans has been operated and administered in all material respects in compliance with its provisions and applicable law, including but not limited to ERISA and the Code, (ii) each of the Pacific Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Pacific Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Pacific Benefit Plan, as of its latest valuation date, exceed the then current market value of the assets of such Pacific Benefit Plan allocable to such accrued benefits, (iv) no Pacific Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Pacific, any Pacific Subsidiary or any Pacific ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law other than as a result of having to follow the Plan's terms, (x) death benefits or retirement benefits, (y) deferred compensation benefits accrued as liabilities on the books of Pacific, Pacific Subsidiaries or the Pacific ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under ERISA has been incurred by Pacific, its Subsidiaries or any Pacific ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Pacific, its Subsidiaries or any Pacific ERISA Affiliate of incurring a material liability thereunder, (vi) no Pacific Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA or a "multiple employer welfare arrangement" as such term is defined in Section 3(40) of ERISA, (vii) all contributions or other amounts payable by Pacific or its Subsidiaries as of the Effective Time with respect to each Pacific Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, ERISA and the Code, (viii) neither Pacific, its Subsidiaries nor any Pacific ERISA Affiliate has engaged in a transaction which could result in either a material civil penalty or a material tax, (ix) neither Pacific nor any Subsidiary or ERISA Affiliate are members of an affiliated service group as defined in Code Section 414(m) or have any leased employees as defined in Code Section 414(n), except as described in the Pacific Disclosure Schedule, and (x) to the best knowledge of Pacific, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Pacific Benefit Plans or any trusts related thereto.

          (d)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Pacific or any of its affiliates from Pacific or any of its affiliates under any Pacific Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Pacific Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

        4.12    SEC Reports.    Pacific has previously made available to NorthWest an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001, by Pacific with the SEC pursuant to the Securities Act or the Exchange Act (the "Pacific Filings") and prior to the date hereof and (b) communication mailed by Pacific to its shareholders since January 1, 2001, and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Pacific has timely filed all Pacific Filings and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Pacific Filings complied in all material respects with the published rules and regulations of the SEC with respect thereto.

        4.13    Compliance With Applicable Law.

          (a)   Pacific and each Pacific Subsidiary holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, or regulations of any Governmental Entity relating to Pacific or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Pacific, and neither Pacific nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

          (b)   Except as would not have a Material Adverse Effect, (i) no real property presently or previously owned, operated, or leased by Pacific or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous substances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous substances have been transferred from or to such real property, (ii) no Governmental Entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by Pacific or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them, and neither Pacific nor any of its Subsidiaries has received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iii) neither Pacific nor any Pacific Subsidiary has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

        4.14    Certain Contracts.    Except as set forth on the Pacific Disclosure Schedule or in a Pacific Filing,

          (a)   neither Pacific nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Pacific, NorthWest, the Surviving Corporation, or any of their respective

  Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) that restricts the conduct of any line of business by Pacific, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in the Pacific Disclosure Schedule or an SEC filing, is referred to herein as a "Pacific Contract." Neither Pacific nor any of its Subsidiaries knows of, or has received notice of, any violation of any Pacific Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on Pacific.

          (b)   (i) each Pacific Contract is valid and binding and in full force and effect, (ii) Pacific and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Pacific Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Pacific, and (iii) no event or condition exists that constitutes or, after notice or lapse of time, or both, would constitute, a material default on the part of Pacific or any of its Subsidiaries or, to the knowledge of Pacific, on the part of any other party under any such Pacific Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Pacific.

        4.15    Properties.    Except as disclosed or reserved against in its financial statements described in Section 4.6 of this Agreement, Pacific and its Subsidiaries have good and marketable title, free and clear of all liens, pledges, security interests or other encumbrances or restrictions of any kind (other than liens for current taxes not yet delinquent) to all of the properties and assets, tangible or intangible, owned by it or its Subsidiaries as of the date of this Agreement. All leased properties, whether real property, fixtures, equipment or other property, are leased under valid leases or subleases that, if a Pacific Contract, would satisfy the requirements of Section 4.14(b) above and that are enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

        4.16    Agreements With Regulatory Agencies.    Neither Pacific nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business.

        4.17    Undisclosed Liabilities.    Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheets of Pacific referenced in Section 4.6 and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2002, neither Pacific nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Pacific.

        4.18    Fiduciary Activities.    Pacific and each Pacific Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Pacific and its Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Pacific, any Pacific Subsidiary, nor any director, officer or employee of Pacific or any Pacific Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Pacific and its Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        4.19    Material Interests of Certain Persons.    To the best knowledge of Pacific, no officer or director of Pacific or any Pacific Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Pacific or any Pacific Subsidiary. The Pacific Disclosure Schedule sets forth a correct and complete list of any loan from Pacific or any Pacific Subsidiary to any present officer, director, or employee, or any associate or related interest of any such person, which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Pacific's or a Pacific Subsidiary's board of directors.

        4.20    Patents, Trademarks and Trade Names.    The Pacific Disclosure Schedule sets forth a correct and complete list of (i) all patents, registered trademarks, trade names and registered copyrights owned by Pacific or any Pacific Subsidiary ("Pacific Proprietary Intellectual Property") and (ii) all patents, registered trademarks, trade names, copyrights, technology and processes used by Pacific and the Pacific Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party (together with the Pacific Proprietary Intellectual Property, herein referred to as the "Pacific Intellectual Property"). Pacific and each Pacific Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Pacific Intellectual Property, and the consummation of the transaction contemplated hereby will not alter or impair any such rights. No claims are pending or, to the best knowledge of Pacific, threatened against Pacific or any Pacific Subsidiary by any person with respect to the use of any Pacific Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Pacific Intellectual Property. The current use by Pacific and each Pacific Subsidiary of the Pacific Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect on Pacific.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of NorthWest Businesses Prior to the Effective Time.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Pacific, NorthWest shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and maintain its corporate existence in good standing, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, (iii) maintain proper business and accounting records in accordance with GAAP and past practices, (iv) use all commercially reasonable efforts to obtain any approvals or consents required to maintain existing contracts in effect following the Merger, and (v) take no action that would adversely affect or delay the ability of NorthWest or Pacific to obtain any Requisite Regulatory Approvals (as defined in Section 6.1(b) below) or to perform its covenants and agreements under this Agreement.

        5.2    Negative Covenants.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, NorthWest shall not, and shall not permit any NorthWest Subsidiary to, without the prior written consent of Pacific:

          (a)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b)   adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant or issue any stock appreciation rights or any right to acquire any shares of its capital stock; or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d)   except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned NorthWest Subsidiary;

          (e)   enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than (i) renewals of contracts and leases without material adverse changes of terms, (ii) extensions of loans or other credit facilities in the ordinary course of business consistent with past practice and in an amount as to any individual transaction not exceeding $1,000,000, (iii) any contract listed in the NorthWest Disclosure Schedule as an exception to this covenant, and (iv) other leases or contracts involving the payment or receipt, as to any individual lease or contract, of an amount not exceeding $25,000;

          (f)    increase or accelerate in any manner the compensation or fringe benefits of any of its employees other than increases for employees in the ordinary course of business consistent with past practice; become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement; or enter into or commit itself to enter into any employment agreement with or for the benefit of any employee or potential employee other than an employment agreement with any individual listed in the Northwest Disclosure Schedule as an exception to this covenant;

          (g)   make any contribution to any benefit plan except as required by the terms of such plan in effect as of the date of this Agreement;

          (h)   settle any claim, action or proceeding involving material money damages;

          (i)    amend its articles of incorporation or its bylaws;

          (j)    other than in prior consultation with Pacific, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (k)   take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

          (l)    agree to take any of the actions prohibited by this Section 5.2.

        5.3    Pacific Forbearances.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Pacific shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NorthWest:

          (a)   reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular cash dividends declared in December of each year at a rate not in excess of $1.42 per share and except for dividends paid by any of its wholly owned Subsidiaries);

          (b)   take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (c)   take any action that would adversely affect or delay its ability to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under this Agreement;

          (d)   amend its articles of incorporation or bylaws; or

          (e)   agree to take any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   Pacific and NorthWest shall promptly prepare the Joint Proxy Statement and Pacific shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Pacific and NorthWest shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Pacific and NorthWest shall thereafter mail the Joint Proxy Statement to their respective shareholders. Pacific shall also use all reasonable efforts to obtain all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement, and NorthWest shall furnish all information concerning NorthWest and the holders of NorthWest Common Stock as may be reasonably requested in connection with any such action, all of which information will be true and correct as of the date provided.

          (b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all waivers, permits, consents, approvals and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (all such waivers, permits, consents, approvals and authorizations being referred to herein as the "Requisite Regulatory Approvals"), and to comply with the terms and conditions of all Requisite Regulatory Approvals, and to obtain as promptly as practicable all consents of third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. Pacific and NorthWest shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to NorthWest or Pacific, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all Requisite Regulatory Approvals and all consents of third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (c)   Pacific and NorthWest shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4, or any other statement, filing, notice or application made by or on behalf of Pacific, NorthWest or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d)   Pacific and NorthWest shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Pacific and NorthWest shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (other than reports or documents which Pacific or NorthWest, as the case may be, is not permitted to disclose under applicable law) and all other information concerning its business, properties and personnel as such party may reasonably request. Neither Pacific nor NorthWest nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Pacific's or NorthWest's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

          (b)   Each of Pacific and NorthWest shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the joint confidentiality agreement, dated September 4, 2003, between Pacific and NorthWest (the "Confidentiality Agreement").

          (c)   No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        6.3    Shareholders' Approvals.    Each of Pacific and NorthWest shall call a meeting of its shareholders to be held as soon as practicable for the purpose of submitting this Agreement and the Merger to shareholders for approval, and each shall use its best efforts to cause such meetings to occur on the same date. Subject to fiduciary requirements under applicable law, the boards of directors of NorthWest and Pacific shall recommend such approval to their respective shareholders and shall use reasonable efforts to solicit such approval.

        6.4    Legal Conditions to Merger; Closing Documents.    Each of Pacific and NorthWest shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) all Requisite Regulatory Approvals and the consent of any other third party which is required to be obtained by NorthWest or Pacific or any of their respective Subsidiaries in connection with the Merger and the merger or mergers of Subsidiaries of Pacific and NorthWest and the other transactions contemplated by this Agreement, and (c) to deliver at the Closing all opinions, certificates, and other documents required to be delivered by it at the Closing.

        6.5    Affiliates.    Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of NorthWest has delivered or will deliver a written agreement, in the form of Exhibit 6.5 hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Pacific Common Stock held by such "affiliate" as and to the extent described in the Agreement. Notwithstanding any other provision of this Agreement, no certificate for Pacific Common Stock shall be delivered in exchange for NorthWest Certificates held by any such "affiliate" who shall not have executed and delivered such an agreement.

        6.6    Employee Benefit Plans.

          (a)   NorthWest and each NorthWest Subsidiary will take all action necessary or required to terminate or amend, if requested by Pacific, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger.

          (b)   Within a reasonable time after the Effective Time, and subject to applicable law, Pacific shall provide to the employees of Pacific and its Subsidiaries who formerly were employees of NorthWest and its Subsidiaries employee benefits substantially the same as those provided to similarly situated employees of Pacific and its Subsidiaries. From and after the Effective Time, employees of Pacific or its Subsidiaries who were employees of NorthWest and its Subsidiaries immediately prior to the Effective Time shall receive full credit for all purposes under any qualified retirement and welfare benefit plans, non-qualified benefit plans, and compensation plans of Pacific, except the accrual of benefits, for their length of service prior to the Effective Time with NorthWest or any of its Subsidiaries (and any predecessors thereto) to the extent such service would be recognized under such plans, if such service had been with Pacific and its Subsidiaries and to the extent that service credit would not violate any applicable income tax qualification rule.

          (c)   NorthWest shall take all action necessary to cause each outstanding option to purchase NorthWest Common Stock held by directors or employees of NorthWest and its Subsidiaries, together with the NorthWest Stock Option Plans, to be amended at or prior to the Effective Time so that from and after the Effective Time, there shall be substituted for each such option an option to purchase shares of Pacific Common Stock rather than NorthWest Common Stock as provided in Section 1.6 of this Agreement.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of NorthWest or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on (i) the fact that he is or was a director or officer of NorthWest, any NorthWest Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Pacific shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney fees) and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

          (b)   Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation, shall promptly notify Pacific thereof, provided that the failure to so notify shall not affect the obligations of Pacific under this Section 6.7 except to the extent such failure to notify materially prejudices Pacific. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation, (1) Pacific shall have the right to assume the defense thereof and upon such assumption Pacific shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Pacific elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Pacific and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Pacific, and Pacific shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Pacific shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that the use of one counsel would present such counsel with a conflict of interest, and (2) such Indemnified Party shall cooperate fully in the defense of such matter. Pacific shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and Pacific shall have no obligation to any Indemnified Party if a court of competent jurisdiction shall determine that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Notwithstanding the foregoing, Pacific shall have no obligation to indemnify the Indemnified Parties except to the extent they would be entitled to such indemnification under the provisions of Pacific's articles of incorporation or bylaws or any agreement to which Pacific is a party as in effect on the date of this Agreement if such Indemnified Parties had been officers or directors of Pacific at the time of the event giving rise to such indemnification.

          (c)   For a period of three years from the Effective Time, Pacific shall use its best efforts to cause to be maintained in effect the current policies of directors and officers' insurance maintained by NorthWest (provided that Pacific may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not substantially less advantageous than such policy) with respect to claims arising from acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Pacific be required to expend more than 200 percent of the current amount expended by NorthWest (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Pacific is unable to maintain or obtain the insurance called for by this Section 6.7(c), Pacific shall use its best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

          (d)   In the event Pacific or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Pacific assume the obligations set forth in this Section 6.7.

          (e)   The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.8    Competing Transactions.    Neither NorthWest, nor any NorthWest Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of, or, except to the extent that the board of directors of NorthWest shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any other entity or group concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of NorthWest or any NorthWest Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security of NorthWest or any NorthWest Subsidiary, (iii) to purchase, lease or otherwise acquire the assets of NorthWest or any NorthWest Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with NorthWest or any NorthWest Subsidiary. Notwithstanding anything herein to the contrary, NorthWest and its board of directors shall be permitted to comply with Rule 14e-2 promulgated under the Exchange Act with respect to any such acquisition proposal. If any corporation, partnership, person or other entity or group makes an offer or inquiry to NorthWest or any NorthWest Subsidiary concerning any of the foregoing, NorthWest or such Subsidiary will promptly disclose such offer or inquiry to Pacific.

        6.9    Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Pacific and a Subsidiary of NorthWest) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Pacific. Pending the Effective Time, Pacific and NorthWest shall consult with one another and cooperate as reasonably requested by Pacific to facilitate the integration of their respective operations as promptly as practicable after the Effective Time. Such cooperation shall include, if requested, the entering into of merger agreements between or among their respective Subsidiaries and the filing of appropriate regulatory applications with respect thereto (conditioned upon the effectiveness of the Merger), communicating with employees, consultation regarding material contracts, renewals, and capital commitments to be entered into by NorthWest and its Subsidiaries, making arrangements for employee training prior to the Effective Time, and taking action to facilitate an orderly conversion of data processing operations to occur promptly following the Effective Time.

        6.10    Advice of Changes.    Pacific and NorthWest shall each promptly advise the other party of any change or event having, or that would be reasonably likely to have, a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

        6.11    Advisory Board.    Pacific shall, effective as of the Effective Date, cause each individual who is currently serving as a director of NorthWest (other than members of the Northwest board of directors who become directors of the Surviving Corporation as provided in Section 1.11 above), if such persons are willing to so serve, to be elected or appointed as members of an advisory board ("Advisory Board") established by Pacific, the function of which shall be to advise Pacific with respect to deposit and lending activities in NorthWest's former market area and to maintain and develop customer relationships. The members of the Advisory Board initially shall be elected or appointed for a term of two years; provided, however, that any Advisory Board member may be removed by Pacific if Pacific makes a good faith determination that such member has a conflict of interest. The Advisory Board will meet at least quarterly. Each member of the Advisory Board shall receive a fee of $125 for each meeting of the Advisory Board that he or she attends. Service on the Advisory Board shall constitute continued service as a director for purposes of the Pacific Options received by members of the Board of Directors of NorthWest in exchange for NorthWest Options.

        6.12    Publicity.    Except as otherwise required by applicable law, neither Pacific nor NorthWest shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        6.13    Accruals and Reserves.    To the extent permitted by GAAP, NorthWest will establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (a) to conform NorthWest's accounting and credit loss reserve practices and methods to those of Pacific and (b) to provide for the costs and expenses relating to the consummation by NorthWest of the Merger and the other transactions contemplated by this Agreement.

        6.14    Approval of Bank Plan of Merger.    Promptly following execution of this Agreement, Pacific and Northwest will each execute written shareholder consents to approve the Bank Merger.

        6.15    Operation of Business.    Following the Effective Time and for a period of at least two years thereafter, Pacific will operate the business, including present or future branches, of NorthWest's former banking subsidiary in Whatcom County under the name "Bank NorthWest."

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)   Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the holders of NorthWest Common Stock. In addition, this Agreement and the Merger shall have been approved by the affirmative vote of a majority of the votes cast on a proposal to approve this Agreement at a meeting of the holders of Pacific Common Stock.

          (b)   Other Approvals. All Requisite Regulatory Approvals shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and all other material consents or approvals of any third party required in connection with the consummation of the Merger as set forth in the NorthWest Disclosure Schedule shall have been obtained.

          (c)   Registration Statement; Blue Sky. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. Pacific shall have received all state securities law or Blue Sky authorizations necessary to carry out the transactions contemplated by this Agreement.

          (d)   No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

        7.2    Conditions to Obligation of Pacific.    The obligation of Pacific to effect the Merger is also subject to the satisfaction or waiver by Pacific at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of NorthWest set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Pacific shall have received a certificate signed on behalf of NorthWest by the Chief Executive Officer and the Chief Financial Officer of NorthWest to the foregoing effect.

          (b)   Performance of Obligations of NorthWest. NorthWest shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Pacific shall have received a certificate signed on behalf of NorthWest by the Chief Executive Officer and the Chief Financial Officer of NorthWest to such effect.

          (c)   Number of Outstanding Shares. The total number of shares of NorthWest Common Stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, and share-equivalents shall not have exceeded 825,000.

          (d)   No Casualty Losses, Etc. NorthWest and its Subsidiaries considered as a whole shall not have sustained from the date of this Agreement any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect.

          (e)   No Material Adverse Change. Since December 31, 2002, no change shall have occurred and no circumstances shall exist which have had or might reasonably be expected to have a Material Adverse Effect on NorthWest.

          (f)    Resignations. NorthWest shall have delivered the resignations of each member of its board of directors as of the Effective Time, and such resignations shall not have been withdrawn.

          (g)   Comfort Certificate. Pacific shall have received from the Chief Executive Officer and Chief Financial Officer of NorthWest a letter, dated as of the effective date of the S-4 and updated as of the Closing Date, to the effect that:

            (i)    the interim quarterly consolidated financial statements of NorthWest are prepared in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of NorthWest;

            (ii)   from the date of the most recent unaudited consolidated financial statements of NorthWest and its Subsidiaries to a date five days prior to the effective date of the S-4 and to a date five days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in shareholders' equity of NorthWest and NorthWest's Subsidiaries, except in each case for changes, increases or decreases which the S-4 discloses have occurred or may occur or which are described in such letters;

            (iii)  they are responsible for establishing and maintaining internal controls;

            (iv)  they have designed such internal controls to ensure that material information relating to NorthWest and its Subsidiaries is made known to them by others within those entities;

            (v)   they have evaluated the effectiveness of NorthWest's internal controls as of September 30, 2003;

            (vi)  they have disclosed to NorthWest's auditors, to the audit committee of NorthWest's board of directors, and to Pacific:

              (A)  all significant deficiencies in the design or operation of internal controls that could adversely affect NorthWest's ability to record, process, summarize, and report financial data and any material weaknesses in internal controls; and

              (B)  to the best of their knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in NorthWest's internal controls.

          (h)   Legal Opinion. Pacific shall have received an opinion of Graham & Dunn, P.C. substantially in the form attached as Exhibit 7.2 and dated as of the Closing Date.

          (i)    Dissenters' Rights. The number of Dissenting Shares shall not exceed in the aggregate fifteen percent (15%) of the outstanding shares of NorthWest Common Stock.

          (j)    Corporate Documentation. NorthWest shall have delivered the following to Pacific no later than the Closing:

              (A)  Certified copies of the articles of incorporation and bylaws of NorthWest and each Subsidiary;

              (B)  Certificate of Good Standing of NorthWest issued by the Washington Secretary of State within 10 days of the Closing;

              (C)  Stock certificates for all of the issued and outstanding capital stock of each direct and indirect NorthWest Subsidiary; and

              (D)  Such books and records of NorthWest and its Subsidiaries as Pacific may reasonably request.

        7.3    Conditions to Obligation of NorthWest.    The obligation of NorthWest to effect the Merger is also subject to the satisfaction or waiver by NorthWest at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of Pacific set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. NorthWest shall have received a certificate signed on behalf of Pacific by the Chief Executive Officer and the Chief Financial Officer of Pacific to the foregoing effect.

          (b)   Performance of Obligations of Pacific. Pacific shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NorthWest shall have received a certificate signed on behalf of Pacific by the Chief Executive Officer and the Chief Financial Officer of Pacific to such effect.

          (c)   Fairness Opinion. The opinion of D. A. Davidson & Co. dated on or prior to the date hereof to the effect that the consideration to be received by shareholders of NorthWest pursuant to the Merger is fair from a financial point of view shall not have been withdrawn. NorthWest has provided a copy of such opinion to Pacific.

          (d)   No Material Adverse Change. Since December 31, 2002, no change shall have occurred and no circumstances shall exist which have had or may reasonably be expected to have a Material Adverse Effect on Pacific.

          (e)   Legal Opinion. NorthWest shall have received an opinion of Miller Nash LLP substantially in the form attached as Exhibit 7.3(e) and dated as of the Closing Date.

          (f)    Federal Tax Opinion. NorthWest shall have received an opinion of Miller Nash LLP substantially in the form attached as Exhibit 7.3(f) and dated as of the Closing Date to the effect that the Merger will be treated for federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code. In rendering such opinion, Miller Nash LLP may require and rely upon representations contained in certificates of officers of Pacific, NorthWest and others.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of NorthWest or Pacific:

          (a)   by mutual written consent of Pacific and NorthWest;

          (b)   by either the board of directors of Pacific or the board of directors of NorthWest (i) if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c)   by either the board of directors of Pacific or the board of directors of NorthWest if the Merger shall not have been consummated on or before May 31, 2004, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, or other agreement of such party set forth herein;

          (d)   by either the board of directors of Pacific or the board of directors of NorthWest (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

          (e)   by either Pacific or NorthWest if any approval of the shareholders of Pacific or NorthWest required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof (unless Section 8.1(g) shall apply, in which case it shall control);

          (f)    by the board of directors of NorthWest upon written notice to Pacific if the board of directors of NorthWest shall in good faith determine that a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below); provided, however, that NorthWest shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) unless (i) it has not breached any covenant contained in this Agreement, (ii) concurrently with such notice of termination it has entered into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, (iii) it has provided Pacific at least five days' prior written notice advising Pacific that the board of directors of Northwest is prepared to accept a Superior Proposal and given Pacific, if it so elects, an opportunity to amend the terms of this Agreement (and negotiated with Pacific in good faith with respect to such terms) in such a manner as would enable Northwest's board of directors to proceed with the transactions contemplated by this Agreement, and (iv) it delivers to Pacific simultaneously with such notice of termination the fee referred to in Section 8.2 below. As used in this Agreement: "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving NorthWest or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, NorthWest; and "Superior Proposal" means a bona fide proposal or offer made by a person to acquire NorthWest pursuant to a tender or exchange offer for all of the outstanding NorthWest Common Stock, a merger, consolidation or other business combination, or an acquisition of all or substantially all of the assets of NorthWest and NorthWest Subsidiaries, on terms which the board of directors of NorthWest shall determine in good faith, after taking into account the advice of counsel, to be more favorable to NorthWest and its shareholders than the transactions contemplated hereby; or

          (g)   by Pacific upon written notice to NorthWest if (A) the board of directors of NorthWest fails to recommend, withdraws, or modifies in a manner materially adverse to Pacific, its approval or recommendation of this Agreement or the transactions contemplated hereby, or (B) after a third party shall have made a proposal to NorthWest or its shareholders to engage in or entered into an agreement with respect to an Acquisition Event (as defined below) or an Acquisition Event shall have occurred, the transactions contemplated hereby are not approved at the meeting of NorthWest shareholders contemplated by this Agreement. "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving NorthWest or any successor, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of NorthWest or any of the NorthWest Subsidiaries representing 25 percent or more of the consolidated assets of NorthWest and its Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities represent 25 percent or more of the voting power of NorthWest or its Subsidiaries, in each case with or by a person or entity other than Pacific or an affiliate of Pacific.

        8.2    Termination Payment.    If (a) this Agreement is terminated pursuant to Section 8.1(f), or (b) this Agreement is terminated pursuant to Section 8.1(g) and prior to or within 12 months after such termination, NorthWest or Bank NorthWest shall enter into an agreement or publicly announce an intention, to engage in an Acquisition Event, or an Acquisition Event shall have occurred, then NorthWest shall promptly pay to Pacific a fee equal to $1,000,000.

        8.3    Effect of Termination.    In the event of termination of this Agreement by either Pacific or NorthWest as provided in Section 8.1, none of Pacific, NorthWest, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or further obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except the following provisions shall apply:

          (a)   Sections 6.2(b), 8.2, 8.4, 9.1 and 9.2 shall survive any termination of this Agreement;

          (b)   In the event of a termination by Pacific under Section 8.1(d) or failure by NorthWest to use reasonable efforts to consummate the Merger in accordance with the terms of this Agreement, NorthWest shall promptly, but in no event later than five business days after termination, pay to Pacific a fee of $250,000;

          (c)   In the event of a termination by NorthWest under Section 8.1(d) or failure by Pacific to use reasonable efforts to consummate the Merger in accordance with the terms of this Agreement, Pacific shall promptly, but in no event later than five business days after termination, pay to NorthWest a fee of $250,000; and

          (d)   Notwithstanding anything to the contrary contained in this Agreement, neither Pacific nor NorthWest shall be relieved or released from any liabilities or damages arising out of a willful breach of any provision of this Agreement.

        8.4    Attorney Fees.    In the event any party shall seek enforcement of any provision of this Article VIII, the party that substantially prevails in such enforcement proceeding shall be entitled to recover reasonable costs and attorney fees (including at trial and on appeal). The prevailing party shall be the party which prevails affirmatively or defensively on claims having the greatest value or importance as determined by the court.

        8.5    Amendment; Waiver.

          (a)   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of NorthWest; provided, however, that after any approval of the transactions contemplated by this Agreement by NorthWest's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered to the NorthWest shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (b)   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by NorthWest's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the Exchange Ratio or changes the form of the consideration to be delivered to the NorthWest shareholders hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Nonsurvival of Representations, Warranties, and Agreements.    None of the representations, warranties, covenants, and agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply in whole or in part after the Effective Time.

        9.2    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne equally by Pacific and NorthWest.

        9.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Pacific, to:

        Pacific Financial Corporation
        300 E. Market Street
        Aberdeen, Washington 98520
        Facsimile: (360) 532-1150
        Attention: Dennis A. Long, President

          with copies to:

        Miller Nash LLP
        111 S.W. Fifth Avenue, Suite 3400
        Portland, Oregon 97204
        Facsimile: (503) 224-0155
        Attention: Mary Ann Frantz, Esq.

        and

          (b)   if to NorthWest, to:

        BNW Bancorp, Inc.
        100 Grand Avenue
        Bellingham, Washington 98225
        Facsimile: (360) 738-8166
        Attention: Donald Zimmerman

          with copies to:

        Graham & Dunn, P.C.
        Pier 70
        2801 Alaskan Way, Suite 300
        Seattle, Washington 98121
        Facsimile: (206) 340-9599
        Attention: Stephen M. Klein, Esq.

        9.4    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require NorthWest, Pacific, or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule, or regulation.

        9.5    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

        9.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules thereof.

        9.8    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provision of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.9    Assignment.    Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        IN WITNESS WHEREOF, Pacific and NorthWest have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PACIFIC FINANCIAL CORPORATION
By	/s/ DENNIS A. LONG
Title	President and CEO
BNW BANCORP, INC.
By	/s/ DONALD ZIMMERMAN
Title	President and CEO

Appendix B

Chapter 23B.13 RCW
DISSENTERS' RIGHTS

SECTIONS
23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters' rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters' rights—Notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

RCW 23B.13.010
Definitions.

As used in this chapter:

        (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

        (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020
Right to dissent.

        (1)   A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a)   Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B. 11.040;

        (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (d)   An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all the shareholder's shares in exchange for cash or other consideration other than shares of the corporation; or

        (e)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2)   A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

        (3)   The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

        (a)   The proposed corporate action is abandoned or rescinded;

        (b)   A court having jurisdiction permanently enjoins or sets aside the corporate action; or

        (c)   The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030
Dissent by nominees and beneficial owners.

        (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

        (a)   The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system T57' which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

        (b)   The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200
Notice of dissenters' rights.

        (1)   If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (2)   If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210
Notice of intent to demand payment.

        (1)   If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if' the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

        (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220
Dissenters' rights—Notice.

        (1)   If proposed corporate action creating dissenters' rights under RCW 23B. 13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

        (2)   The notice must be sent within ten days after the effective date of the corporate action, and must:

        (a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

        (d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

        (e)   Be accompanied by a copy of this chapter.

RCW 23B.13.230
Duty to demand payment.

        (1)   A shareholder sent a notice described in RCW 23B. 13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

        (2)   The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

        (3)   A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240
Share restrictions.

        (1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

        (2)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250
Payment.

        (1)   Except as provided in RCW 23B.13.270., within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B. 13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

        (2)   The payment must be accompanied by:

        (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b)   An explanation of how the corporation estimated the fair value of the shares;

        (c)   An explanation of how the interest was calculated;

        (d)   A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

        (e)   A copy of this chapter.

RCW 23B.13.260
Failure to take action.

        (1)   If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

        (2)   If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23 and repeat the payment demand procedure.

RCW 23B.13.270
After-acquired shares.

        (1)   A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

        (1)   A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

        (a)   The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (b)   The corporation fails to make payment under RCW 23 within sixty days after the date set for demanding payment; or

        (c)   The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (2)   A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300
Court action.

        (1)   If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)   The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)   The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

        (5)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (6)   Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B. 13.270.

RCW 23B.13.310
Court costs and counsel fees.

        (1)   The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 2313.13.280.

        (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13200 through 2313.13).280; or

        (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B. 13 RCW.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix C

Opinion of Columbia Financial Advisors, Inc.

                      October 22, 2003

Board of Directors
Pacific Financial Corporation
300 East Market Street
Aberdeen, Washington 98520

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Pacific Financial Corporation ("Pacific") of the consideration to be received by the common shareholders of BNW Bancorp, Inc. ("NorthWest") pursuant to the terms of the Agreement and Plan of Merger, dated October 22, 2003, (the "Agreement") between Pacific and NorthWest. In connection with the proposed merger transaction (the "Merger") whereby NorthWest will merge into Pacific, each issued and outstanding share of NorthWest common stock (along with its associated rights) at the effective time of the Merger (other than shares to which holders are exercising appraisal rights pursuant to applicable law) will be exchanged for Pacific common stock (the "Merger Consideration"). In the common stock exchange, each share of NorthWest common stock will receive .85 share of Pacific common stock. With a value of Pacific stock price of $27.15, NorthWest shareholders will receive Merger Consideration valued at $23.08 per NorthWest share. At the Effective Date, as defined in the Agreement, Pacific will exchange 610,240 shares in Pacific common stock that is calculated at $16,568,029 based on a $27.15 Pacific stock price and will apply the exchange ratio of 0.85 in issuing options to buy Pacific stock for the 100,048 NorthWest stock options outstanding at the date hereof. The Agreement provides the complete terms of the proposed transaction, and this summary is qualified in its entirety by reference thereto.

        Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of bank holding companies, commercial banks and thrift institutions and advises the directors, officers and shareholders of both public and private institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be exchanged by Pacific pursuant to the Merger, CFAI has advised numerous Washington, Oregon, Idaho and Montana community banks regarding fairness of merger and capital transactions in the past five years. Pacific has agreed to pay CFAI a fee for this opinion letter.

        In connection with rendering this opinion, we have, among other things: (i) reviewed the draft form of the Agreement dated October 14, 2003; (ii) reviewed NorthWest's financial information for the nine months ended September 30, 2003, the twelve months ended December 31, 2002, the twelve months ended December 31, 2001, and the twelve months ended December 31, 2000; (iii) reviewed certain internal financial analyses and certain other forecasts for NorthWest prepared by and reviewed with the management of NorthWest; (iv) conducted interviews with senior management of NorthWest regarding the past and current business operations, results thereof, and financial condition; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional and national basis; (vii) reviewed audited financial information for the fiscal year ended December 31, 2002 and unaudited financial information of Pacific for the three months ended September 30, 2003, June 30, 2003 and March 31, 2003, included in the Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission; (viii) reviewed the price ranges and dividend history for Pacific common

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stock; (ix) conducted interviews with senior management of Pacific regarding the past and current business operations, results thereof, and financial condition; and (x) reviewed such other information, studies and analyses, performed such other investigations and took into account such other matters as we deemed appropriate.

        In conducting our review and arriving at our opinion, we have assumed and relied on the accuracy and completeness of all financial information publicly available and supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of NorthWest or Pacific. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of Pacific and NorthWest as of the date of this letter.

        Our opinion is necessarily based upon economic, market and other conditions as they exist and can be evaluated as of the date of this letter. In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the expected benefits of the Merger to Pacific or the ability to consummate the Merger.

        This opinion is being furnished for the use and benefit of the Board of Directors of Pacific and is not intended to be nor constitutes a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

        We are not expressing any opinion herein as to the prices at which shares of Pacific Common Stock have traded or may trade at any future date.

        In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be issued by Pacific to the NorthWest shareholders pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Pacific.

        We hereby consent to the reference to this opinion and our firm in and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus distributed in connection with the Merger.

Very truly yours,
COLUMBIA FINANCIAL ADVISORS, INC.
By:	/s/ ROBERT J. ROGOWSKI Robert J. Rogowski Principal

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Appendix D

Opinion of D.A. Davidson & Co.

October 21, 2003

Board of Directors
BNW Bancorp, Inc.
100 Grand Avenue
Bellingham, WA 98225

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock (the "Company Common Stock") of BNW Bancorp, Inc. (the "Company"), of the Exchange Ratio (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and between the Company and Pacific Financial Corporation ("Pacific"). As more fully described in the Merger Agreement, the Company will merge with Pacific (the "Merger"), and each outstanding share of the Company Common Stock will be converted into the right to receive 0.85 shares (the "Exchange Ratio") of common stock of Pacific ("Pacific Common Stock"). In addition, the holders of Company stock options will have their options to acquire Company Common Stock automatically converted into options to purchase Pacific Common Stock as provided in the Merger Agreement. The complete terms of the Merger are described in the Merger Agreement, and this summary is qualified in its entirety by reference thereto.

In arriving at our opinion, we reviewed (i) the Merger Agreement, and exhibits thereto; (ii) certain financial statements and other historical financial and business information about the Company and Pacific made available to us from published sources and/or from the internal records of the Company and Pacific; (iii) certain financial assumptions and forecasts of the Company; (iv) certain financial assumptions and forecasts of Pacific; (v) the publicly reported summary of historical prices and trading activity for the Company's and Pacific's common stock, including a comparison of certain financial and stock market information for the Company and Pacific with similar publicly available information for certain other companies, the securities of which are publicly traded; (vi) the financial terms of certain other similar transactions recently effected, to the extent publicly available; (vii) the current market environment generally and the banking industry environment in particular; (viii) the pro forma financial impact of the Merger; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In addition, we have had discussions with the management and other representatives and advisors of the Company and Pacific concerning the business, financial condition, results of operations and prospects of the Company and Pacific.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Pacific, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of the Company or Pacific. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Pacific as to the future financial performance of the Company, Pacific or the combined entity, as the case may be, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized. We have not reviewed individual credit files, and we are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses.

D-1

We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger. We express no view as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter. We are expressing no opinion as to what the value of Pacific's common stock will be when issued to the Company's shareholders pursuant to the Merger Agreement or the prices at which Pacific's or the Company's common stock may trade at any time.

We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions and other corporate transactions. We are familiar with the market for publicly traded banks, savings institutions and bank and savings institution holding companies. In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company, for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We do not make a market in the common stock of the Company or Pacific nor do we publish a research recommendation on the Company's or Pacific's common stock.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation of the Merger to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission or bank regulatory agencies in connection with the Merger.

Very truly yours,
D.A. DAVIDSON & CO.
/s/ Albert V. Glowasky Albert V. Glowasky Managing Director

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Under RCW Sections 23B.08.510 to 23B.08.570 of the Washington Business Corporation Act (the "Act"), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") is indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. Those sections of the Act also provide that a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if:

  •
  the Indemnitee's conduct was in good faith,

  •
  the Indemnitee acted in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to the corporation's best interest,

  •
  the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding,

  •
  the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and

  •
  the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit.

        Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        Pursuant to the registrant's articles of incorporation, the registrant will indemnify each of its present and former directors (including directors who are also officers), and present and former nonemployee directors of the registrant's subsidiaries, for expenses, settlements, judgments, penalties, and fines in suits to which such person is or was made or threatened to be made a party by reason of the fact that he or she is or was a director of the registrant or a subsidiary. Under the registrant's articles, the registrant may not give indemnification if the acts or omissions of the director:

  •
  are adjudged to involve intentional misconduct or a knowing violation of law,

  •
  if the director is liable to the registrant for an unlawful distribution, or

  •
  if the director participated in a transaction with the registrant in which he or she personally received a benefit to which he or she was not legally entitled.

        In addition, the registrant's articles provide that the directors of the registrant (including directors who are also officers) and nonemployee directors of its subsidiaries shall not be personally liable for monetary damages to the registrant or its shareholders for certain breaches of their fiduciary duty as directors, except for liabilities that involve:

  •
  their intentional misconduct or a knowing violation of law,

  •
  their authorization of illegal distributions, or

  •
  receipt of an improper personal benefit from their actions as directors.

        In proceedings instituted by a federal banking agency, indemnification may only be provided to the extent permitted by the federal and state laws and regulations governing financial institutions.

        The Act provides that any director held liable for the unlawful payment of a dividend or other distribution of assets of the registrant shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Act or the articles and (b) each director who voted for or assented to the dividend or distribution without complying with specified standards of conduct.

        The registrant carries insurance coverage for its directors and officers against certain liabilities that they may incur in their capacity as directors or officers of the registrant.

Item 21. Exhibits and Financial Statement Schedules

        (a)   The exhibits are listed on the accompanying "Exhibit Index."

        (b)   Financial Statement Schedules. None

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any additional or changed information on the plan of distribution;

          (2)   For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

          (3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (e)   Insofar as indemnification for laibilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (f)    (1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requrements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aberdeen, Washington, on December 4, 2003.

PACIFIC FINANCIAL CORPORATION

By:	/s/ Dennis A. Long Dennis A. Long President, Chief Executive Officer, and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the 4th day of December, 2003.

Signature	Title

/s/ Dennis A. Long Dennis A. Long	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ John Van Dijk John Van Dijk	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

*Joseph A. Malik	Director (Chairman of the Board)
*Gary C. Forcum	Director
*Susan C. Freese	Director
*Duane E. Hagstrom	Director
*Robert A. Hall	Director
*Edwin Ketel	Director
*Randy W. Rognlin	Director
*Randy Rust	Director
*Douglas M. Schermer	Director
*Sidney R. Snyder	Director
*Walter L. Westling	Director
*David L. Woodland	Director
*Robert J. Worrell	Director

*By	/s/ John Van Dijk John Van Dijk, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger between the registrant and BNW Bancorp, Inc., dated as of October 22, 2003 (included in this registration statement as Appendix A to the joint proxy statement/prospectus)
4.1	Restated Articles of Incorporation(1)
4.2	Bylaws(2)
5	Opinion of Miller Nash LLP regarding the securities being registered
8	Opinion of Miller Nash LLP regarding federal income tax matters
10.1	Voting Agreement and Resignation by and among BNW Bancorp, Inc., the registrant, and each BNW Bancorp director, dated October 22, 2003
10.2	Employment Agreement with Dennis A. Long dated January 2, 2003(3)
10.3	Employment Agreement with John Van Dijk dated January 2, 2003(3)
10.4	Bank of the Pacific Incentive Stock Option Plan(4)
10.5	The Bank of Grays Harbor Incentive Stock Option Plan(4)
10.6	2000 Stock Incentive Compensation Plan(5)
10.7	Bonus Program for Officers(6)
10.8	The Bank of Grays Harbor Employee Deferred Compensation Plan(6)
10.9	Employment Agreement with Bruce D. MacNaughton dated January 2, 2003(3)
10.10	Employment Agreement of Donald Zimmerman, dated October 22, 2003
10.11	Employment Agreement of Philippe Swaab, dated October 22, 2003
23.1	Consent of McGladrey & Pullen LLP with respect to financial statements of the registrant
23.2	Consent of Moss Adams LLP with respect to financial statements of BNW Bancorp, Inc.
23.3	Consent of Miller Nash LLP for opinion on legality(7)
23.4	Consent of Miller Nash LLP for tax opinion(8)
23.5	Consent of Columbia Financial Advisors, Inc., the registrant's financial advisor(9)
23.6	Consent of D.A. Davidson & Co., the financial advisor to BNW Bancorp, Inc.
24	Power of attorney of certain officers and directors of the registrant
99.1	Form of proxy to be mailed to shareholders of the registrant
99.2	Form of proxy to be mailed to shareholders of BNW Bancorp, Inc.
99.3	Rule 438 consent of John R. Ferlin
99.4	Rule 438 consent of G. Dennis Archer
99.5	Rule 438 consent of Stewart L. Thomas

(1)
Incorporated by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(2)
Incorporated by reference to Exhibit 2b to Form 8-A filed by the registrant and declared effective on March 7, 2000 (Registration No. 000-29329).

(3)
Incorporated by reference to Exhibits 10.1, 10.2 and 10.8 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

(4)
Incorporated by reference to Exhibits 10.7 and 10.8 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

(5)
Incorporated by reference to Exhibits 10.1 and 10.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(6)
Incorporated by reference to Exhibit 10.10 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(7)
Contained in Exhibit 5.

(8)
Contained in Exhibit 8.

(9)
Included in the opinion of Columbia Financial Advisors, Inc., included with this registration statement as Appendix C to the joint proxy statement/prospectus.

QuickLinks

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT JOINT PROXY STATEMENT/PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
SUMMARY
FORWARD-LOOKING STATEMENTS
SELECTED FINANCIAL DATA
SELECTED UNAUDITED COMPARATIVE PER SHARE DATA
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION
RISK FACTORS
BACKGROUND OF AND REASONS FOR THE MERGER
PACIFIC FINANCIAL SPECIAL MEETING
BNW BANCORP SPECIAL MEETING
THE MERGER
BUSINESSES OF THE PARTIES TO THE MERGER
Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential (Dollars in Thousands)
Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential (Dollars in Thousands)
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Pacific Financial Corporation/BNW Bancorp Inc. Notes to Unaudited Pro Forma Combined Financial Statements (dollars in thousands, except share data)
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
INFORMATION ABOUT NEW DIRECTORS OF PACIFIC FINANCIAL
DESCRIPTION OF PACIFIC FINANCIAL CAPITAL STOCK
COMPARISON OF SHAREHOLDERS' RIGHTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
LEGAL OPINIONS
EXPERTS
SHAREHOLDER PROPOSALS
OTHER MATTERS
BNW BANCORP FINANCIAL STATEMENTS
BNW BANCORP, INC. AND SUBSIDIARY BALANCE SHEET
BNW BANCORP, INC. AND SUBSIDIARY STATEMENT OF INCOME (Unaudited)
BNW BANCORP, INC. AND SUBSIDIARY STATEMENT OF CASH FLOWS (Unaudited)
Notes to Unaudited Interim Consolidated Financial Statements
Independent Auditor's Report
Balance Sheet As of December 31, 2002 and 2001
Statement of Income For the years ended December 31, 2002 and 2001
Statement of Changes in Stockholders' Equity & Comprehensive Income For the years ended December 31, 2002 and 2001
Statement of Cash Flows For the years ended December 31, 2002 and 2001 Increase (Decrease) in Cash and Cash Equivalents
Notes to Financial Statements
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF NORTHWEST
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PACIFIC
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS
Chapter 23B.13 RCW DISSENTERS' RIGHTS
Opinion of Columbia Financial Advisors, Inc.
Opinion of D.A. Davidson & Co.
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX